As filed with the Securities and Exchange Commission on October 13, 1998
                                               Registration File No.____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549
                          -----------------------------
                                    FORM S-4
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                             Synovus Financial Corp.
             (Exact Name of registrant as specified in its charter)

   Georgia                             6022                      58-1134883
(State or other                 (Primary Standard               (I.R.S. Employer
 jurisdiction of                     Industrial                   Identification
 incorporation of                Classification                   Number)
 organization)                    Code Number)
                          Suite 301, One Arsenal Place
                                901 Front Avenue
                             Columbus, Georgia 31901
                                 (706) 649-2387
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ------------------------------------
        Kathleen Moates, Senior Vice President and Deputy General Counsel
                             Synovus Financial Corp.
                          Suite 202, One Arsenal Place
                                901 Front Avenue
                             Columbus, Georgia 31901
                                 (706) 649-4818

 (Name, Address, including zip code, and Telephone Number of Agent for Service)

          Approximate date of commencement of the proposed sale of the securities to the public:

       The date of mailing the Proxy Statement/Prospectus to the shareholders of Georgia Bank & Trust.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. _____

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ______



                            CALCULATION OF REGISTRATION FEE

Title of                          Proposed             Proposed
each class of        Amount       maximum              maximum
securities           to be        offering             aggregate           Amount of
to be registered     registered   price per unit       offering price      registration fee
-------------------------------------------------------------------------------------------
Common Stock         1,811,284           <F1>                 <F1>          $41,560
$1.00 par value

Common Stock
Rights               1,811,284           <F2>                 <F2>            <F2>

----------------------

<F1>   Determined pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Based upon the book value of common stock of Georgia Bank & Trust at June 30, 1998, there being 523,311 shares of such stock issued and outstanding on that date, having an aggregate book value on that date of approximately $14,088,000.

<F2>   The Common Stock Rights (the "Rights") are attached to and trade with the common stock of Synovus Financial Corp. The value, if any, attributable to the Rights is reflected in the market price of the common stock of Synovus Financial Corp.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              GEORGIA BANK & TRUST
                               135 Bryant Parkway
                             Calhoun, Georgia 31707

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

        The Boards of Directors of Georgia Bank & Trust and Synovus Financial Corp. have agreed on a merger which will result in Georgia Bank & Trust being operated as a subsidiary of Synovus Financial Corp. Before we can complete this merger, the agreement must be approved by Georgia Bank & Trust's shareholders. We are sending you this Proxy Statement/Prospectus to ask to you to vote in favor of the merger.

        Georgia Bank & Trust's shareholders will receive 3.4612 shares of common stock of Synovus Financial Corp. for each Georgia Bank & Trust share they own just before the merger.

        Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

        The special meeting of Georgia Bank & Trust shareholders will be held at Georgia Bank & Trust's main office at 135 Bryant Parkway, Calhoun, Georgia at 4:15 p.m., local time, on ____________, 1998.

        This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully.

        We are enthusiastic about this merger and join with all of the other directors in our unanimous recommendation that you vote in favor of the merger.

James A. Franklin                    T. Larry Roye
Chairman of the Board                President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

           This Proxy Statement/Prospectus is dated ___________, 1998 and was first mailed to shareholders on or about ________, 1998.




         We have not authorized anyone to give any information or make any representations about the merger or our companies that differs from, or adds to, the information in this Proxy Statement/Prospectus or in the documents that are publicly filed by Synovus Financial Corp. with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

         This Proxy Statement/Prospectus does not relate to any resale of Synovus Financial Corp. common stock received by any person upon consummation of the merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

         If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement/Prospectus does not extend to you.

         The information contained in this Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

         Information in this Proxy Statement/Prospectus about Synovus Financial Corp. has been supplied by Synovus Financial Corp. and information about Georgia Bank & Trust has been supplied by Georgia Bank & Trust. This Proxy Statement/Prospectus incorporates important business and financial information about Synovus Financial Corp. that is not included in or delivered with it. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from:

                             Synovus Financial Corp.
                                901 Front Avenue
                                    Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706)649-2267




                                  GEORGIA BANK & TRUST
                        NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        Georgia Bank & Trust will hold a special meeting of its shareholders at Georgia Bank & Trust's main office at 135 Bryant Parkway, Calhoun, Georgia, at 4:15 p.m., local time, on _________, 1998 to vote on:

1. An Agreement and Plan of Merger, dated September 15, 1998, among Georgia Bank & Trust, Synovus Financial Corp., and Interim Synovus Corp., which is a new wholly-owned subsidiary of Synovus Financial Corp., and the transactions contemplated by the Agreement and Plan of Merger. These transactions include the merger of Georgia Bank & Trust with Interim Synovus Corp., with Georgia Bank & Trust being the survivor of the merger, and all matters necessary or incidental to the merger; and

2. Any other matters that may properly come before the special meeting or any adjournment thereof.

        Only shareholders of record at the close of business on ____________, 1998 will be entitled to receive notice of and to vote at the special meeting or any adjournment thereof.

        Georgia Bank & Trust shareholders will have the right to dissent to the merger and receive payment in cash for the fair value of their shares of Georgia Bank & Trust common stock by following the procedures set forth in sections 14-2-1301 et. seq. of the Official Code of Georgia Annotated, as amended. A copy of these sections is attached as Appendix "B" to the enclosed Proxy Statement/Prospectus.

Calhoun, Georgia                   T. Larry Roye
____________, 1998                 President and Chief Executive Officer


Please complete, sign, date, and promptly return the accompanying proxy in the enclosed envelope, whether or not you plan to attend the special meeting. The enclosed envelope requires no postage if you mail it in the United States.

                              --------------------

The Board of Directors of Georgia Bank & Trust unanimously recommends that you vote FOR approval of the Agreement and Plan of Merger and authorization of the merger.






                                TABLE OF CONTENTS

Caption                                                            Page

SUMMARY..............................................................1
        The Companies and Their Businesses...........................1
        The Merger...................................................1
        What Georgia Bank Shareholders Will Receive..................1
        Our Reasons for the Merger...................................2
        Opinion of Financial Advisor.................................2
        Georgia Bank Special Shareholders' Meeting...................3
        Recommendation to Shareholders...............................3
        Dissenters' Rights...........................................3
        Vote Required to Approve the Merger..........................3
        Interests of Certain Persons
          in the Merger..............................................3
        Conditions to the Merger; Regulatory Approvals...............4
        Accounting Treatment as Additional Condition to the Merger...4
        Tax Opinion..................................................4
        Effective Date of Merger.....................................5
        Waiver and Amendment.........................................5
        Termination of Merger Agreement..............................6
        Effect of Merger on Rights of Georgia Bank Shareholders......6
        Comparative Market Price Information.........................6

UNAUDITED COMPARATIVE PER SHARE AND
  SELECTED FINANCIAL DATA............................................7
RISK FACTORS.........................................................9
        Fixed Merger Consideration Despite Potential
          Change in Stock Price......................................9
        A Warning About Forward-Looking Statements...................9

THE SPECIAL MEETING.................................................10
        General Information.........................................10
        Voting Information..........................................10

THE MERGER..........................................................11
        The Merger Agreement........................................12
        Terms of the Merger.........................................12
        Background of and Reasons for the Merger....................13
        Opinion of Financial Advisor................................14
        Conditions to the Merger....................................18
        Regulatory Approvals........................................19
        Waiver and Amendment........................................20
        Termination.................................................20
        Interests of Certain Persons in the Merger..................20
        Employee Benefits...........................................22
        Tax Opinion.................................................22
        Accounting Treatment........................................23
        Expenses....................................................23

                                        i




        Resales of Synovus Common Stock.............................23
        NYSE Listing................................................24

DESCRIPTION OF STOCK AND EFFECT OF MERGER
  ON RIGHTS OF GEORGIA BANK SHAREHOLDERS............................24
        Synovus Common Stock........................................26
        Voting Rights - Certain Anti-Takeover
          Effects - The Voting Amendment............................26
        The Rights Plan.............................................27
        Staggered Board of Directors; Supermajority Approvals.......30
        Evaluation of Business
          Combinations..............................................31
        Georgia Bank Common Stock...................................31
        Dissenters' Rights..........................................31
        Conduct of Business of Georgia Bank
          and Synovus Pending the Merger............................33

DESCRIPTION OF SYNOVUS..............................................34
        Business....................................................34
        Management and Additional Information.......................35

REGULATORY MATTERS..................................................35
        General.....................................................35
        Dividends...................................................36
        Capital Requirements........................................37
        Commitments to Subsidiary Banks.............................39
        Prompt Corrective Action....................................39
        Safety and Soundness Standards..............................40
        Depositor Preference Statute................................41

DESCRIPTION OF GEORGIA BANK.........................................41
        Background..................................................41
        Business....................................................41
        Georgia Bank Common Stock Owned by Management...............42
        Management's Discussion and Analysis of
          Financial Condition and Results of Operations.............44

EXPERTS.............................................................65
        Synovus.....................................................65
        Georgia Bank................................................65

OTHER MATTERS.......................................................65
SHAREHOLDER PROPOSALS...............................................65
WHERE YOU CAN FIND MORE INFORMATION.................................65
PRO FORMA FINANCIAL INFORMATION.....................................67
INDEX TO FINANCIAL STATEMENTS.......................................68
Appendix "A" - Agreement and Plan of Merger
Appendix "B" - Section 14-2-1301 et. seq. of the Official Code of Georgia
               Annotated, as amended, relating to the rights of dissenting shareholders
Appendix "C" - Opinion of Stevens & Company
Appendix "D" - Tax Opinion of KPMG Peat Marwick LLP

                                       ii



                                     SUMMARY

        This summary highlights selected information contained in this Proxy Statement/Prospectus and related documents. Because this is a summary, it does not contain all of the information that may be important to you. To understand the merger fully, you should read this entire document and other documents we have referred you to.

The Companies and their Businesses

                             Synovus Financial Corp.
                          Suite 301, One Arsenal Place
                                901 Front Avenue
                             Columbus, Georgia 31901
                                  (706) 649-2387

        Synovus Financial Corp. ("Synovus") is a multi-financial services company. Synovus is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of June 30, 1998, Synovus had total assets of about $9.4 billion, total deposits of $7.8 billion, shareholders' equity of $954 million, and net loans of $6.6 billion. Synovus and its 35 commercial banking affiliates presently provide banking services at approximately 230 offices located in the States of Georgia, Alabama, Florida and South Carolina. Synovus also owns nonbanking subsidiaries, including a full service brokerage firm and an 80.7% interest in Total System Services, Inc. Total System Services, Inc. is a bankcard data processing company whose stock is traded on the New York Stock Exchange ("NYSE"). See "DESCRIPTION OF SYNOVUS" (page 34).

                              Georgia Bank & Trust
                               135 Bryant Parkway
                             Calhoun, Georgia 31707
                                 (706) 625-2265

        Georgia Bank & Trust ("Georgia Bank") is a commercial bank, organized and existing under the laws of the State of Georgia. As of June 30, 1998, Georgia Bank had total assets of about $172.6 million, total deposits of $154.8 million, total shareholders' equity of $14.1 million and net loans of $117.4 million. See "DESCRIPTION OF GEORGIA BANK" (page 41).

The Merger

        Georgia Bank will be merged with Interim Synovus Corp., with Georgia Bank being the survivor of the merger.

What Georgia Bank Shareholders Will Receive

        If the merger is completed, all holders of the $5.00 par value common stock of Georgia Bank, except for dissenting shareholders, will receive 3.4612 shares of the $1.00 par value common stock of Synovus for each share of Georgia Bank common stock held of record (the "Per Share Exchange Ratio").

                                        1




        No fractional shares of Synovus common stock will be issued in connection with the merger. Cash (without interest) will be paid instead of issuing fractional shares. See "THE MERGER - Terms of the Merger" (page 12).

Our Reasons for the Merger

        The Board of Directors of Georgia Bank considered a variety of factors in evaluating the merger. These factors included the following:

        (i) the value of the consideration to be received by Georgia Bank shareholders relative to the book value and earnings per share of Georgia Bank common stock;

        (ii) information concerning the financial condition, results of operations and business prospects of Synovus;

        (iii) the financial terms of recent business combinations in the financial services industry;

        (iv) the alternatives to the merger, including remaining an independent institution;

        (v) the competitive and regulatory environment for financial institutions generally;

        (vi) the fact that the merger will enable Georgia Bank shareholders to exchange their shares of Georgia Bank common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

        (vii) the opinion of Stevens & Company that the consideration to be received by Georgia Bank shareholders as a result of the merger is fair from a financial point of view.

        The Board of Directors of Synovus, after careful study and evaluation of relevant factors, believes the merger will provide Synovus with expanded market opportunities for profitable long-term growth. The Synovus Board believes that the merger will result in the integration of a well-suited and well-positioned banking organization into Synovus' existing organization. See "THE MERGER - Background of and Reasons for the Merger" (page 13).

Opinion of Financial Advisor

        Georgia Bank's financial advisor, Stevens & Company, has rendered its opinion to Georgia Bank's Board of Directors that the Per Share Exchange Ratio is fair from a financial point of view to Georgia Bank and its shareholders. A copy of the opinion is attached to this Proxy Statement/Prospectus as Appendix "C." We urge you to read the opinion in its entirety to understand the assumptions made, other matters considered and the reviews undertaken. See "THE MERGER - Opinion of Financial Advisor" (page 14).

                                        2



Georgia Bank Special Shareholders' Meeting

        The special meeting called to consider the merger will be held at 4:15 p.m., local time, on _________, 1998 at Georgia Bank's main office at 135 Bryant Parkway, Calhoun, Georgia 31707. Only shareholders of record of Georgia Bank common stock at the close of business on _______, 1998, will be entitled to receive notice of and to vote at the special meeting. See "THE SPECIAL MEETING" (page 10).

Recommendation to Shareholders

        The Board of Directors of Georgia Bank has determined that the merger is in the best interests of the shareholders of Georgia Bank and has approved the Merger Agreement. Accordingly, the Board of Directors unanimously recommends that the shareholders of Georgia Bank vote FOR the Merger Agreement. See "THE MERGER - Background of and Reasons for the Merger" (page 13).

Dissenters' Rights

        The Georgia Business Corporation Code entitles shareholders of Georgia Bank common stock to statutory dissenters' rights of appraisal with respect to the merger. You may lose these dissenters' rights if you do not precisely follow the statutory procedure for exercising dissenters' rights. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF GEORGIA BANK SHAREHOLDERS - Dissenters' Rights" (page 31).

Vote Required to Approve the Merger

        The holders of two-thirds of the issued and outstanding shares of Georgia Bank common stock entitled to vote at the special meeting must approve the Merger Agreement and authorize the merger. The holders of Georgia Bank common stock are entitled to one vote on each matter to be considered and voted on at the special meeting for each share of Georgia Bank common stock held by them of record at the close of business on _________, 1998.

        As of _______, 1998, Georgia Bank's present directors, executive officers and their affiliates had the power to vote, or direct the voting of, approximately 17% of the outstanding shares of Georgia Bank common stock. We expect that all shares of Georgia Bank common stock as to which Georgia Bank's directors, executive officers and their affiliates control the voting power will be voted to approve the Merger Agreement and the merger. Approval of the merger by the holders of Synovus common stock is not required and will not be sought. See "THE SPECIAL MEETING - Voting Information" (page 10).

Interests of Certain Persons in the Merger

        Certain executive officers and directors of Georgia Bank have interests in the merger that are different from your interests. Two current officers of Georgia Bank, Larry Roye and Lamar Harrison, have entered into employment agreements with Synovus providing for their continued employment by Georgia Bank for three years following the merger. Also, Synovus will honor the indemnification arrangements and benefit obligations which apply to the officers and

                                        3



directors of Georgia Bank. The Board of Directors of Georgia Bank was aware of these interests and took them into account in approving the Merger Agreement. See "THE MERGER Interests of Certain Persons in the Merger" (page 20).

Conditions to the Merger; Regulatory Approvals

        Consummation of the merger is subject to various conditions, including:

        (i)    receipt of Georgia Bank shareholder approval;

        (ii)   receipt of the necessary regulatory approvals;

        (iii) receipt of an opinion from KPMG Peat Marwick LLP regarding certain tax aspects of the merger (which has been satisfied);

        (iv) receipt of assurances that the merger qualifies for pooling of interests accounting treatment; and

        (v) satisfaction of other customary closing conditions.

        The regulatory approvals and consents necessary to consummate the transactions contemplated by the Merger Agreement include the approval of the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Federal Deposit Insurance Corporation ("FDIC") and the Department of Banking and Finance of the State of Georgia ("Georgia Banking Department"). Applications have been submitted for such approvals. Neither the Federal Reserve, the FDIC nor the Georgia Banking Department has approved the merger at this time. See "THE MERGER - Conditions to the Merger" (page 18) and "- Regulatory Approvals" (page 19).

Accounting Treatment as Additional Condition to the Merger

        We expect the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been one company for accounting and financial reporting purposes. Both Synovus and Georgia Bank have the right not to complete the merger if they do not receive a letter from Synovus' independent public accountants that the merger will qualify as a "pooling of interests" See "THE MERGER - Accounting Treatment" and " Resales of Synovus Common Stock" (page 23).

Tax Opinion

        Synovus and Georgia Bank have received a tax opinion from KPMG Peat Marwick LLP, Certified Public Accountants. The tax opinion states that, for federal income tax purposes:

        (i) the merger will constitute a "reorganization" within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Tax Code");

                                        4


       (ii) the basis of Synovus common stock to be received by each Georgia Bank shareholder will be the same as the basis of Georgia Bank common stock surrendered in exchange; and

       (iii) the holding period of Synovus common stock will include the holding period of the Georgia Bank common stock exchanged, if the Georgia Bank common stock is held as a capital asset at the effective date of the merger.

        The tax opinion also states that, for federal income tax purposes, the shareholders of Georgia Bank will not recognize gain or loss on the exchange in the merger of their Georgia Bank common stock for Synovus common stock, except that Georgia Bank shareholders could recognize gain or loss:

        (i) to the extent of any cash paid in lieu of fractional shares or any cash paid to those Georgia Bank shareholders who perfect their statutory dissenters' rights against the merger; and

       (ii) to the extent that the Share Purchase Rights, which are described on pages 27 through 30 of this Proxy Statement/Prospectus, are determined to be other property within the meaning of Section 356 of the Tax Code, as described on page 12 of the tax opinion which is attached to this Proxy Statement/Prospectus as Appendix "D").

        All Georgia Bank shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable tax laws. See "THE MERGER - Tax Opinion" (page 22).

Effective Date of Merger

        The merger will become effective when a certificate of merger is filed with the Secretary of State of Georgia, or on such later date as the certificate of merger may specify. Subject to the conditions specified in the Merger Agreement, the parties anticipate that the merger will become effective during December, 1998. There can be no assurances, however, as to whether or when the merger will occur. See "THE MERGER - Conditions to the Merger" (page 18) and "Regulatory Approvals" (page 19).

Waiver and Amendment

        Prior to the effective date of the merger, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. Except as limited by law, the Merger Agreement may be amended at any time by an agreement in writing between Synovus and Georgia Bank after approval of their respective Boards of Directors. See "THE MERGER - Waiver and Amendment" (page 20).

                                        5



Termination of Merger Agreement

        The Merger Agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of Synovus and Georgia Bank if the Board of Directors of each company approves termination by a vote of a majority of the members of its entire board. Georgia Bank may terminate the Merger Agreement if the average closing price of Synovus common stock on the NYSE during the 20 trading days ending on the fifth business day preceding the date of the Georgia Bank shareholders' meeting called to consider the merger is less than $21.00 per share. Similarly, Synovus may terminate the Merger Agreement if the average closing price of Synovus common stock on the NYSE during the same period is more than $25.67 per share. The Merger Agreement may also be terminated by either company under certain other circumstances. See "THE MERGER - Termination" (page 20).

Effect of Merger on Rights of Georgia Bank Shareholders

        On the effective date of the merger, Georgia Bank shareholders (other than Georgia Bank shareholders who exercise their statutory dissenters' rights against the merger) will automatically become shareholders of Synovus. At that time, their rights as shareholders of Synovus will be determined by the Georgia Business Corporation Code and by Synovus' Articles of Incorporation and bylaws. The rights of shareholders of Synovus differ from the rights of shareholders of Georgia Bank with respect to certain important matters, including: (i) the required shareholder votes as to certain matters, (ii) Synovus' Share Purchase Rights Plan, and (iii) Synovus' Voting Rights Amendment which entitles certain of its shareholders to ten votes per share. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF GEORGIA BANK SHAREHOLDERS" (page 24).

Comparative Market Price Information

        The common stock of Synovus is traded on the NYSE. On April 17, 1998, the last business day preceding the public announcement of the merger, Synovus common stock closed at $24.33. On _________, 1998, the closing price for Synovus common stock was $____.

        On September 30, 1998, there were 791 shareholders of record of Georgia Bank common stock. No established trading market for Georgia Bank common stock exists. Transactions in Georgia Bank common stock are infrequent and are negotiated privately between the persons involved in these transactions. These transactions are not reported on an exchange or other organized trading system. For these reasons, Georgia Bank does not have reliable data regarding recent trading activity in Georgia Bank common stock. To the best knowledge of management of Georgia Bank, its stock has traded at prices as high as $30 per share. The last transaction in Georgia Bank common stock prior to announcement of the merger took place in October 1997, but management does not know the price at which the shares traded.

        The following table sets forth the closing price for Synovus common stock on April 17, 1998 and the estimated sale price for Georgia Bank common stock.

        The table also sets forth the "Georgia Bank Common Stock Equivalent." This number represents the closing price of Synovus common stock on April 17, 1998 and _____, 1998,

                                        6



multiplied by 3.4612, which is the number of shares of Synovus common stock which will be traded for one share of Georgia Bank common stock in the merger.


                                                    Georgia Bank              Georgia Bank
                          Synovus Common            Common Stock              Common Stock
                          Stock                     (Estimated price)         Equivalent
                          --------------            -----------------         ---------------
April 17, 1998                    $24.33                    $30.00                 $84.21

_____, 1998


        You should obtain current stock price quotations for Synovus common stock. The market price of Synovus common stock likely will fluctuate before and after completion of the merger. No assurances can be given as to the market price of Synovus common stock or Georgia Bank common stock at, or in the case of Synovus common stock after, the effective date of the merger.

               UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

       The following tables show summary historical financial data for Synovus and Georgia Bank and also show similar information reflecting the merger of Synovus and Georgia Bank (which is referred to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, it was assumed that Synovus and Georgia Bank had been merged throughout those periods. The pro forma financial information does not include the effects of recently completed or other pending immaterial acquisitions by Synovus. The following tables show information about Synovus and Georgia Bank's net income per diluted share, dividends per share and book value per share, and similar pro forma information.

        The tables were prepared assuming that Synovus will treat Georgia Bank as if it had always been combined with Synovus for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "pro forma equivalent" for Georgia Bank was computed by multiplying the pro forma amounts by the Per Share Exchange Ratio of 3.4612. This information reflects the fact that Georgia Bank shareholders will receive more than one share of Synovus common stock for each share of Georgia Bank common stock they own before the Merger.

        The pro forma information, while helpful in illustrating the financial characteristics of the continuation of Synovus and Georgia Bank under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how Synovus and Georgia Bank would actually have performed had the companies been combined throughout these periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included.

        The information in the following tables is based on the historical financial information that Synovus has presented in its prior filings with the Securities and Exchange Commission and the historical financial information for Georgia Bank included in this Proxy Statement/Prospectus. When you read the summary financial information provided in the

                                        7




following tables, you should also read the historical financial information provided in this document, which you can find beginning at page F-1, as well as the historical financial information in the other documents to which Synovus refers. See "WHERE YOU CAN FIND MORE INFORMATION" on page 65.

                       [Rest of page intentionally blank]

The following table reflects the issuance of 1,811,284 shares of Synovus common stock pursuant to the Per Share Exchange Ratio of 3.4612 shares of Synovus common stock for each share of Georgia Bank common stock currently outstanding.



                                        8


                                                                                     As of and For The
                                                       Six Months                    Years Ended
                                                       Ended                          December 31,
                                                       June 30, 1998        1997            1996            1995
                                                       --------------------------------------------------------------------------
                                                       (Unaudited)         (Unaudited except Synovus and Georgia Bank Historical)

NET INCOME PER COMMON SHARE - BASIC

Historical:

    Synovus                                             $  0.32             0.63           0.53               0.44

    Georgia Bank                                           2.39             4.03           3.67               3.19

Pro forma combined                                         0.33             0.63           0.54               0.45

Pro forma equivalent per common Georgia Bank share <F1>    1.14             2.18           1.87               1.56




NET INCOME PER COMMON SHARE - ASSUMING DILUTION


Historical:
    Synovus                                                0.32             0.62           0.53               0.44

    Georgia Bank                                           2.39             4.03           3.51               3.07

Pro forma combined                                         0.32             0.63           0.53               0.44

Pro forma equivalent per common Georgia Bank share <F1>    1.11             2.18           1.83               1.52


CASH DIVIDENDS DECLARED PER COMMON SHARE

Historical:

    Synovus                                                0.15             0.24           0.19               0.16

    Georgia Bank                                           1.00             0.90           0.80               0.70

Equivalent per common Georgia Bank share <F2>              0.52             0.83           0.66               0.55


BOOK VALUES PER COMMON SHARE AT PERIOD END


Historical:

    Synovus                                                3.63             3.44

    Georgia Bank                                          26.92            25.54

Pro forma combined                                         3.66             3.47

Pro forma equivalent per common Georgia Bank share <F1>   12.67            12.01


<F1> Determined by  multiplying  the pro forma amounts by the Exchange  Ratio of
     3.4612:1.

<F2> Determined by multiplying the Synovus  historical cash dividends  declared per share by the Exchange Ratio of 3.4612:1.


                                      8.1


                            SYNOVUS FINANCIAL CORP.
                            Selected Financial Data
                 (Dollars in thousands, except per share data)

                                                      Six Months Ended
                                                            June 30,
                                                          (Unaudited)                        Years Ended December 31,
                                                  ----------------------------------------------------------------------------------
                                                      1998          1997       1997       1996       1995       1994        1993
                                                  ----------------------------------------------------------------------------------

Net interest income                               $  214,002      200,763    412,389    374,874    341,875    301,231     263,213

Provision for losses on loans                     $   14,598       15,280     32,296     31,766     25,787     25,387      24,924

Income before extraordinary item                  $   85,425       75,129    165,236    139,604    114,583     89,452      80,379

Net income                                        $   85,425       75,129    165,236    139,604    114,583     89,452      77,467

Per share data:

   Income before extraordinary item - basic       $     0.32         0.29       0.63       0.53       0.44       0.35        0.32

   Income before extraordinary item - assuming
    dilution                                      $     0.32         0.28       0.62       0.53       0.44       0.35        0.32

   Net income - basic                             $     0.32         0.29       0.63       0.53       0.44       0.35        0.31

   Net income - assuming dilution                 $     0.32         0.28       0.62       0.53       0.44       0.35        0.31

   Cash dividends declared                        $     0.15         0.12       0.24       0.19       0.16       0.13        0.11

   Book value per share                           $     3.63         3.17       3.44       2.99       2.66       2.27        2.17

Long-term debt                                    $  123,484      127,239    126,174     97,283    106,815    139,811     143,481

Average total equity                              $  928,801      802,207    834,726    730,541    639,426    566,562     505,027

Average total assets                              $9,276,934    8,641,807  8,815,423  8,135,587  7,498,299  6,782,659   6,141,794

Ratios:

   Return on assets before extraordinary item <F1>      1.86 %       1.75       1.87       1.72       1.53       1.32        1.31

   Return on assets after extraordinary item <F1>       1.86         1.75       1.87       1.72       1.53       1.32        1.26

   Return on equity before extraordinary item <F1>     18.55        18.89      19.80      19.11      17.92      15.79       15.92

   Return on equity after extraordinary item <F1>      18.55        18.89      19.80      19.11      17.92      15.79       15.34

   Dividend payout ratio                               45.17        41.85      38.10      36.62      36.69      36.90       35.10

   Average equity to average assets                    10.02         9.29       9.47       8.98       8.53       8.35        8.22


<F1>    Ratios for the six month periods have been annualized.

                                     8.2



                              GEORGIA BANK & TRUST
                            Selected Financial Data


                                    Six Months Ended
                                        June 30,                                 Years Ended December 31,
                                  -----------------------------------------------------------------------------------
                                                     (Dollars in Thousands, Except Per Share Amounts)

                                  1998         1997         1997         1996         1995         1994       1993
                                  -----------------------------------------------------------------------------------
Balance Sheet:

Total assets                    $172,599     $142,419     $160,807      $129,787     $107,786      $93,864    $78,377
Loans, net                       117,380       96,051      110,157        88,013       72,218       60,010     46,087
Securities available-for-sale     30,110       25,476       22,375        21,616       18,404       12,240        -
Securities held-to-maturity        7,901        9,195        8,101         9,227        6,275       13,228     25,453
Federal funds sold                 5,200          650        3,430           -            160          460      1,190
Deposits                         154,803      128,610      145,721       117,048       95,973       85,307     70,469
Stockholders' equity              14,088       12,252       13,365        11,218        9,779        8,235      7,532

Operating Data:

Interest income                    6,744        5,533       11,830         9,632        8,342        6,384      5,539
Interest expense                   3,442        2,671        5,752         4,517        3,749        2,333      2,178
Net interest income                3,302        2,862        6,078         5,115        4,593        4,051      3,361
Provision for loan losses            120           60          120           -            -            -          -
Net interest income after
   provision for loan losses       3,182        2,802        5,958         5,115        4,593        4,051      3,361
Other income                         775          566        1,188         1,189          897          647        716
Other expenses                     2,087        1,886        4,064         3,635        3,190        2,682      2,504
Income tax expense                   617          489          985           907          770          646        464
Net income                         1,253          993        2,097         1,762        1,530        1,370      1,109
Basic earnings per share            2.39         1.92         4.03          3.67         3.19         2.86       2.31
Diluted  earnings per share         2.39         1.92         4.03          3.51         3.07         2.76       2.31
Cash dividends
   declared per share               1.00          .90          .90           .80          .70          .60        .30



                                      8.3



                                  RISK FACTORS

        In addition to the other information included in this document, Georgia Bank shareholders should consider the matters described below carefully in determining whether to approve the Merger Agreement and the transactions contemplated by the Merger Agreement.

Fixed Merger Consideration Despite Potential Change in Stock Price

        Upon completion of the merger, each share of Georgia Bank common stock will be converted into the right to receive 3.4612 shares of Synovus common stock. This Per Share Exchange Ratio will not be adjusted if there is an increase or decrease in the price of Synovus common stock. (However, there are termination provisions in the Merger Agreement associated with the price of Synovus common stock. See "THE MERGER - Termination" (page 20)). The price of Synovus common stock when the merger takes place may vary from its price at the date of this document and at the date of the special meeting. Such variations in the price of Synovus common stock may result from changes in the business, operations or prospects of Synovus, market assessments of the likelihood and when the merger will be completed, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, Georgia Bank shareholders will not know the exact value of the Synovus common stock that Georgia Bank shareholders will receive when the merger is completed. You are urged to obtain current market quotations for Synovus common stock.

A Warning About Forward-Looking Statements

        Each company makes forward-looking statements in this document, and in our public documents, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward- looking statements. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. You should consider these risks when you vote on the merger. These possible events or factors include the following:

  (i) our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

  (ii)      we lose more deposits, customers, or business than we expect;

  (iii)     competition in the banking industry increases significantly;

  (iv) our restructuring costs are higher than we expect or our operating costs after the merger are greater than we expect;

  (v) technological changes and systems integration are harder to make or more expensive than we expect;

  (vi)      changes in the interest rate environment reduce our margins;

  (vii)     general economic or business conditions are worse than we expect;

  (viii) legislative or regulatory changes occur which adversely affect our business;

  (ix)      changes occur in business conditions and inflation;

  (x)       changes occur in the securities markets; and

  (xi) we have more trouble obtaining regulatory approvals for the merger than we expect.

                               THE SPECIAL MEETING

General Information

  This Proxy Statement/Prospectus is being furnished to the shareholders of Georgia Bank in connection with the solicitation, by and on behalf of the Board of Directors of Georgia Bank, of proxies for use and to be voted at a special meeting of shareholders of Georgia Bank to be held at 4:15 p.m., local time, on _________, 1998 at Georgia Bank's main office at 135 Bryant Parkway, Calhoun, Georgia 30703, and at any adjournment thereof, and is being mailed on _______, 1998 to the Georgia Bank shareholders entitled to receive notice of and to vote at the special meeting.

  The special meeting has been called by the Board of Directors of Georgia Bank so that Georgia Bank shareholders may consider and vote upon a proposal to merge Interim Synovus Corp., a wholly owned merger vehicle subsidiary of Synovus, with and into Georgia Bank with Georgia Bank as the resulting bank of the merger pursuant to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix "A," and incorporated herein by reference. Upon the effective date of the merger, Georgia Bank shareholders will receive from Synovus 3.4612 shares of Synovus common stock for each of their shares of Georgia Bank common stock.

  No fractional shares of Synovus common stock will be issued in connection with the Merger but rather cash (without interest) will be paid in lieu thereof, with the amount of cash in lieu of fractional shares to be determined based upon the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the merger.

  If and when the Merger is consummated, Georgia Bank will operate as a wholly owned subsidiary of Synovus.

Voting Information

  At the close of business on _______, 1998, the record date for determining shareholders of Georgia Bank common stock eligible to receive notice of and to vote at the special meeting, 523,311 shares of Georgia Bank common stock were issued and outstanding. With respect to all matters to be considered and voted upon at the special meeting, each shareholder of Georgia Bank common stock is entitled to one vote for each share of Georgia Bank common stock he or she holds on the record date.

  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the special meeting. Some proxies may be broker non-votes (marked to indicate that the shares are not being voted on the Merger Agreement). Any proxy authorized to be voted at the meeting (including on routine matters pursuant to the discretionary authority granted to management's proxy) whether or not the proxy is marked to "ABSTAIN" or to effect a broker non-vote, will be counted in establishing a quorum.

  Approval of the Merger Agreement and the authorization of the merger require the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Georgia Bank common stock entitled to vote at the special meeting. Consequently, both abstentions and broker non- votes will have the effect of a vote against the Merger Agreement.

  As of the record date for the special meeting, Georgia Bank's directors, executive officers and their affiliates had the power to vote, or direct the voting of, approximately 17% of the issued and outstanding shares of Georgia Bank common stock entitled to be voted at the special meeting. It is anticipated that all shares of Georgia Bank common stock as to which Georgia Bank's present directors, executive officers and their affiliates control the voting power will be voted FOR approval of the Merger Agreement and the authorization of the merger.

  Shares represented by properly executed proxies, if such proxies are received at or prior to the special meeting and not subsequently revoked, will be voted at the special meeting in accordance with the choice specified therein, or, if no choice is specified therein, will be voted FOR approval of the Merger Agreement and the authorization of the merger. A proxy may be revoked by its maker at any time before it is exercised by: (i) giving written notice of revocation to Faye C. Mashburn or (ii) properly submitting to Georgia Bank a duly executed proxy bearing a later date. Attendance at the special meeting will constitute revocation of the proxy if the maker thereof elects to vote in person.

  The cost of soliciting proxies from holders of Georgia Bank common stock will be borne by Georgia Bank. In addition to use of the mail, Georgia Bank shareholders may be solicited by personal contact, or by telephone, telegraph or other electronic communications, by directors, officers or employees of Georgia Bank, who will receive no additional compensation for these activities. Georgia Bank will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation of proxies.

                                   THE MERGER

  The following is a description of certain provisions of the Merger Agreement, the merger and the consequences of the merger. This description is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Appendix "A" to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read carefully the Merger Agreement, as well as the other appendices, in their entirety.

The Merger Agreement

  The Board of Directors of Georgia Bank has approved, and the proper officers of Georgia Bank have executed and delivered, the Merger Agreement. The Merger Agreement sets forth the terms of the merger and contains: (i) conditions precedent to each party's obligations to consummate the merger; (ii) conditions precedent to Synovus' obligations to consummate the merger; (iii) conditions precedent to Georgia Bank's obligations to consummate the merger; (iv) provisions relating to Georgia Bank's and Synovus' operations pending consummation of the merger; and (v) certain other provisions.

Terms of the Merger

  On the effective date of the merger (which is the date of or to be specified in the certificate to be issued by the Secretary of State of Georgia causing the Merger to become effective), the issued and outstanding shares of Georgia Bank common stock will be converted into shares of Synovus common stock at the Per Share Exchange Ratio. After the effective date, outstanding certificates representing shares of Georgia Bank common stock will represent shares of Synovus common stock.

  Certificates representing shares of Georgia Bank common stock shall be surrendered to Synovus by the holders thereof on or after the effective date of the merger for new certificates representing shares of Synovus common stock. Until so surrendered to Synovus, such certificates which previously represented shares of Georgia Bank common stock will be deemed for all corporate purposes to evidence the ownership of the respective number of shares of Synovus common stock which the holders are entitled to receive upon their surrender to Synovus (except for the payment of dividends, which is subject to the exchange of stock certificates as provided herein).

  Until the stock certificates nominally representing shares of Georgia Bank common stock are surrendered to Synovus in exchange for certificates representing shares of Synovus common stock, no dividends payable as of any date subsequent to the effective date of the merger on the shares of Synovus common stock represented by the Georgia Bank common stock certificates will be paid (however, forms 1099 reporting the payment of such dividends will be filed with the Internal Revenue Service and mailed to each shareholder); but upon the surrender to Synovus of the Georgia Bank common stock certificates, Synovus will pay to the record holders the amount of dividends which previously had become payable, without interest, upon the shares of Synovus common stock represented by the outstanding Georgia Bank common stock certificates.

  Synovus will not issue fractional shares of Synovus common stock in connection with the merger. Instead, Synovus will pay cash (without interest) in lieu of fractional shares, with the amount of cash to be paid in lieu of fractional shares being determined based upon the closing price per share of Synovus common stock on the NYSE on the fifth day immediately preceding the effective date of the merger.

  The delivery of Synovus stock certificates and other amounts may be subject to possible forfeiture under applicable escheat laws if Georgia Bank stock certificates are not surrendered for exchange within the legally specified periods of time which vary with the state of residence of the certificate holder. Therefore, we urge all Georgia Bank shareholders to surrender their Georgia Bank stock certificates at the earliest possible date after consummation of the merger.

  As soon as practicable following consummation of the Merger, Synovus will send each shareholder of Georgia Bank common stock a letter of transmittal explaining the procedure to be followed in exchanging certificates representing shares of Georgia Bank common stock for certificates representing shares of Synovus common stock. Until the letter of transmittal is received, shareholders of Georgia Bank should continue to hold their certificates representing shares of Georgia Bank common stock.

  On the basis of the number of shares of Georgia Bank common stock which were outstanding on the date of this Proxy Statement/Prospectus, a maximum of 1,811,284 shares of Synovus common stock may be issued to the shareholders of Georgia Bank common stock pursuant to the terms of the Merger Agreement.

Background of and Reasons for the Merger

  During the first quarter of 1997, the Board of Directors of Georgia Bank began considering various strategic alternatives, including forming a holding company for the bank, engaging a brokerage firm to make a market in Georgia Bank's common stock, and combining with another financial institution. These deliberations continued throughout the year, and during the fourth quarter of 1997, the Board of Directors retained Stevens & Company to assist it in strategic planning. Thereafter, the executive committee of Georgia Bank held discussions concerning the possibility of combining with various other financial institutions and authorized Stevens to pursue expressions of interest from various financial institutions, including Synovus.

  At a special meeting on March 9, 1998, the Board of Directors met to review and approve a strategy. At that meeting, a representative from Stevens & Company reported that he had discussed the possible acquisition of Georgia Bank with two financial institutions, including Synovus, and compared their offers for the Board. The Board had previously approved these discussions because the Board believes both institutions to be strongly oriented toward the communities in which they operate, with local management playing a significant role in developing the market strategy for the local bank's community. At the same meeting, legal counsel reviewed with the directors their responsibilities when considering a combination with another financial institution. Thereafter, following a lengthy discussion of the advantages and disadvantages of the two institutions which had expressed an interest in combining with Georgia Bank as well as the possibility of remaining independent, the Board unanimously voted to sign a letter of intent with Synovus and to recommend the transaction to shareholders of Georgia Bank.

  On April 20, 1998, Georgia Bank and Synovus announced their proposed combination. Thereafter, Georgia Bank and Synovus conducted due diligence investigations of each other, negotiated the terms of the proposed Merger Agreement and negotiated the disposition of certain insurance benefit plans for Georgia Bank's officers and directors.

  At a special meeting on May 28, 1998, the Board met with legal counsel who reviewed the terms of the proposed Merger Agreement. After discussion, the Board approved and adopted the

Merger Agreement subject to inclusion of termination provisions relating to Synovus' stock price, and with execution of the Merger Agreement to be delayed pending completion of the negotiations relating to the insurance benefits. The Merger Agreement was executed as of September 15, 1998.

  Our Reasons for the Merger. Georgia Bank's Board of Directors has approved the Merger Agreement and has determined that the Merger is in the best interests of Georgia Bank and its shareholders. The terms of the Merger were the result of arms'-length negotiations between representatives of Georgia Bank and representatives of Synovus. Without assigning any relative or specific weights to the factors, the Board of Directors of Georgia Bank considered the following material factors:

  (i) the value of the consideration to be received by Georgia Bank shareholders relative to the book value and earnings per share of Georgia Bank common stock;

  (ii) information concerning the financial condition, results of operations and business prospects of Synovus;

  (iii) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Synovus;

  (iv) the alternatives to the merger, including remaining an independent institution;

  (v) the competitive and regulatory environment for financial institutions generally;

  (vi) the fact that the merger will enable Georgia Bank shareholders to exchange their shares of Georgia Bank common stock, in a tax-free transaction, for shares of common stock of a regional company, the stock of which is widely held and actively traded; and

  (vii) the opinion of Stevens & Company that the consideration to be received by Georgia Bank shareholders as a result of the merger is fair from a financial point of view.

  Each member of the Board of Directors of Georgia Bank has agreed to vote his shares of Georgia Bank common stock in favor of the merger.

  GEORGIA BANK'S BOARD OF DIRECTORS RECOMMENDS THAT GEORGIA
BANK SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER
AGREEMENT.

  Management of Synovus believes that the merger will provide Synovus with expanded market opportunities for profitable long-term growth. Management of Synovus also believes that the merger will result in the addition of a well-suited and positioned banking organization to Synovus' existing organization.

Opinion of Financial Advisor

  Georgia Bank has retained Stevens & Company to act as financial advisor in connection with the merger. As part of this engagement, Stevens agreed to render to Georgia Bank's Board an opinion with respect to the fairness to the shareholders of the consideration to be received in the merger from a financial point of view. On September 22, 1998, Stevens delivered to Georgia Bank a letter confirming the consideration to be received as fair from a financial point of view. The full text, appearing as Appendix "C" in the Proxy Statement/Prospectus should be read carefully and in its entirety. Stevens' opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction. The fairness opinion was based upon information available to Stevens as of the date the opinion was rendered.

  In rendering its opinion, Stevens has, among other things: (i) reviewed certain publicly available financial and other data with respect to Synovus, including financial statements for the past five years, Georgia Bank's audited financial statements for the past five years, and certain other relevant financial and operating records of Georgia Bank and Synovus; (ii) reviewed the Merger Agreement; (iii) reviewed certain historical market prices and trading volumes of Synovus common stock as reported by the NYSE and historical and current market prices for Georgia Bank's common stock; (iv) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Stevens deemed to be comparable, in whole or in part, to the merger; (v) analyzed the business prospects of Georgia Bank and Synovus, and the economies of their respective markets; (vi) reviewed with management of Georgia Bank alternative merger prospects; (vii) inquired about and discussed the Merger Agreement and other related matters with Georgia Bank's counsel; and (viii) performed such other analyses and examinations as Stevens deemed appropriate.

  In connection with this review, Stevens assumed and relied on the accuracy and completeness of the financial and other information provided to it by Georgia Bank and Synovus.

  Stevens is a financial consulting and investment banking firm that specializes in community bank transactions. Georgia Bank's Board of Directors selected Stevens to act as its financial advisor on the basis of the firm's expertise in mergers and acquisitions of community banks, prior experience with Synovus, and knowledge of the history of Georgia Bank.

  This summary reflects the material analysis performed by Stevens but is not a complete description of the analysis performed by Stevens. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the merger was to some extent a subjective one based on the experience and judgment of Stevens and not merely the result of mathematical analysis of financial data. The preparation of a fairness opinion involves a determination as to the most appropriate factors to be considered as well as relevant methods of financial analysis and the application of those factors and methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Stevens believes that its analysis must be considered as a whole and that selecting only portions of the analysis and factors considered by Stevens could create an incomplete view of the process underlying Stevens' opinion. In addition, Stevens may have given various factors more or less weight than others and may have deemed various assumptions more or less probable than other assumptions. In its analysis, Stevens incorporated numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Georgia Bank's and Synovus' control. Any estimates contained in Stevens' analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such estimates were prepared solely as part of Stevens' analysis of the fairness to Georgia Bank's shareholders of the consideration to be paid in the merger.

  The following is a brief summary of the analysis performed by Stevens in connection with its opinion dated September 22, 1998.

  Summary of Proposal. Stevens reviewed the terms of the proposed transaction as reflected in the Merger Agreement, including the terms of the Per Share Exchange Ratio. Based on a 50-day average trading price of Synovus of $21.50, the Per Share Exchange Ratio of 3.4612 for each share of Georgia Bank common stock would have a value of $74.42. Stevens also noted that the Board of Directors of Georgia Bank can terminate the transaction if the average closing price of Synovus common stock for the 20 trading days ending on the fifth business day preceding the date of the Georgia Bank shareholders' meeting called to consider the merger decreases to below $21.00 per share, or Synovus can terminate the transaction if the average closing price of Synovus common stock during the same period increases to more than $25.67.

  Possible Value of Georgia Bank in a Sale of Control. In determining the potential value per share of Georgia Bank common stock if Georgia Bank were sold to an alternative purchaser, Stevens reviewed the historical results of Georgia Bank and examined certain projections. Stevens computed the value of Georgia Bank based on a multiple of 16 to 19 times 1997 earnings and a multiple of 2.25 to 2.50 times Georgia Bank's shareholders' equity. Based on this analysis, Stevens calculated an expected value to Georgia Bank's shareholders in a sale of control transaction of $59.52 on book, and $70.18 on earnings, for an average of $64.85.

  Net Present Value. The investment or earnings value of any bank's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value was calculated using an annual future earnings stream over a period of time of not less than ten years and an appropriate capitalization rate (the net present value discount rate). The computations were based on an analysis of the banking industry, the economic and competitive situations in Georgia Bank's market area, and the current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 10%, the net present value would be $36.17 per share.

  Dividend Capacity. Stevens analysis also considered the dividend stream that would be afforded following the merger. Given the rapid growth of Georgia Bank, Stevens concluded that there would be enhanced dividend income for Georgia Bank through the merger. Stevens noted that, based on the stated exchange ratio and current dividend of Synovus, $0.29 per Synovus share would be paid to the shareholders of Georgia Bank, or a total of $525,272 per year, or an increase in total dividend payout of $54,292.

  Analysis of Selected Other Bank Mergers. Stevens reviewed in excess of fifty mergers involving transactions in the Southeastern portion of the United States. Ten transactions were
                                       16


highlighted as being similar to that of Georgia Bank. Stevens noted the prices paid in these mergers as a multiple of earnings and book value. Stevens also reviewed other data in connection with each of these mergers, including the amount of total assets, return on equity, and return on assets of the selling institutions. Stevens then compared this data to that of Georgia Bank, and to the value to be received by the shareholders of Georgia Bank following the merger.

  The comparable transactions cited occurred during the period of 1997 and early 1998. The market made a correction in September 1998, with the Synovus peer group dropping an average of 27.88%.

  This comparison yielded a range of transaction values as multiples of latest twelve months earnings per share from a low of 17.0 to a high of 29.0, with the average being 21.04. Price to book, in this analysis ranged from 1.44 to 4.19 with the average being 2.78. Based on a 50-day average trading price of Synovus of $21.50 and the Per Share Exchange Ratio, Georgia Bank would be at 2.97 times book, and 18.56 times earnings.

  There was no one company or transaction used in the above analysis as a comparison that is identical to Georgia Bank, Synovus, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading of the companies to which they are being compared. Mathematical analysis (such as determining an average or median) is not, in itself, a meaningful method of using comparable company data. Analysis must also be given to the consolidation issues within the financial services industry.

  Stevens also analyzed the value that Synovus would add in terms of (i) liquidity, (ii) capital required to continue the growth patterns of Georgia Bank, (iii) and the ability of senior management of Georgia Bank to complement that of Synovus as they further expand their franchise in North Georgia. With respect to liquidity, Synovus is traded on the NYSE, with an average daily volume of 201,000 shares. Stevens also concluded that Georgia Bank and its present management are key factors in Synovus' ability to grow its banking franchise, especially in North Georgia.

  Stevens is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for estate, tax, corporate and other purposes. Georgia Bank has paid Stevens a fee of $10,000 in connection with its engagement. An additional fee of .75 of 1% of the aggregate market value of the consideration received by Georgia Bank shareholders will be payable to Stevens upon consummation of the merger, less the $10,000 already paid. Based upon an assumed value of one share of Synovus common stock on the effective date of the merger of $21.50 (the 50-day average trading price of Synovus), this additional fee would be approximately $282,000. No compensation payable to Stevens is contingent on the conclusions reached in the opinion of Stevens. Georgia Bank has also agreed to indemnify Stevens and certain related persons against certain liabilities relating to or arising out of its engagement.

  The foregoing description of Stevens' opinion is qualified in its entirety by reference to the full text of such opinion which is attached hereto as Appendix "C".

                                       17



Conditions to the Merger

  The obligations of Synovus and Georgia Bank to effect the merger are subject to the satisfaction prior to the effective date of the following conditions: (i) approval of the Merger Agreement and the transactions contemplated by that agreement by the affirmative vote of the holders of two-thirds of Georgia Bank common stock; (ii) approval of the Merger Agreement and the transactions contemplated by that agreement by the Federal Reserve, the FDIC and the Georgia Banking Department; (iii) receipt of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Merger Agreement; provided, however, that no approval or consent referred to in the Merger Agreement or in clause (ii) above will be deemed to have been received if it includes any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent) which would have such a material adverse impact on the economic or business benefits of the transactions contemplated by the Merger Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or Georgia Bank; (iv) the satisfaction of all other statutory or regulatory requirements which are necessary to the consummation of the transactions contemplated by the Merger Agreement; (v) neither Synovus nor Georgia Bank shall be subject to any order, decree or injunction or any other action of a United States federal or state court or a United States federal or state governmental, regulatory or administrative agency or commission permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; (vi) the Registration Statement of which this Proxy Statement/Prospectus forms a part will have become effective and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Securities and Exchange Commission or any other regulatory authority; (vii) receipt by Synovus and Georgia Bank of an opinion from KPMG to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Tax Code; (viii) receipt by Synovus and Georgia Bank from each other of a certificate to the effect that the representations made by management of such party to KPMG in delivery of the opinion referenced in (vii) above were true, correct and complete when made; and
(ix) receipt by Synovus of a letter dated as of the effective date of the merger from KPMG to the effect that merger will qualify for pooling of interests accounting treatment.

  The obligation of Synovus to effect the Merger is subject to the satisfaction prior to the effective date of the merger of the following additional conditions: (i) there shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of Georgia Bank set forth in the Merger Agreement such that their aggregate effect has, or is reasonably likely to have, a material adverse effect on Georgia Bank, and Synovus will have received a certificate signed by the Chief Executive Officer of Georgia Bank, dated the effective date of the merger, to such effect; (ii) no litigation or proceeding is pending which: (a) has been brought against Georgia Bank by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement; or (b) in the reasonable judgment of Synovus is likely to have a material adverse effect on Georgia Bank;
(iii) Synovus will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Georgia Bank which, in the reasonable judgment of Synovus, is materially and adversely at variance with one or more of the warranties

                                       18


or representations set forth in the Merger Agreement or which, in the reasonable judgment of Synovus, has or will have a material adverse effect on Georgia Bank;
(iv) T. Larry Roye will have entered into an Employment Agreement with Synovus;
(v) on the effective date, Georgia Bank will have a CAMEL rating of at least 2 and a Community Reinvestment Act Rating of at least Satisfactory; (vi) on the effective date, Georgia Bank will have a loan loss reserve of at least 1.0% of loans which will be adequate in all material respects under generally accepted accounting principles applicable to banks; (vii) Georgia Bank will have delivered to Synovus certain environmental reports; (viii) the results of any regulatory exam of Georgia Bank will be reasonably satisfactory to Synovus; and
(ix) each of Georgia Bank's officers and directors will have delivered a "no claims" letter to Synovus.

  The obligation of Georgia Bank to effect the Merger is subject to the satisfaction prior to the effective date of the merger of the following additional conditions: (i) there shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of Synovus set forth in the Merger Agreement such that their aggregate effect has, or is reasonably likely to have, a material adverse effect on Synovus, and Georgia Bank will have received a certificate signed by the Chief Executive Officer of Synovus, dated the effective date, to such effect; (ii) the listing for trading of the shares of Synovus common stock (which will be issued pursuant to the terms of the Merger Agreement) on the NYSE shall have been approved by the NYSE subject to official notice of issuance; (iii) no litigation or proceeding is pending which: (a) has been brought against Synovus by any governmental agency seeking to prevent consummation of the transactions contemplated by the Merger Agreement; or (b) in the reasonable judgment of Georgia Bank is likely to have a material adverse effect on Synovus; and (iv) Georgia Bank will not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Georgia Bank, is materially and adversely at variance with one or more of the warranties or representations set forth in the Merger Agreement or which, in the reasonable judgment of Georgia Bank, has or will have a material adverse effect on Synovus.

Regulatory Approvals

  As indicated above, consummation of the merger and the transactions contemplated by the Merger Agreement is subject to, and conditioned upon, receipt of the approvals from the Federal Reserve, the FDIC and the Georgia Banking Department. Applications in connection with the merger were filed with the Federal Reserve, the FDIC and the Georgia Banking Department on or about October 1, 1998. The merger has not yet been approved by the Federal Reserve, the FDIC or the Georgia Banking Department. The merger cannot be consummated for 30 days after approval thereof by the Federal Reserve and the FDIC, although this period may be shortened to 15 days by the U.S. Attorney General. During this period, the United States Justice Department may challenge the merger on antitrust grounds.

  There can be no assurance that the Federal Reserve, the FDIC or the Georgia Banking Department or any other applicable regulatory authority will approve or take other required action with respect to the merger. Synovus and Georgia Bank are not aware of any governmental approvals or actions that are required in order to consummate the merger except as described above. Should such other approval or action be required, it is contemplated that Synovus and Georgia Bank would seek the approval or action. There can be no assurance as to whether or

                                       19


when any other approval or action, if required, could be obtained.

Waiver and Amendment

  Prior to the effective date of the merger, any provision of the Merger Agreement may be waived by the party entitled to the benefits of such provision or by all parties, to the extent allowed by law. In addition, the Merger Agreement may be amended at any time, to the extent allowed by law, by an agreement in writing between Synovus, Georgia Bank and Interim Synovus Corp. after approval of their respective Boards of Directors.

Termination

  The Merger Agreement may be terminated prior to the effective date of the merger, either before or after its approval by the shareholders of Georgia Bank:
(i) by the mutual consent of Synovus and Georgia Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
(ii) by Synovus or Georgia Bank if consummation of the merger does not occur by reason of the failure of any of the conditions precedent set forth in the Merger Agreement; (iii) by Synovus or Georgia Bank, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the merger is not consummated by March 31, 1999 unless the failure to so consummate by such time is due to the breach of the Merger Agreement by the party seeking to terminate; (iv) by Georgia Bank, if the average closing price of Synovus common stock on the NYSE during the 20 trading days ending on the fifth business day preceding the date of the Georgia Bank shareholders' meeting called to consider the merger is less than $21.00 per share; or (v) by Synovus, if the average closing price of Synovus common stock on the NYSE during the same period is more than $25.67 per share.

Interests of Certain Persons in the Merger

  No officer or director of Georgia Bank, nor any of their "associates," has any direct or indirect material interest in the Merger, except insofar as the following might be deemed to create such an interest: (i) the ownership by such person of Georgia Bank common stock; (ii) the continued employment by such person with Georgia Bank after consummation of the merger; (iii) the service by such person as a director of Georgia Bank after consummation of the merger; (iv) after the effective date of the merger, the eligibility of such persons to participate in the Synovus Financial Corp. Director and/or Employee Stock Purchase Plans or Synovus' welfare, incentive and benefit plans; and (v) certain rights to indemnification. The Georgia Bank Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and related transactions.

  Pursuant to the Merger Agreement, for a period of six years after the effective date, Synovus will indemnify, defend and hold harmless each person entitled to indemnification from Georgia Bank against all liabilities arising out of actions or omissions occurring at or prior to the effective date (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted under Georgia law and by Georgia Bank's Articles of Incorporation and bylaws.

  In addition, as a condition to the Merger, Synovus has agreed to enter into an Employment Agreement with T. Larry Roye, President of Georgia Bank. Pursuant to the Employment

                                       20


Agreement, Mr. Roye will be elected as President of Georgia Bank. The Agreement is for a three-year term and provides that Mr. Roye will be compensated for his services at an annual rate of base compensation of $120,000 per year and will be eligible to participate in the Synovus Incentive Bonus Plan. The Employment Agreement also provides that Mr. Roye will be granted an option to purchase 10,000 shares of Synovus common stock on the effective date of the merger at an exercise price equal to the closing price of Synovus common stock on the effective date of the merger with the options becoming exercisable three years from the effective date. Finally, the Employment Agreement provides that Mr. Roye will not compete with Synovus for a two-year period following termination of his employment under certain circumstances, with the restricted period ending, in all events, on the third anniversary of the effective date of the merger.

  Synovus has also agreed to enter into an Employment Agreement with Lamar Harrison, Executive Vice President and Chief Financial Officer of Georgia Bank. Pursuant to the Employment Agreement, Mr. Harrison will be elected as Executive Vice President and Chief Financial Officer of Georgia Bank. The Agreement is for a three-year term and provides that Mr. Harrison will be compensated for his services at an annual rate of base compensation of $83,500 per year. The Employment Agreement also provides that Mr. Harrison will not compete with Synovus for a two-year period following termination of his employment under certain circumstances, with the restricted period ending, in all events, on the third anniversary of the effective date of the merger.

  In addition, Synovus has agreed to enter into its standard change of control agreement with Mr. Roye. The agreement provides severance pay and continuation of certain benefits in the event of a change of control. In order to receive benefits under the agreement, the executive's employment must be terminated involuntarily, without cause, whether actual or "constructive" within one year following a change of control or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a change of control. Generally, a "change of control" is deemed to occur in any of the following circumstances: (i) the acquisition by any person of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of the date of the change of control agreement and those replacements or additions subsequently approved by a two-thirds (2/3) vote of the Synovus Board ceasing to comprise at least two-thirds (2/3) of the Synovus Board; (iii) a merger, consolidation, reorganization or sale of Synovus' assets unless (a) the previous beneficial owners of Synovus own more than two-thirds (2/3) of the new company, (b) no person owns more than 20% of the new company, and (c) two-thirds (2/3) of the new company's Board were members of the incumbent Board which approved the business combination; or (iv) a "triggering event" occurs as defined in the Synovus Rights Agreement. For information concerning the Synovus Rights Agreement, see "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF GEORGIA BANK SHAREHOLDERS - The Rights Plan." Under the change of control agreement, severance pay would equal two times current base salary and bonus, with bonus being defined as the average of the previous three years measured as a percentage of base salary multiplied by current base salary. Medical, life, disability and other welfare benefits will be provided at the expense of Synovus for two years with the level of coverage being determined by the amount elected by the executive during the open enrollment period immediately preceding the change of control. The executive would also receive a short-year bonus for the year of separation based on

                                       21


the greater of a half year's maximum bonus or pro rata maximum bonus to the date of termination and a cash amount in lieu of a long-term incentive award for the year of separation. If the executive has already received a long-term incentive award in the separation year, the amount would equal 1.5 times the market grant and if the executive has not, the amount would equal 2.5 times the market grant. If the executive were to be impacted by the Internal Revenue Service excise tax that applies to certain change of control agreements, the executive would receive additional gross up payments so that he would be in the same position as if there were no excise tax. The agreement does not provide for retirement benefits or perquisites.

Employee Benefits

  Synovus has agreed in the Merger Agreement that, following the effective date, Synovus will provide generally to officers and employees of Georgia Bank employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements, on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Georgia Bank. As soon as administratively and financially practicable following the effective date, Synovus has agreed to provide generally to officers and employees of Georgia Bank employee benefits which, when taken as a whole, are substantially similar to those provided to Synovus and its subsidiaries to their similarly situated officers and employees.

Tax Opinion

  Synovus and Georgia Bank have received an opinion from KPMG, to the effect that: (i) the Merger will constitute a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Tax Code; (ii) the basis of Synovus common stock to be received by each Georgia Bank shareholder will be the same as the basis of Georgia Bank common stock being surrendered; (iii) the holding period of Synovus common stock will include the holding period of the Georgia Bank common stock being exchanged, provided that the Georgia Bank common stock is held as a capital asset at the effective date of the merger; and (iv) that, upon consummation of the merger, no gain or loss will be recognized by the shareholders of Georgia Bank upon their receipt of shares of Synovus common stock: (a) with the exception of any income or loss that will be recognized by any Georgia Bank shareholders with respect to any cash payments required to be received by them in lieu of their receipt of fractional shares of Synovus common stock; (b) with the exception of any income or loss that will be recognized by any Georgia Bank shareholders with respect to any cash payments received by them by virtue of their exercise of their statutory dissenters' rights against the merger; and (c) except to the extent that the Share Purchase Rights, which are described on pages 27 through 30 of this Proxy Statement/Prospectus, are determined to be other property within the meaning of Section 356 of the Tax Code, as described on page 12 of the opinion, which is attached hereto as Appendix "D." The Tax Opinion was issued on October 12, 1998. The Tax Opinion is based upon certain assumptions and representations by the managements of Synovus and Georgia Bank (including, in general, the absence of any plan or intention of Georgia Bank's shareholders to sell or otherwise dispose of any amount of Synovus common stock received in the merger that would violate certain precedents regarding continuity of interest required to exist in a reorganization). KPMG serves Synovus as independent auditors.

                                       22


  All Georgia Bank shareholders are urged to consult their own tax advisors as to the specific consequences to them of the merger under federal, state, local and any other applicable income tax laws.

Accounting Treatment

  It is anticipated that the merger will be accounted for as a pooling of interests for financial reporting purposes. The Merger Agreement provides that consummation of the merger is subject to the receipt by Synovus of a letter from KPMG to the effect that the merger will qualify as a pooling of interests under generally accepted accounting principles and applicable rules of the Securities and Exchange Commission if consummated in accordance with the Merger Agreement.

Expenses

  The Merger Agreement provides that Synovus and Georgia Bank will each pay its own expenses in connection with the merger and related transactions, including, but not limited to, the fees and expenses of its own counsel and accountants.

Resales of Synovus Common Stock

  The shares of Synovus common stock issued pursuant to the Merger Agreement will be freely transferable under the Securities Act of 1933, as amended ("Securities Act") except for shares issued to any shareholder who may be deemed to be an "affiliate" of Georgia Bank for purposes of Rule 145 under the Securities Act as of the date of the Georgia Bank special meeting. Affiliates may not sell their shares of Synovus common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Georgia Bank generally include individuals or entities that control, are controlled by or are under common control with Georgia Bank and may include certain officers and directors of Georgia Bank as well as principal shareholders of Georgia Bank.

  Georgia Bank has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who is an affiliate of Georgia Bank to enter into an agreement with Synovus providing that such person will not sell, pledge, transfer or otherwise dispose of shares of Georgia Bank common stock owned by such person or Synovus common stock to be received by such person in the merger: (i) in the case of shares of Synovus common stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) during the periods when any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the Securities and Exchange Commission, disqualify the merger for pooling of interests accounting treatment. Such periods in general encompass the period commencing 30 days prior to the merger and ending at the time of publication of financial results covering at least 30 days of combined operations of Synovus and Georgia Bank. This Proxy Statement/Prospectus does not cover resales of Synovus common stock following consummation of the merger, and no person may make use of this Proxy Statement/Prospectus in connection

                                       23


with any such resale.

NYSE Listing

  Synovus common stock is listed on the NYSE. The Synovus common stock issued to the shareholders of Georgia Bank pursuant to the Merger Agreement will be listed on the NYSE.

                    DESCRIPTION OF STOCK AND EFFECT OF MERGER
                     ON RIGHTS OF GEORGIA BANK SHAREHOLDERS

  If the merger is consummated, Georgia Bank shareholders will become shareholders of Synovus (other than Georgia Bank shareholders who perfect their statutory dissenters' rights against the merger).

  The following sets forth, in summary form, a comparison of certain rights of shareholders owning Synovus common stock and shareholders owning Georgia Bank common stock.

                       [Rest of page intentionally blank]

                                       24








             Synovus                                          Georgia Bank
--------------------------------------------------------------------------------
   1.   Ten votes for each share held,                        1.   One vote for each share held
        except in certain limited
        circumstances described below

   2.   No cumulative voting rights in the                    2.   No cumulative voting rights in the
        election of directors, meaning that                        election of directors, meaning that
        the holders of a plurality of the                          the holders of a plurality of the
        shares elect the entire Board of                           shares elect the entire Board of
        Directors                                                  Directors

   3.   Dividends may be paid from funds                      3.   Dividends may be paid from funds
        legally available, subject to                              legally available, subject to
        contractual and regulatory                                 contractual and regulatory
        restrictions                                               restrictions

   4.   Right to  participate  pro rata in                    4.   Right to  participate  pro rata in
        distribution  of assets upon                               distribution  of assets  upon
        liquidation                                                liquidation

   5.   No  pre-emptive  or other  rights to                  5.   No pre-emptive or other rights to
        subscribe  for  any  additional  shares                    subscribe  for  any
        or securities                                              additional shares or securities


   6.   No conversion  rights                                 6.   No conversion rights

   7.   Directors serve staggered                             7.   Directors serve one-year terms
        3-year terms

   8.   Certain corporate actions, including                  8.   Corporate actions require the
        business combinations, require the                         affirmative vote of a majority of the
        affirmative action or vote of 66-2/3%                      votes actually cast at shareholders' meeting,
        of the votes entitled to be                                unless otherwise required by law, as
        cast by the shareholders of all                            is the case in business combinations
        voting stock                                               which require the affirmative vote of
                                                                   two-thirds of the votes entitled to be
                                                                   cast at the meeting

   9.   No preferred  stock is authorized                     9.   No preferred  stock is authorized

  10.   Common Stock Purchase Rights                         10.   No comparable provision
        trade with shares as described
        below

                                                25



Synovus Common Stock

        Synovus is incorporated under the Georgia Business Corporation Code, and Synovus is authorized to issue 600,000,000 shares of Synovus common stock, of which shares 263,436,131 were outstanding on August 31, 1998. Synovus has no preferred stock authorized. Synovus' Board of Directors may at any time, without additional approval of the holders of Synovus common stock, issue authorized but unissued shares of Synovus common stock.

        Synovus' Articles of Incorporation and bylaws presently contain several provisions which may make Synovus a less attractive target for an acquisition of control by an outsider who does not have the support of Synovus' Board of Directors. See "DESCRIPTION OF STOCK AND EFFECT OF MERGER ON RIGHTS OF GEORGIA BANK SHAREHOLDERS - Voting Rights - Certain Anti-Takeover Effects - The Voting Amendment"; " - The Rights Plan"; " Staggered Board of Directors"; and " - Evaluation of Business Combinations."

Voting Rights - Certain Anti-Takeover Effects - The Voting Amendment

        Pursuant to an amendment to Synovus' Articles of Incorporation and bylaws which became effective on April 24, 1986 ("Voting Amendment"), shareholders of Synovus common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of Synovus common stock which: (i) has had the same beneficial owner since April 24, 1986;
(ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan; (iii) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights, including shares of Synovus common stock to be issued to the former shareholders of Georgia Bank upon consummation of the merger; (iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under such plan; (v) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (vi) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (vii) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (i)-(vii) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986) ("ten-vote shares"). Shareholders of shares of Synovus common stock not described above are entitled to one vote per share for each such share ("one-vote shares"). A shareholder may own both ten-vote shares and one-vote shares, in which

                                       26



case he will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

        In connection with various meetings of Synovus' shareholders, shareholders are required to submit to Synovus' Board of Directors satisfactory proof necessary for it to determine whether such shareholders' shares of Synovus common stock are ten-vote shares. If such information is not provided to Synovus' Board of Directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

        As Synovus common stock is registered with the Securities and Exchange Commission and is listed on the NYSE, Synovus common stock is subject to the provisions of an NYSE rule, which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for listing on NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a "grandfather" provision, under which Synovus' Voting Amendment falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. Synovus' management believes that all current shareholders of Synovus common stock are entitled to ten votes per share, and as such, the further issuance of any ten-vote shares would not disenfranchise any existing shareholders. In the event it is determined in the future that Synovus cannot continue to issue ten-vote shares in mergers and acquisitions, Synovus will consider repealing the Voting Amendment and restoring the principle of one share/one vote.

        If the merger is approved, present shareholders of Georgia Bank common stock, as future shareholders of Synovus common stock, will, pursuant to the Voting Amendment described above, be entitled to ten votes per share for each share of Synovus common stock received by them on the effective date of the merger. Such persons may also acquire by purchase, stock dividend or otherwise, up to 1,139,063 additional shares of Synovus common stock which will also be entitled to ten votes per share. However, if Georgia Bank shareholders acquire by purchase, stock dividend or otherwise, more than 1,139,063 additional shares of Synovus common stock, they will be entitled to only receive one vote per share for each of such shares in excess of 1,139,063 shares until they have been held for four years.

        Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., Synovus common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or upon liquidation. Synovus common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of Synovus common stock.

The Rights Plan

        On April 20, 1989, the Board of Directors of Synovus established a Share Purchase Rights Plan and declared a dividend distribution of one Common Stock Purchase Right ("Right") for each outstanding share of Synovus common stock. Each Right once it becomes exercisable entitles the registered holder to purchase from Synovus one share of Synovus common stock at a price of $12.84 per share ("Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement between Synovus and SunTrust Bank, Atlanta (formerly Trust Company Bank), as Rights Agent.

                                       27



        As discussed below, initially the Rights will not be exercisable, certificates will not be sent to shareholders and the Rights will automatically trade with Synovus common stock. Until the close of business on the tenth day following the earlier to occur of (i) a public announcement that a person or group of affiliated persons has become an Acquiring Person, which is defined as a person who has acquired, or obtained the right to acquire, beneficial ownership of securities of Synovus representing 10% or more of the outstanding common stock of Synovus, or such earlier date as a majority of the Board of Directors shall become aware of the existence of an Acquiring Person (the "Stock Acquisition Date"), or (ii) the commencement of, or public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the outstanding Synovus common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced by the Synovus common stock certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Synovus common stock as of the close of business on the Distribution Date, and such separate certificates alone will evidence the Rights from and after the Distribution Date.

        Each of the following persons (an "Exempt Person") will not be deemed to be an Acquiring Person even if they have acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of
Synovus: (i) Synovus, any subsidiary of Synovus, any employee benefit plan or employee stock plan of Synovus or of any subsidiary of Synovus; (ii) any shareholder who is a descendant of D. Abbott Turner (the "Turner Family"), any shareholder who is affiliated or associated with the Turner Family and any person who would otherwise become an Acquiring Person as a result of the receipt of common stock or a beneficial interest in common stock from one or more members of the Turner Family by way of gift, devise, descent or distribution, but not by way of sale, unless any such person, together with his affiliates and associates, becomes the beneficial owner of more than 30% of the outstanding shares of Synovus common stock; (iii) any person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Synovus common stock unless and until such person shall become the beneficial owner of any additional shares of Synovus common stock; and (iv) any person who is not otherwise an Exempt Person and who as of April 20, 1989 was the beneficial owner of 10% or more of the outstanding Common Stock unless and until such person shall become the beneficial owner of any additional shares of Synovus common stock.

        The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 4, 1999, unless earlier redeemed by Synovus as described below.

        The Purchase Price payable, and the number of shares of Synovus common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the common stock, (ii) upon the grant to holders of the common stock of certain rights or warrants to subscribe for common stock or convertible securities at less than the current market price of the common stock or (iii) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding dividends payable in common stock) or of subscriber rights or warrants (other than those referred to above).

        After the Rights have become exercisable, if Synovus is acquired in a merger or other

                                       28



business combination (in which any shares of Synovus common stock are changed into or exchanged for other securities or assets) or more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) are sold or transferred in one transaction or a series of related transactions, the Rights Agreement provides that proper provision shall be made so that each holder of record of a Right will have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the Purchase Price.

        In the event (i) any Person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of Synovus common stock or any Exempt Person who is the beneficial owner of 15% or more of the outstanding shares of Synovus common stock fails to continue to qualify as an Exempt Person (unless, in either case, such Person's failure is inadvertent and, within 10 days after the date upon which Synovus first becomes aware of the occurrence of such ownership, the Board of Directors in its sole discretion approves the beneficial ownership interest then held by such Person or provides such Person a 30 day period to divest a sufficient number of shares so as to decrease the beneficial ownership of such Person to less than 15% or to requalify as an Exempt Person, and such Person does so) or (ii) any Acquiring Person or any of its affiliates or associates, directly or indirectly, engages in certain self-dealing transactions with Synovus as more particularly described in the Rights Agreement, such as entering into a merger with Synovus or engaging in transactions with Synovus on terms and conditions less favorable to Synovus than Synovus would be able to obtain in an arm's- length negotiation with an unaffiliated third party, then, and in each such case, each holder of record of a Right, other than the Acquiring Person, will thereafter have the right to receive, upon payment of the Purchase Price, that number of shares of Synovus common stock having a market value at the time of the transaction equal to twice the Purchase Price. Any Rights that are or were at any time, on or after the earlier of the Stock Acquisition Date or the Distribution Date, beneficially owned by an Acquiring Person which is or was involved in or which caused or facilitated, directly or indirectly, the event or transaction or transactions described in this paragraph shall become null and void. Each of the above described events and each of the events described in the previous paragraph is referred to as a "Triggering Event."

        To the extent that sufficient shares of Synovus common stock are not available for the exercise in full of the Rights, holders of Rights will receive upon exercise shares of common stock to the extent available and then cash, property or other securities of Synovus, in proportions determined by Synovus, so that the aggregate value received is equal to twice the Purchase Price. Synovus, however, shall not be required to issue any cash, property or securities (other than common stock) upon exercise of the Rights to the extent their aggregate value would exceed the amount of cash Synovus would otherwise be entitled to receive upon exercise in full of the then exercisable Rights.

        No fractional shares of Synovus common stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Synovus common stock.

        At any time until the date of the first Triggering Event (subject to extension by the Board of Directors), Synovus may redeem the Rights in whole, but not in part, at a price of $0.01 per Right. Immediately upon the action of the Board of Directors of Synovus authorizing

                                       29



redemption of the Rights, the Rights will terminate, and the only right of the holders of Rights will be to receive the redemption price without any interest thereon.

        Until the close of business on the date of the first Triggering Event (subject to extension) Synovus may, except with respect to the redemption price or the date of expiration of the Rights, amend the Rights in any manner. After the date of the first occurrence of a Triggering Event (subject to extension), Synovus may amend the Rights in any manner that does not adversely affect the interest of holders of the Rights.

        Until a Right is exercised, the holder, as such, will have no rights as a shareholder of Synovus, including, without limitation, the right to vote or to receive dividends.

        The issuance of the Rights is not taxable to Synovus or to shareholders under presently existing federal income tax law, and will not change the way in which shareholders can presently trade Synovus common stock. If the Rights should become exercisable, shareholders, depending on then existing circumstances, may recognize taxable income.

        A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A which is incorporated into this Proxy Statement/Prospectus by reference. A copy of the Rights Agreement is available free of charge from either SunTrust Bank, Atlanta or Synovus. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. If the Merger is approved, Rights will attach to the Synovus common stock issued to the present shareholders of Georgia Bank.

Staggered Board of Directors; Supermajority Approvals

        Pursuant to Synovus' Articles of Incorporation and bylaws, Synovus' Board of Directors is divided into three classes of directors serving staggered 3-year terms, with the terms of each class of directors to expire each succeeding year. Also pursuant to Synovus' Articles of Incorporation and bylaws, the vote or action of shareholders possessing 66-2/3% of the votes entitled to be cast by the shareholders of all the issued and outstanding shares of Synovus common stock is required to: (i) call a special meeting of Synovus' shareholders; (ii) fix, from time to time, the number of members of Synovus' Board of Directors; (iii) remove a member of Synovus' Board of Directors; (iv) approve any merger or consolidation of Synovus with or into any other corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of Synovus' assets to or with any other corporation, person or entity, with respect to which the approval of Synovus' shareholders is required by the provisions of the corporate laws of the State of Georgia; and
(v) alter, delete or rescind any provision of Synovus' Articles of Incorporation.

        This allows directors to be removed only for cause by 66-2/3% of the votes entitled to be cast at a shareholders' meeting called for that purpose. Vacancies or new directorships can only be filled by a majority vote of the directors then in office. Synovus' staggered Board of Directors, especially when combined with the Voting Amendment, makes it more difficult for its shareholders to force an immediate change in the composition of the majority of the Board. A potential acquiror with shares recently acquired and not entitled to 10 votes per share under the

                                       30


Voting Amendment may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing the policies or control of Synovus.

Evaluation of Business Combinations

        Synovus' Articles of Incorporation also provide that in evaluating any business combination or other action, Synovus' Board of Directors may consider, in addition to the amount of consideration involved and the effects on Synovus and its shareholders, the interests of the employees, customers, suppliers and creditors of Synovus and its subsidiaries, the communities in which offices of the corporation or its subsidiaries are located, and any other factors the Board of Directors deem pertinent.

Georgia Bank Common Stock

        The authorized capital stock of Georgia Bank consists of 1,000,000 shares of common stock, $5.00 par value. As of August 31, 1998, 523,311 shares of Georgia Bank common stock were issued and outstanding.

        Holders of Georgia Bank common stock are entitled to one vote per share on all matters to be voted on by shareholders.

        Holders of shares of Georgia Bank common stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by Georgia Bank out of funds legally available therefor and to share pro rata in the distribution to shareholders upon dissolution of Georgia Bank .

        Holders of Georgia Bank common stock do not have pre-emptive rights. Holders of Georgia Bank common stock do not have conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Georgia Bank common stock are fully paid and nonassessable.

        The preceding descriptive information supplied herein concerning Synovus common stock and Georgia Bank common stock outlines certain provisions of Synovus' Articles of Incorporation and bylaws, Georgia Bank's Articles of Incorporation and bylaws and certain statutes regulating the rights of holders of Synovus and Georgia Bank common stock. The information does not purport to be complete and is subject in all respects to provisions of the Articles of Incorporation and bylaws of Synovus and Georgia Bank and the laws of the State of Georgia.

Dissenters' Rights

        Pursuant to Sections 7-1-537 and 14-2-1301 et. seq. of the Official Code of Georgia Annotated, as amended ("Georgia Law"), any shareholder of record of Georgia Bank common stock who objects to the merger, and who fully complies with all of the provisions of Georgia Law, will be entitled to demand and receive payment in cash of an amount equal to the fair value of his or her shares of Georgia Bank common stock if the merger is consummated. A record

                                       31


shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies Georgia Bank in writing of the names and addresses of each person on whose behalf he or she asserts dissenters' rights. A beneficial owner must dissent with respect to all the shares he or she owns. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights under Georgia Law, the fair value of a dissenting shareholder's Georgia Bank common stock is determined as of the close of the business on the date prior to the effective date of the merger, excluding any appreciation or depreciation therein in anticipation of the merger.

        Any Georgia Bank shareholder desiring to receive payment of the fair value of his or her Georgia Bank common stock in accordance with the requirements of Georgia Law: (i) must file with Georgia Bank prior to the special meeting of shareholders of Georgia Bank at which the vote will be taken on the Merger Agreement and the merger, or at the special meeting, but before the vote is taken, a written notice of his or her intent to demand payment of the fair value of his or her shares of Georgia Bank common stock if the Merger Agreement is approved and the merger is consummated; (ii) must not vote in favor of the proposal to which he or she objects (although he or she may abstain from voting); and (iii) must, by the date specified in the dissenters' notice ("Dissenters' Notice") mailed to him or her by Georgia Bank, which date shall not be fewer than 30 nor more than 60 days from the shareholders' receipt of the Dissenters' Notice, demand payment for his or her shares and deposit his or her share certificates in accordance with the terms of the Dissenters' Notice. A filing of the written notice of intent to demand payment for shares and the demand for payment pursuant to conditions (i) and (iii) above should be sent to:
Georgia Bank & Trust, 135 Bryant Parkway, Calhoun, Georgia 30703. A vote against the Merger Agreement and the merger alone will not satisfy the requirements for the separate written notice of intent to demand payment and the payment demand referred to in conditions (i) and (iii) above; all three conditions must be separately complied with.

        If the Merger Agreement is approved and the merger is authorized, Georgia Bank will mail within 10 days thereafter to each Georgia Bank shareholder who has complied with conditions (i) and (ii) above, a Dissenters' Notice, addressed to the Georgia Bank shareholder at such address as he has furnished Georgia Bank in writing, or, if none, at the Georgia Bank shareholder's address as it appears on the records of Georgia Bank, which notice will: (i) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (ii) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received, and (iii) set a day by which Georgia Bank must receive the payment demand which date may not be less than 30 nor more than 60 days after the Dissenters' Notice is delivered. A record shareholder who does not demand payment or deposit his share certificates where required, each by the date specified in the Dissenters' Notice, is not entitled to payment for his shares.

        If all of the conditions specified in (i), (ii) and (iii) above are fully complied with, Georgia Bank is required to make a written offer, within 10 days of the later of the date the merger is consummated or receipt of the payment demand, to each dissenting shareholder to purchase all of his or her shares of Georgia Bank common stock at a specified price which Synovus and Georgia Bank consider to be their fair value, plus accrued interest, as of the close of business on the day prior to the merger, excluding any change in value induced by the

                                       32


proposed merger or its consummation.

        The offer of payment must be accompanied by:

   (i) A copy of Georgia Bank's balance sheet as of the end of a fiscal year not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

   (ii) A statement of Georgia Bank's and Synovus' estimate of the fair value of the shares;

   (iii)     An explanation of how the interest was calculated;

   (iv)      A statement of the dissenter's right to demand payment under
             Section 14-2-1327 of Georgia Law; and

   (v) A copy of Section 14-2-1301 et. seq. of Georgia Law, a copy of which is attached to this Proxy Statement/Prospectus as Appendix "B."

        Assuming the merger has been effected, if the shareholder accepts Georgia Bank's and Synovus' offer by written notice within 30 days after the offer or is deemed to have accepted the offer by failing to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer of or the consummation of the merger, whichever is later. If a dissenting shareholder's demand for payment under Section 14-2-1327 of Georgia Law remains unsettled, Georgia Bank shall commence a proceeding within 60 days after receiving the payment demand and petition the Superior Court of Gordon County, Georgia to determine the fair value of the dissenter's shares and accrued interest, which interest shall be computed from the effective date of the merger. If Georgia Bank does not commence the proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

        The foregoing does not purport to be a complete statement of the provisions of Georgia Law relating to statutory dissenters' rights and is qualified in its entirety by reference to said provisions, relevant portions of which are reproduced in full in Appendix "B" to this Proxy Statement/Prospectus, which is incorporated herein by reference.

Conduct of Business of Georgia Bank and Synovus Pending the Merger

        The Merger Agreement provides that prior to the effective date of the merger, Georgia Bank shall conduct its banking business only in the ordinary course and will not, without the prior written consent of Synovus: (i) issue any options to purchase capital stock or issue any shares of capital stock; (ii) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Georgia Bank; (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Georgia Bank; (iv) effect a split or reclassification of the capital stock of Georgia Bank or a recapitalization of Georgia Bank; (v) amend the articles of incorporation or bylaws of Georgia Bank;
(vi) grant any increase in the salaries payable or to become payable by Georgia Bank or to any employee other than normal, annual salary increases

                                       33



to be made with regard to the employees of Georgia Bank or as required by law;
(vii) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Georgia Bank, except to the extent such changes are required by applicable laws or regulations; (viii) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Georgia Bank or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, other than in the ordinary course of its banking business; (ix) incur or assume any liabilities, other than in the ordinary course of its business; (x) dispose of any of its assets or properties, other than in the ordinary course of its business; (xi) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of Georgia Bank's business or assets, or the acquisition of its voting securities, or the merger of Georgia Bank with any bank or other entity other than as provided by the Merger Agreement, or, subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Georgia Bank shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters); (xii) take any other action not in the ordinary course of its business; or (xiii) directly or indirectly agree to take any of the foregoing actions.

        The Merger Agreement also provides that without the prior written consent of Georgia Bank, Synovus will not: (i) declare, set aside or pay any cash dividend on its common stock other than normal and customary cash dividends in accordance with Synovus' current dividend policy; or (ii) take any action that would: (a) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated by the Merger Agreement; or (b) adversely affect its ability to perform its covenants and agreements on a timely basis under the Merger Agreement.

                             DESCRIPTION OF SYNOVUS

Business

        The disclosures made in this Proxy Statement/Prospectus, together with the following information which is specifically incorporated by reference herein, describe the business of Synovus:

       1. Synovus' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (which includes certain portions of Synovus' 1997 Annual Report to Shareholders and its Proxy Statement for its Annual Meeting of Shareholders held on April 23, 1998).

       2. Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998.

       3. Synovus' Current Reports on Form 8-K dated March 9, 1998, April 23, 1998, May 18, 1998, June 5, 1998, July 15, 1998 and September 1,
             1998.

                                       34



Management and Additional Information

        Certain information relating to the executive compensation, various benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Synovus is incorporated by reference or set forth in Synovus' Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION." Shareholders of Georgia Bank desiring copies of such documents may contact Synovus at its address or phone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                               REGULATORY MATTERS

General

        Synovus is a registered multi-bank holding company subject to supervision and regulation by the Federal Reserve under the Bank Holding Company Act ("BHC Act"), and by the Georgia Banking Department under the bank holding company laws of the State of Georgia (the "Georgia Act"). As a bank holding company, Synovus is required to furnish the Federal Reserve and the Georgia Banking Department with annual reports of the financial condition, management and inter-company relationships of Synovus and its subsidiaries and affiliates at the end of each fiscal year, and such additional information as the Federal Reserve and the Georgia Banking Department may require from time to time. The Federal Reserve and the Georgia Banking Department also make examinations of Synovus and certain of its subsidiaries and affiliates.

        The BHC Act and the Georgia Act require each bank holding company to obtain the prior approval of the Federal Reserve and the Georgia Banking Department before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank, if, after such acquisition, such bank holding company will, directly or indirectly, own or control more than 5% of the voting shares of such bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank; or (iii) it may merge or consolidate with any other bank holding company. In addition, under the Georgia Act, it is unlawful for any bank holding company to acquire, direct or indirect, ownership or control of more than 5% of the voting shares of any presently operating bank, unless such bank has been in existence and continuously operating as a bank for a period of five years or more prior to the date of making application to the Georgia Banking Department for approval of said acquisition.

        Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), effective September 29, 1995, bank holding companies were permitted to acquire banks in any state. Under the Interstate Banking Act, effective June 1, 1997, banks may merge or consolidate across state lines, unless either of the states involved elected to prohibit such merger or consolidation prior to May 31, 1997. Finally, under the Interstate Banking Act, states may authorize banks from other states to engage in branching across state lines.

        In addition, a bank holding company is, with certain exceptions, prohibited by the BHC Act from engaging in, or acquiring or retaining direct or indirect control of the voting shares of

                                       35


any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve to be so closely related to banking, or managing or controlling banks, as to be a proper incident thereto.

        Because Synovus is a registered multi-bank holding company, its subsidiary banks are also subject to examination, supervision and regulation by the Board. The banks which are chartered under the banking laws of the States of Georgia, Florida and Alabama are subject to examination, supervision and regulation by the Georgia Banking Department, Florida Banking Department and the Alabama Banking Department, respectively. The banks which are chartered under the banking laws of the United States are subject to examination, supervision and regulation by the Office of the Comptroller of the Currency ("OCC"). In addition, the deposits of Synovus' subsidiary banks are insured by the FDIC to the extent provided by law, and are subject to examination, supervision and regulation by the FDIC.

        The Georgia Banking Department, Florida Banking Department, Alabama Banking Department, OCC and the FDIC regulate all areas of the banks' banking and trust operations, including, where appropriate, reserves, investments, loans, mergers, the issuance of securities, payment of dividends, interest rates, extension of credit to officers and directors, establishment of branches, maintenance of capital and other aspects of their operations.

        Also, the payment of management fees by banking subsidiaries of a bank holding company is subject to supervision and regulation by the Georgia Banking Department, Florida Banking Department, Alabama Banking Department, the OCC, the Federal Reserve and the FDIC. The payment of management fees by non-banking subsidiaries of a bank holding company is also subject to supervision and regulation by the Federal Reserve.

        Numerous other federal and state laws, as well as regulations promulgated by the Federal Reserve, the Georgia Banking Department, Florida Banking Department, Alabama Banking Department, the OCC and the FDIC govern almost all aspects of the operations of the banks.

Dividends

        Under the laws of the State of Georgia, Synovus, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in its Articles of Incorporation, and unless, after payment of the dividend, it would not be able to pay its debts when they become due in the usual course of its businesses or its total assets would be less than the sum of its total liabilities. Synovus is also subject to certain contractual and regulatory capital restrictions that limit the amount of cash dividends that Synovus may pay.

        The primary sources of funds for Synovus' payment of dividends to its shareholders are dividends and fees to Synovus from its banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that the subsidiary banks of Synovus and Georgia Bank may pay. Pursuant to the regulations of the Georgia Banking Department, a Georgia bank must have approval of the Georgia Banking Department to pay cash dividends if, at the time of such payment: (i) the ratio of such banking affiliate's equity capital (defined to include the aggregate par value of all outstanding common stock, paid-in surplus,

                                       36


retained earnings, capital resources, reserves for loan losses, aggregate par value of outstanding preferred stock which is not redeemable and other outstanding instruments which are required to be converted into common stock) to its adjusted total assets is less than 6%; (ii) the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profit for the previous calendar year; or (iii) its total classified assets in its most recent regulatory examination exceeded 80% of its equity capital (as defined above) as reflected in such examination. In general, the approval of the Alabama Banking Department and the Florida Banking Department, as applicable, is required if the total of all dividends declared by an Alabama or Florida bank, as the case may be, in any year would exceed the total of its net profits (as defined) for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the OCC is required for a national bank to pay dividends in excess of the bank's net income for the current year plus retained net income for the preceding two years, less any required transfers to surplus.

        Certain of Synovus' banking affiliates have in the past been required to secure prior regulatory approval for the payment of dividends to Synovus in excess of regulatory limits and may be required to seek approval for the payment of dividends to Synovus in excess of such limits in the future. If such prior regulatory approvals are sought, there is no assurance that any such regulatory approvals will be granted.

        Federal and state banking regulations applicable to Synovus and its banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends. Synovus' objective is to pay out approximately one-third of prior year's earnings in cash dividends to its shareholders.

        Synovus and its predecessors have paid cash dividends on their common stock in every year since 1891. Under restrictions imposed under federal and state laws, Synovus' subsidiary banks could declare aggregate dividends to Synovus of approximately $92.9 million during 1998 without obtaining regulatory approval.

        At June 30, 1998, under restrictions imposed under federal and state laws, Georgia Bank could declare aggregate dividends to its shareholders of approximately $525,000 without obtaining regulatory approval.

Capital Requirements

        Synovus is required to comply with the capital adequacy standards established by the Federal Reserve and its banking subsidiaries must comply with similar capital adequacy standards established by the OCC and FDIC as applicable. Georgia Bank is required to comply with the capital adequacy standards of the FDIC. There are two basic measures of capital adequacy for bank holding companies and their banking subsidiaries that have been promulgated by the Federal Reserve, the FDIC and the OCC: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company or a bank to be considered in compliance.

        The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to

                                       37


account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

        The minimum guideline for the ratio ("Risk-Based Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must comprise common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

        In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 4.0%. Bank holding companies are expected to maintain higher-than- minimum capital ratios if they have supervisory, financial, operational, or managerial weaknesses, or if they are anticipating or experiencing significant growth. Synovus has not been advised by the Federal Reserve of any specific minimum Leverage Ratio applicable to it.

        At June 30, 1998, Synovus' Total Capital ratio was 13.92%, its Tier 1 Capital ratio was 12.64% and its Tier 1 Leverage Ratio was 10.32%. Assuming the Merger, and Synovus' other recently completed and pending acquisitions, had been consummated on June 30, 1998, the Total Capital ratio of Synovus would have been 13.78%, its Tier 1 Capital ratio would have been 12.46% and its Tier 1 Leverage Ratio would have been 10.08%. Each of these ratios exceeds the current requirements under the Federal Reserve's capital guidelines. Each of Synovus' subsidiary banks was in compliance with applicable minimum capital requirements as of June 30, 1998.

        At June 30, 1998, Georgia Bank's Total Capital ratio was 13.74%, its Tier 1 Capital ratio was 12.63% and its Tier 1 Leverage Ratio was 8.27%. Each of these ratios exceeds the current requirements under the FDIC's capital guidelines.

        Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC- insured depository institutions that fail to meet applicable capital requirements. See "Prompt Corrective Action."

        The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the federal banking agencies have amended the risk-based capital standards that calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and require banks with excessive interest rate risk exposure to hold additional amounts of capital

                                       38


against such exposures.

Commitments to Subsidiary Banks

        Under the Federal Reserve's policy, Synovus is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support its subsidiary banks in circumstances when it might not do so absent such policy. In addition, any capital loans by Synovus to any of its subsidiary banks would also be subordinate in right of payment to depositors and to certain other indebtedness of such bank.

        In the event of Synovus' bankruptcy, any commitment by Synovus to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment. In addition, the Federal Deposit Insurance Act provides that any financial institution whose deposits are insured by the FDIC generally shall be liable for any loss incurred by the FDIC in connection with the default of, or any assistance provided by the FDIC to, a commonly controlled financial institution.

Prompt Corrective Action

        The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators are required to rate supervised institutions on the basis of five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

        Pursuant to FDICIA, the Federal Reserve, the FDIC, the OCC and the Office of Thrift Supervision ("OTS") have adopted regulations setting forth a five-tier scheme for measuring the capital adequacy of the financial institutions they supervise. Under the regulations, an institution would be placed in one of the following capital categories: (i) well capitalized (an institution that has a Total Capital ratio of at least 10%, a Tier 1 Capital ratio of at least 6% and a Tier 1 Leverage Ratio of at least 5%); (ii) adequately capitalized (an institution that has a Total Capital ratio of at least 8%, a Tier 1 Capital ratio of at least 4% and a Tier 1 Leverage Ratio of at least 4%); (iii) undercapitalized (an institution that has a Total Capital ratio of under 8%, a Tier 1 Capital ratio of under 4% or a Tier 1 Leverage Ratio of under 4%); (iv) significantly undercapitalized (an institution that has a Total Capital ratio of under 6%, a Tier 1 Capital ratio of under 3% or a Tier 1 Leverage Ratio of under 3%); and (v) critically undercapitalized (an institution whose tangible equity is not greater than 2% of total tangible assets). The regulations permit the appropriate Federal banking regulator to downgrade an institution to the next lower category if the regulator determines (i) after notice and opportunity for hearing or response, that the institution is in an unsafe or unsound condition or (ii) that the institution has received (and not corrected) a less-than-satisfactory rating for any of the categories of asset quality,

                                       39


management, earnings or liquidity in its most recent examination. Supervisory actions by the appropriate Federal banking regulator depend upon an institution's classification within the five categories. Synovus' management believes that Synovus and its bank subsidiaries have the requisite capital levels to qualify as well capitalized institutions under the FDICIA regulations.

        FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. Federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

        Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

Safety and Soundness Standards

        The Federal Deposit Insurance Act, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to FDICIA. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan, the agency must issue an order directing action to correct the

                                       40



deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the prompt correction action provisions of FDICIA. See "Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Depositor Preference Statute

        Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.

                              DESCRIPTION OF GEORGIA BANK

Background

        Georgia Bank was chartered on April 9, 1987 and operates two offices in Calhoun, Georgia and one office in Fairmount, Georgia.

Business

        The principal business of Georgia Bank is to accept deposits from the public and to make loans and other investments in and around its primary service area of Oconee County, Georgia. The principal sources of income for Georgia Bank are interest and fees collected on loans, interest and dividends collected on other investments, and service charges on deposit accounts. The principal expenses of the Georgia Bank are interest paid on deposits, employee compensation, office expenses, and other overhead expenses.

        Georgia Bank offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand accounts, savings accounts, and other time deposit accounts. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law, which is generally $100,000 per depositor subject to certain aggregation rules.

        Georgia Bank also provides loans to businesses, including both secured and unsecured short-term loans for working capital purposes, term loans for fixed asset and expansion needs such as real estate acquisition and improvements, real estate construction loans, and other commercial loans suitable to the needs of its business customers. Loans to individuals which are offered by Georgia Bank include second mortgage loans and installment loans for personal use such as education and personal investment, or for the purchase of automobiles or other consumer items. Georgia Bank also acts as a broker for mortgage loans.

        Georgia Bank's loan portfolio at December 31, 1997, consisted of approximately 60.1% real estate mortgage loans, 4.6% real estate construction loans, 21.4% commercial loans, and 13.9% consumer and other installment loans.

                                       41



        Georgia Bank's marketing plan relies heavily upon local advertising and promotional activity and upon personal contacts by its directors, officers and employees to attract business and to acquaint potential customers with Georgia Bank's personalized services. Georgia Bank emphasizes a high degree of personalized client service to provide for each customer's banking needs. At the present time, Georgia Bank does not offer trust services.

Georgia Bank Common Stock Owned by Management

        The following table sets forth as of September 30, 1998, the number and percentage ownership of shares of Georgia Bank common stock beneficially owned by each director of Georgia Bank , by all directors and executive officers as a group, and by each owner of more than 5% of the outstanding shares of Georgia Bank common stock. Unless otherwise indicated, each person is the record owner of and has sole voting and investment powers over his or her shares.

                                       Number of Shares             Percentage
Name of Director                      Beneficially Owned<F1>        of Total
--------------------------------------------------------------------------------
William R. Davis                               1,400<F2>                  *
James A. Franklin                              18,187<F3>                 3.47
W. Rodney Harbin                               9,143<F4>                  1.75
S. Lamar Harrison                              15,675<F5>                 2.99
John A. King, Jr.                              5,100                      *
Arthur C. Owens, Jr.                           4,395<F6>                  *
T. Larry Roye                                  19,993<F7>                 3.82
Stanley M. Taylor                              13,200<F8>                 2.52

All Directors and Executive
 Officers as a
Group (12 persons)                             91,093                    17.41


                                               42


Name/Address of Additional
 5% Shareholders
-------------------------------
Southeastern Pathology, P.C.                   35,950<F9>                 6.87
311 W. Eighth Street
Rome, Georgia
--------------
* - less than 1%

<F1>    The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934, as amended. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty (60) days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.

<F2>    Includes 500 shares owned by members of Mr. Davis' immediate family, as to which Mr. Davis disclaims beneficial ownership.

<F3>    Includes 200 shares owned by members of Mr. Franklin's immediate family, as to which Mr. Franklin disclaims beneficial ownership.

<F4>    Includes 3,912 shares owned by members of Mr. Harbin's immediate family, as to which Mr. Harbin disclaims beneficial ownership.

<F5>    Includes 450 shares owned by members of Mr. Harrison's immediate family.

<F6>    Includes 1,300 shares owned by members of Mr. Owens' immediate family, as to which Mr. Owens disclaims beneficial ownership.

<F7>    Includes 585 shares owned by members of Mr. Roye's immediate family, as to which Mr. Roye disclaims beneficial ownership.

<F8>    Includes 200 shares owned by members of Mr. Taylor's immediate family.

<F9>    Consists of 35,950 shares held in various accounts by A. G. Edwards &
        Sons, as trustee.

                                       43


 MANAGEMENT'S  DISCUSSION  AND  ANALYSIS OF FINANCIAL  CONDITION  AND RESULTS OF
        OPERATIONS OF GEORGIA BANK & TRUST FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

General - Years Ended December 31, 1997 and 1996

     The purpose of this discussion is to focus on information about the financial condition and results of operations of Georgia Bank & Trust (the "Bank") which is not otherwise apparent from the financial statements included in this Proxy Statement/Prospectus. Reference should be made to those statements and the selected financial data presented elsewhere in this Proxy
Statement/Prospectus for an understanding of the following discussion and analysis.

Summary

     During 1997 and 1996, the Bank continued to experience significant growth in interest-earning and total assets which has been funded by increases in deposits and the retention of net profits. The Bank has recorded net income of approximately $2,097,000 and $1,761,000 for the years ended December 31, 1997 and 1996, respectively, increasing total equity to approximately $13,365,000 at December 31, 1997.

Balance Sheets

     Total assets of the Bank increased approximately $31 million or 23.9% for the year ended December 31, 1997 compared to $22 million or 20.4% for the same period in 1996. The increase in total assets consists primarily of an increase in interest-earning assets of $24 million or 21.6% compared to an increase of $15 million or 15.8% during 1996. The growth in 1997 is considered above average based on the Georgia banking environment.

     The Bank's primary focus is to maximize earnings through lending activities. Any excess funds are invested according to the Bank's investment policy. Loans increased 25% or $22 million during the year ended December 31, 1997. This is compared to an increase of 21.5% or $16 million during 1996. The increase in loans included a 20% increase in real estate loans, or $12 million, an increase in commercial loans of $8 million, and an increase in consumer and other loans of $2.1 million. For the past several years, the Calhoun/Gordon County area has been experiencing significant changes in the local banking community. This activity continues due to mergers of regional banks in the community and subsequent movement of loans and deposits. In addition, the economy in Georgia as a whole continues to be strong. As of December 31, 1997 and 1996, the Bank's loan-to-deposit ratio was 76%.

     Securities available for sale and Federal funds sold increased $759,000 and $3.4 million, respectively, during 1997 compared to an overall increase during 1996 of $3.1 million. The significant increase in Federal funds sold was due to the deposits increasing at a faster pace than loans. These funds are used for short-term liquidity and to provide funding for loan growth. During 1997, total deposits grew by $28.7 million, or 24.5%. This increase consists primarily of an increase in time deposits of $15.7 million or 23.7% compared to an increase of $9.3 million or 16.3% during 1996. The significant increase in time deposits is due to more competitive rates

                                       44


offered by the Bank in 1997 and the movement of deposits from the regional banks in the Calhoun area. Interest-bearing demand deposits increased during the year approximately 32.1% compared to 55.0% during 1996.

Liquidity and Capital Resources

     Liquidity management involves the matching of the cash flow requirements of customers who may be either depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs and the ability of the Bank to meet those needs. The Bank seeks to meet liquidity requirements primarily through management of short-term investments (principally Federal funds sold), monthly amortizing loans, maturing single payment loans, and maturities of securities and prepayments. Also, the Bank maintains relationships with correspondent banks which could provide funds on short notice.

     The liquidity and capital resources of the Bank are monitored on a periodic basis by management and state and Federal regulatory authorities. At December 31, 1997, the Bank's liquidity ratio was 30.37% which was above the Bank's target ratio of 25%. Management reviews liquidity on a periodic basis to monitor and adjust liquidity as necessary. Management has the ability to adjust liquidity by selling securities available for sale, selling participations in loans generated by the Bank and accessing available funds through various borrowing arrangements. The Bank's short-term investments are adequate to cover any reasonably anticipated immediate need for funds. The Bank is not aware of any events or trends likely to result in a material change in liquidity.

     At December 31, 1997, the Bank's capital to asset ratios were considered adequate based on guidelines established by the regulatory authorities. During 1997, the Bank increased its capital by retaining net earnings of approximately $1,626,000. The unrealized gains (losses) on securities available-for-sale increased by $76,000 as a result of an improvement in the bond market. At December 31, 1997, total capital of the Bank amounted to approximately $13,365,000 and is considered well-capitalized based on regulatory requirements.

     In 1997, the Bank paid dividends of $.90 per share. The dividend payout ratio, defined as dividends per share divided by net income per share, was 22.33% in 1997 as compared with 22.79% for 1996.

     At December 31, 1997, management was not aware of any known trends, events, uncertainties or recommendations by regulatory authorities that will have or are reasonably likely to have a material effect on the Bank's liquidity, capital resources or operations.

Effects of Inflation

     The impact of inflation on banks differs from its impact on non-financial institutions. Banks, as financial intermediaries, have assets which are primarily monetary in nature and which tend to fluctuate in concert with inflation. A bank can reduce the impact of inflation if it can manage its rate sensitivity gap. This gap represents the difference between rate sensitive assets and rate sensitive liabilities. The Bank, through its asset-liability committee, attempts to structure the assets and liabilities and manage the rate sensitivity gap, thereby seeking to minimize the

                                       45

potential effects of inflation. For information on the management of the Bank's interest rate sensitive assets and liabilities, see the "Asset/Liability Management" section of this discussion.

Results of Operations

     The Bank's profitability is determined by its ability to effectively manage interest income and expense, to minimize loan and investment losses, to generate noninterest income and to control noninterest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Bank, the ability to generate net interest income is dependent upon the Bank's ability to obtain an adequate spread between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities. Thus, the key performance measure for net interest income is the interest margin or net yield, which is net interest income divided by average earning assets.

     In 1997, the net yield decreased by 11 basis points to 4.57% as compared to 4.68% in 1996. In 1996, the net yield decreased by 19 basis points to 4.68% as compared to 4.87% in 1995. The yield on average interest-earning assets increased slightly in 1997 to 8.90% from 8.82% in 1996 and the rate paid on average interest-bearing liabilities increased from 4.88% in 1996 to 5.05% in 1997, or 17 basis points. These changes resulted in a net interest income of $6,078,000 in 1997 as compared to $5,115,000 in 1996, representing an increase of 18.8%. Net interest income increased $522,000 in 1996 as compared to $4,593,000 in 1995, representing an increase of 11.37%. The increase in net interest income over the past two years is primarily attributable to the increase in average interest-earning assets.

     Average interest-earning assets increased by $23,633,000 or 21.6% to $132,884,000 in 1997 from $109,251,000 in 1996. Average loans increased by
$18,623,000, average securities increased by $5,291,000 and average Federal funds sold decreased by $281,000. The overall increase in average interest-earning assets was funded by an increase in average deposits. Average deposits increased $22,962,000 or 21.7% to $128,723,000 in 1997 from
$105,761,000 in 1996. By comparison, average interest-earning assets increased by $14,912,000 or 15.8% to $109,251,000 in 1996 from $94,339,000 in 1995.
Approximately 12% and 13% of the average deposits were noninterest-bearing deposits in 1997 and 1996, respectively, which increased in 1997 by 6.5% over the prior year.

     The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on growth of the loan portfolio, the amount of net charge-offs incurred, consideration of peer group averages, the general economy and a review of all significant loans, with a particular emphasis on impaired, past due, classified and other loans that management believes require consideration.

     The provision for loan losses is a charge to earnings to maintain the allowance at a level management has determined to be adequate. In 1997, the Bank charged $120,000 to the provision. There were no provisions charged to earnings in 1996 or 1995, primarily due to the minimal amount of net charge-offs in 1996 and 1995 of $60,000 and $2,500, respectively. For the year ended December 31, 1997, the Bank recognized net recoveries of $13,000. The provision for loan losses in 1997 was necessary due to the continued significant growth in loans over the past two years.

                                       46

     Net loan charge-offs (recoveries) as a percentage of total average loans was (.01%) and .07% for the years ended December 31, 1997 and 1996, respectively. The allowance for loan losses as a percentage of total loans outstanding at December 31, 1997, 1996, and 1995 was 1.02%, 1.12% and 1.44%,
respectively.

     Following is a comparison of noninterest income for 1997, 1996 and 1995.

                                                                                            Year Ended December 31,
                                                                 -------------------------------------------------------------
                                                                          1997                  1996                1995
                                                                 ---------------------  ------------------ -------------------
Service charges on deposit accounts                              $            942,000   $         847,000  $          687,000
Other service charges, commissions and fees                                    44,000              30,000              40,000
Other income                                                                  210,000             319,000             163,000
Securities gains (losses)                                                     (8,000)             (7,000)               7,000
                                                                 ---------------------  ------------------ -------------------
                                                                 $          1,188,000   $       1,189,000  $          897,000
                                                                 =====================  ================== ===================

     Total noninterest income decreased in 1997 by $1,000 to $1,188,000 compared to $1,189,000 in 1996. Service charges on deposit accounts increased by $95,000 or 11.22% to $942,000 in 1997 compared to $847,000 in 1996. This increase is primarily due to the increase in total demand deposits of 29.5% during 1997. The increase in service charge income was supplemented by an increase in other service charges, commissions and fees totaling $14,000. The decrease in other income in 1997 is due to a reduction in gains on sales of other real estate of $134,000.

     Following is an analysis of noninterest expense for 1997, 1996 and 1995.

                                                                                           Year Ended December 31,
                                                                ------------------------------------------------------------
                                                                  1997                    1996               1995
                                                                ---------------------  ------------------ ------------------
Salaries and employee benefits                                  $          2,298,000    $      2,106,000   $      1,839,000
Equipment expense                                                            256,000             224,000            242,000
Occupancy expense                                                            220,000             183,000            176,000
Stationery and supplies                                                      192,000             163,000            138,000
Deposit insurance premiums                                                    15,000               2,000             96,000
Other operating expenses                                                   1,083,000             957,000            699,000
                                                                ---------------------  ------------------ ------------------
                                                                $          4,064,000    $      3,635,000   $      3,190,000
                                                                =====================  ================== ==================

     The most significant noninterest expense is salaries and employee benefits which represents 57%, 58%, and 58% of total noninterest expense for the years ended December 31, 1997, 1996 and 1995, respectively. The Bank provided other employee benefits totaling $403,164 as compared to $380,217 in 1996. These benefits include employee uniforms, matching contributions to the Bank's 401(k) profit-sharing plan, insurance and other miscellaneous benefits. The remainder of the increase is attributable to normal salary increases. Other operating expenses increased by $126,000 from $957,000 in 1996 to $1,083,000 in 1997. The most significant item in other operating expenses was a decrease in loan collection expenses of $83,000. The other increases represent normal increases as well as additional expenses directly related to the increase in the number of loan and deposit accounts.

                                       47

     Income tax expense increased in 1997 by $78,000 or 8.59% as compared to and increase of $137,000 or 17.79% in 1996. The effective tax rate for 1997 and 1996 was 32% and 34%, respectively. The net result is an increase in net income from $1,761,000 to $2,097,000 in 1997, representing an increase of $336,000, or 19.08% from 1996 to 1997 as compared to an increase in net income of $232,000 in 1996, or 15.17%.

Capability of the Bank's Data Processing Software to Accommodate the Year 2000

     Like many financial institutions, the Bank relies upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. Management of the Bank has assessed the electronic systems, programs, applications, and other electronic components used in the operations of the Bank and believes that its hardware and software has been programmed to be able to accurately recognize the year 2000, and that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurance in this regard.

                  SELECTED FINANCIAL INFORMATION AND STATISTICAL DATA

     The tables and schedules on the following pages set forth certain significant financial information and statistical data with respect to: the distribution of assets, liabilities and stockholders' equity; the interest rates and interest differentials experienced and the interest rate sensitivity gap; the securities portfolio; the loan portfolio, including types of loans, maturities and sensitivity to changes in interest rates and information on nonperforming loans; summary of the loan loss experience and allowance for loan losses; types of deposits and the return on equity and assets.

                                       48

Table 1 -         Distribution of Assets, Liabilities and Stockholders' Equity
                  Interest Rates and Interest Differentials

     The following table sets forth the average balance sheets and the amount of the Bank's interest income and interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for total interest-earning assets and total interest-bearing liabilities, net interest spread, and net yield on average interest-earning assets. Federally tax-exempt income is not presented on a taxable-equivalent basis.


                                                      1997                                     1996
                                    ----------------------------------------    ----------------------------------
                                    Average          Income or      Yields/           Average      Income or  Yields/
                                    Balances<F1>     Expense        Rates             Balances<F1> Expense    Rates
-------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in Thousands)
Taxable securities                  $   27,898        1,768         6.34              22,575       1,329      5.89
Nontaxable securities                    4,395          213         4.85               4,427         219      4.95
Unrealized gains (losses)
 on securities                              78                                          (114)
Federal funds sold                       1,546           81         5.24               1,827         100      5.47
Loans <F2><F4><F5>                      99,045        9,768         9.86              80,422       7,984      9.93
Allowance for loan losses               (1,065)                                       (1,051)
Cash and due from banks                  5,255                                         5,034
Other assets                             5,606                                         4,904
                                      --------      -------                            -----
         Total                      $  142,758       11,830                          118,024       9,632
                                      ========      =======                          =======        =====

Total interest-earning assets       $  132,884                      8.90 %           109,251                  8.82%
                                        ======                     =====             =======                  ====

Noninterest-bearing demand 15,194       14,261
Interest-bearing demand & savings       39,318        1,370         3.48              30,958         959      3.10
Time                                    74,211        4,359         5.87              60,542       3,499      5.78
                                       -------       ------                           ------       -----
     Total deposits                    128,723        5,729                          105,761       4,458
Borrowings                                 462           23         4.98               1,043          59      5.66
Other liabilities                        1,233                                           891
Stockholders' equity <F3>               12,340                                        10,329
                                      --------                                        ------

     Total                             142,758        5,752                          118,024       4,517
                                      ========        =====                          =======       =====
Total interest-bearing liabilities     113,991                      5.05%             92,543                  4.88%
                                      ========                                        ======
Net interest income                                   6,078                                        5,115
                                                      =====                                        ======
Net interest spread                                                 3.86%                                     3.94%
Net yield on average interest-earning                               4.57%                                     4.68%
  assets

<F1>     Average balances were determined using the daily average balances.
<F2>     Nonaccrual loans are included in the average balance of loans.
<F3>     Average  unrealized gains (losses) on securities  available for sale, net of tax, have been included in stockholders' equity of $51,000 and $74,000 for 1997 and 1996, respectively.
<F4>     Interest and fees on loans include $607,454 and $500,135 of loan fee income for the years ended December 31, 1997 and 1996, respectively.
<F5>     For the years ended December 31, 1997 and 1996, there was $268 and
         $24,315 of interest recognized on nonaccrual loans, respectively.


                                       49

Table 2 - Rate and Volume Analysis

     The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and expense during the year indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) change in volume (change in volume multiplied by old rate); (ii) change in rate (change in rate multiplied by old volume); and (iii) a combination of change in rate and change in volume. The changes in interest income and interest expense attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.


                                                                           Year Ended December 31,
                                                  --------------------------------------------------------------------------
                                                            1997 vs. 1996                         1996 vs. 1995
                                                  -----------------------------------  -------------------------------------
                                                   Increase (decrease)                  Increase (decrease)
                                                     due to change in                     due to change in
                                                  -----------------------              -----------------------
                                                     Rate        Volume      Total       Rate         Volume        Total
                                                  ----------- ----------- -----------  ---------- ------------ -------------
                                                                           (Dollars in Thousands)
                                                  --------------------------------------------------------------------------
   Income from interest-earning assets:
      Interest and fees on loans                  $     (56)  $    1,840  $    1,784   $    (53)  $     1,312    $    1,259
      Interest on taxable securities                     108         331         439        (46)           35          (11)
      Interest on nontaxable securities                  (4)         (2)         (6)         (9)           25            16
      Interest on Federal funds sold                     (4)        (15)        (19)         (7)           33            26
                                                  ----------- ----------- -----------  ---------- ------------ -------------
             Total interest income                        44       2,154       2,198       (115)        1,405         1,290
                                                  ----------- ----------- -----------  ---------- ------------ -------------

   Expense from interest-bearing liabilities:
      Interest on interest-bearing deposits              128         283         411          66          147           213
      Interest on time deposits                           55         805         860          75          464           539
      Interest on other borrowings and
      Federal funds purchased                            (6)        (30)        (36)         (2)           18            16
                                                  ----------- ----------- -----------  ---------- ------------ -------------
             Total interest expense                      177       1,058       1,235         139          629           768
                                                  ----------- ----------- -----------  ---------- ------------ -------------

             Net interest income                  $    (133)  $    1,096  $      963   $   (254)  $       776    $      522
                                                  =========== =========== ===========  ========== ============ =============

                                       50

Asset/Liability Management

     The Bank's objective is to manage assets and liabilities to provide a satisfactory, consistent level of profitability within the framework of established cash, loan, investment, borrowing and capital policies. Certain officers are charged with the responsibility for monitoring policies and procedures that are designed to ensure acceptable composition of the asset/liability mix. It is the overall philosophy of management to support asset growth primarily through growth of core deposits of all categories made by local individuals, partnerships and corporations.

     The Bank's asset/liability mix is monitored on a regular basis with a report reflecting the interest rate sensitive assets and interest rate sensitive liabilities being prepared and presented to the Board of Directors on a monthly basis. The objective of this policy is to monitor interest rate sensitive assets and liabilities so as to minimize the impact of substantial movements in interest rates on earnings. An asset or liability is considered to be interest rate-sensitive if it will reprice or mature within the time period analyzed, usually one year or less. The interest rate-sensitivity gap is the difference between the interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds the interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income. If the Bank's assets and liabilities were equally flexible and move concurrently, the impact of any increase or decrease in interest rates on net interest income would be minimal.

     A simple interest rate "gap" analysis by itself may not be an accurate indicator of how net interest income will be affected by changes in interest rates. Accordingly, the Bank also evaluates how the repayment of particular assets and liabilities is impacted by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as "interest rate caps and floors") which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the interest rate gap. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates.

     Changes in interest rates also affect the Bank's liquidity position.
The Bank currently prices deposits in response to market rates and it is management's intention to continue this policy. If deposits are not priced in response to market rates, a loss of deposits could occur which would negatively affect the Bank's liquidity position.

                                       51

     At December 31, 1997, the Bank's cumulative one year interest rate sensitivity gap ratio was 73%. The Bank's targeted ratio is 80% to 120% within the six-month time horizon. The Bank's ratio for the six-month time horizon was slightly below its target, or 79%. This indicates that the Bank's interest-earning assets will reprice during this period at a rate slower than the Bank's interest-bearing liabilities. The Bank could sell participations in loans and securities available for sale in a rising interest rate environment to match the repricing of liabilities and assets. Secondly, for presentation purposes below, all interest-bearing demand deposits and savings deposits have been reported in the three month time horizon. Based on the Bank's experience, the majority of these deposits are not interest rate sensitive and are considered "core" deposits. Core deposits are those deposits that are placed on deposit with the Bank based on customer relationships and not strictly based on interest rates paid. The rates paid on these deposits do not fluctuate as rapidly as do time deposits.

     The following table sets forth the distribution of the repricing of the Bank's interest-earning assets and interest-bearing liabilities as of December 31, 1997, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities) and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times within such period and at different rates.


                                       52



                                                                         After
                                                                         Three         After
                                                                         Months       One Year
                                                           Within         But           But
                                                           Three         Within        Within        After
                                                           Months       One Year     Five Years    Five Years       Total

                                                        ------------- ------------- ------------- -------------  ------------
                                                                               (Dollars in Thousands)

                                                        ---------------------------------------------------------------------
Interest-earning assets:

   Securities                                           $     10,614  $      7,167  $     11,120  $      1,575   $    30,476
   Federal funds sold                                          3,430             -             -             -         3,430
   Loans                                                      43,582        25,280        40,810         1,615       111,287
                                                        ------------- ------------- ------------- -------------  ------------
             Total interest-earning assets                    57,626        32,447        51,930         3,190       145,193
                                                        ------------- ------------- ------------- -------------  ------------

Interest-bearing liabilities:

   Interest-bearing demand deposits                           38,902             -             -             -        38,902
   Savings                                                     6,962             -             -             -         6,962
   Time deposits, $100,000 and over                            5,979        17,214           605             -        23,798
   Time deposits, less than $100,000                          15,351        39,122         3,892             -        58,365
   Federal funds purchased                                         -             -             -             -             -
                                                        ------------- ------------- ------------- -------------  ------------
             Total interest-bearing liabilities               67,194        56,336         4,497             -       128,027
                                                        ------------- ------------- ------------- -------------  ------------

Interest rate sensitivity gap                           $    (9,568)  $   (23,889)  $     47,433  $      3,190   $    17,166
                                                        ============= ============= ============= =============  ============

Cumulative interest rate sensitivity gap                $    (9,568)  $   (33,457)  $     13,976  $     17,166
                                                        ============= ============= ============= =============

Interest rate sensitivity gap ratio                             0.86          0.58         11.55             -
                                                        ============= ============= ============= =============

Cumulative interest rate sensitivity gap ratio                  0.86          0.73          1.11          1.13
                                                        ============= ============= ============= =============

                                       53

SECURITIES PORTFOLIO

Types of Securities

     The carrying amounts of securities at the date indicated are summarized as follows:

                                                                                                    December 31,
                                                                                         ------------------------------------
                                                                                                1997                1996
                                                                                         -----------------   ----------------
                                                                                               (Dollars in Thousands)
                                                                                         ------------------------------------
       U. S. Treasury and other Government agencies and corporations                     $         18,481    $        17,585
       State and municipal securities                                                               5,361              4,437
       Mortgage-backed securities                                                                   6,242              8,498
       Equity securities                                                                              392                323
                                                                                         -----------------   ----------------
                                                                                         $         30,476    $        30,843
                                                                                         =================   ================

Maturities

     The amounts of securities in each category as of December 31, 1997 are shown in the following table according to maturity classifications (i) one year or less, (ii) after one year through five years, (iii) after five years through ten years and (iv) after ten years.

<F4>

                                                                       U. S. Treasury
                                                                       and Other U. S.                    State and
                                                                     Government Agencies                  Municipal
                                                                    and Corporations <F3>                Securities
                                                                ------------------------------  ------------------------------
                                                                                     Yield                           Yield
                                                                    Amount            <F1>          Amount          <F1><F2>
                                                                ----------------  ------------  ----------------  ------------
                                                                                   (Dollars in Thousands)
                                                                --------------------------------------------------------------

Maturity:

   One year or less                                             $         4,498       5.41 %    $           411       5.16 %
   After one year through five years                                     13,058       6.34                3,446       5.06
   After five years through ten years                                     3,574       6.37                1,400       5.11
   After ten years                                                        3,593       5.78                  104       5.00
                                                                ----------------                ----------------
                                                                $        24,723                 $         5,361
                                                                ================                ================

<F1>     Yields were computed using coupon interest,  adding discount  accretion or subtracting premium amortization, as appropriate, on a ratable basis over the life of each security. The weighted average yield for each maturity range was computed using the carrying value of each security in that range.

<F2>     Yields on municipal securities are not stated on a tax-equivalent basis.

<F3>     Includes mortgage-backed securities at their contractual maturity.

<F4>     The  maturity  table does not include  $392,000 of equity  securities because  these  securities  have no contractual maturity date.

                                       54

LOAN PORTFOLIO

Types of Loans

     The amount of loans outstanding at the dates indicated is shown in the following table according to type of loans.

                                                                                                    December 31,
                                                                                         -----------------------------------
                                                                                               1997                1996
                                                                                         ----------------   ----------------
                                                                                               (Dollars in Thousands)
                                                                                         -----------------------------------

       Real estate - construction                                                        $         5,180    $         4,883
       Real estate - mortgage                                                                     66,898             55,021
       Commercial, financial and agricultural                                                     23,802             15,732
       Consumer <F1>                                                                              12,875             10,372
       Other                                                                                       2,532              3,002
                                                                                         ----------------   ----------------
                                                                                                 111,287             89,010
       Less allowance for loan losses                                                            (1,130)              (997)
                                                                                         ----------------   ----------------
                    Loans, net                                                           $       110,157    $        88,013
                                                                                         ================   ================

<F1>     Consumer  loans  are  stated  net of  $104,000  and  $69,000  of  unearned  interest  for 1997  and  1996, respectively.

Maturities and Sensitivities to Changes in Interest Rates

     Total loans as of December 31, 1997 are shown in the following table according to maturity classifications (i) one year or less, (ii) after one year through five years and (iii) after five years. The disclosure of loans by the required categories, commercial, financial and agricultural and real estate construction, is not available and would involve undue burden and expense to the Bank.


                                                                                            (Dollars in
                                                                                            Thousands)

                                                                                        ---------------
Maturity:

   One year or less                                                                     $       61,663
   After one year through five years                                                            47,071
   After five years                                                                              2,553
                                                                                        ---------------
                                                                                        $      111,287

                                                                                        ===============



     The following table summarizes loans at December 31, 1997 with due dates after one year which (i) have predetermined interest rates and (ii) have floating or adjustable interest rates.


                                                                                           (Dollars in
                                                                                            Thousands)

                                                                                        ----------------
Predetermined interest rates                                                            $        41,153
Floating or adjustable interest rates                                                             8,471
                                                                                        ----------------
                                                                                        $        49,624

                                                                                        ================

                                       55

Risk Elements

     The following table presents, at the dates indicated, the aggregate of nonperforming loans for the categories indicated.


                                                                                                         December 31,
                                                                                           ------------------------------------
                                                                                                  1997                1996
                                                                                           ----------------    ----------------
                                                                                                 (Dollars in Thousands)
                                                                                           ------------------------------------
           Loans accounted for on a nonaccrual basis                                       $           181      $          101

           Installment loans and term loans contractually past due ninety days or more as to interest or principal payments
              and still accruing                                                                        23                   -

           Loans,  the  terms of which  have  been  renegotiated  to  provide  a
              reduction  or  deferral  of  interest  or  principal   because  of
              deterioration in the financial position of the
              borrower                                                                                   -                   -

           Loans now current  about  which  there are  serious  doubts as to the ability of the borrower to comply with present
              loan repayment terms                                                                      62                 117
                                                                                           ------------------------------------
                                                                                           $           266      $          218
                                                                                           ====================================

     The reduction in interest income associated with nonaccrual loans for the year ended December 31, 1997 is as follows:

Interest income that would have been recorded on nonaccrual
   loans under original terms                                $         7,886
                                                             ================

Interest income that was recorded on nonaccrual loans        $           268
                                                             ================

     In the opinion of management, any loans classified by regulatory authorities as doubtful, substandard or special mention that have not been disclosed above do not (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. Any loans classified by regulatory authorities as loss have been charged off.

Commitments and Lines of Credit

     In the ordinary course of business, the Bank has granted commitments to extend credit to approved customers. Generally, these commitments to extend credit have been granted on a temporary basis for seasonal or inventory requirements and have been approved by the Bank's Board of Directors. The Bank has also granted commitments to approved customers for standby letters of credit. These commitments are recorded in the financial statements when funds are

                                       56

 disbursed or the financial instruments become payable. The Bank uses the same credit and collateral policies for these off balance sheet commitments as it does for financial instruments that are recorded in the financial statements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitment amounts expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     Credit card commitments are granted primarily to consumers on an unsecured basis.

     Following is a summary of the commitments outstanding at December 31, 1997 and 1996.

                                                   1997               1996
                                             ---------------    ---------------
                                                  (Dollars in Thousands)
                                             ----------------------------------
           Commitments to extend credit      $       16,744     $       15,954
           Standby letters of credit                  2,032              1,799
           Credit card commitments                    1,193                915
                                             ---------------    ---------------
                                             $       19,969     $       18,668
                                             ===============    ===============


                                       57

SUMMARY OF LOAN LOSS EXPERIENCE

     The following table summarizes average loan balances for each year determined using the daily average balances; changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance which have been charged to operating expense; and the ratio of net charge-offs during the year to average loans.

                                                                                                      December 31,
                                                                                           -----------------------------------
                                                                                                  1997               1996
                                                                                           ----------------    ---------------
                                                                                                 (Dollars in Thousands)
                                                                                           -----------------------------------
           Average amount of loans outstanding                                             $        99,045     $       80,422
                                                                                           ================    ===============

           Balance of allowance for possible loan losses at beginning
              of year                                                                      $           997     $        1,057
                                                                                           ----------------    ---------------

           Loans charged off:
              Commercial, financial and agricultural                                                   (6)                (2)
              Real estate-mortgage and construction                                                   (76)               (81)
              Instalment                                                                              (13)               (21)
                                                                                           ----------------    ---------------
                                                                                                      (95)              (104)
                                                                                           ----------------    ---------------

           Recoveries:
              Commercial, financial and agricultural                                                    60                  8
              Real estate-mortgage and construction                                                     18                 10
              Instalment                                                                                30                 26
                                                                                           ----------------    ---------------
                                                                                                       108                 44
                                                                                           ----------------    ---------------

           Net loan (charge offs) recoveries during year                                                13               (60)
                                                                                           ----------------    ---------------

           Additions to allowance charged to operating expenses                                        120                  -
                                                                                           ----------------    ---------------

           Balance of allowance for possible loan losses at end of year                    $         1,130     $          997
                                                                                           ================    ===============

           Ratio of net loan charge offs (recoveries) during the year to
              average loans outstanding                                                             (.01%)               .07%
                                                                                           ================    ===============

Allowance for Possible Loan Losses

     The allowance for loan losses is maintained at a level deemed appropriate by management to adequately cover all known and inherent risks in the loan portfolio. Management's evaluation of the loan portfolio includes a periodic review of loan loss experience, current economic conditions which may affect the borrower's ability to pay and the underlying collateral value of the loans. The loan committee meets weekly and reviews all new and renewed lines of credit of $50,000 and over and receives updates on problem loans and past due loans. The loan officers rate their own loans as they are originated and update internally and externally classified loans quarterly. The Bank's internal loan review personnel grade all lines of $25,000 and over

                                       58

and report directly to the
loan committee. A report of loan ratings for the previous month, an updated composite report and an analysis of the loan loss allowance are presented to the Board of Directors each month, along with a discussion of significant changes since the previous month. At December 31, 1997 and 1996, there were no allocations of the allowance for loan losses to specific loans in accordance with generally accepted accounting principles. Specific allocations by management are determined based on a percentage of the outstanding balance. These loans are included in impaired loans.

DEPOSITS

     Average amounts of deposits and average rates paid thereon, classified as to noninterest-bearing demand deposits, interest-bearing demand and savings deposits and time deposits, for the periods indicated are presented below.

 <F1>
                                                                        Year Ended December 31,
                                                               --------------------------------------------------------------
                                                               1997                            1996
                                                               ------------------------------  ------------------------------
                                                                  Amount         Rate             Amount         Rate
                                                               ----------------  ------------  ----------------  ------------
                                                               (Dollars in Thousands)
                                                               --------------------------------------------------------------
Noninterest-bearing demand deposits                            $        15,194          -  %    $       14,261          - %
Interest-bearing demand and savings deposits                            39,318       3.48               30,958       3.10
Time deposits                                                           74,211       5.87               60,542       5.78
                                                               ----------------                ----------------
             Total deposits                                    $       128,723                  $      105,761
                                                               ================                ================

<F1>Average balances were determined using the daily average balances.

     The amounts of time deposits issued in amounts of $100,000 or more as of December 31, 1997 are shown below by category, which is based on time remaining until maturity of (i) three months or less, (ii) over three through six months, (iii) over six through twelve months and (iv) over twelve months.


                                                          (Dollars in
                                                          Thousands)
                                                          ----------------
           Three months or less                           $         5,875
           Over three through six months                            8,195
           Over six through twelve months                           7,350
           Over twelve months                                       2,378
                                                          ----------------
                        Total                             $        23,798
                                                          ================


                                       59


RETURN ON EQUITY AND ASSETS

     The following rate of return information for the years indicated is presented below.


                                          Year Ended December 31,
                                    ------------------------------------
                                         1997                1996
                                    ----------------    ----------------
Return on assets <F1>                       1.47 %              1.49 %
Return on equity <F2>                      16.99               17.05
Dividend payout ratio <F3>                 22.33               22.79
Equity to assets ratio <F4>                 8.64                8.75

<F1>    Net income divided by average total assets.
<F2>    Net income divided by average equity.
<F3>    Dividends declared per share divided by net income per share.
<F4>    Average equity divided by average total assets.

General - Six Months Ended June 30, 1998 and 1997

     The following is management's discussion and analysis of certain significant factors which have affected the financial position and operating results of the Bank during the periods included in the accompanying financial statements.

Financial Condition

     Total assets increased during the second calendar quarter of 1998 from $166.3 million to $172.6 million, or 3.79% for the quarter. The growth in total assets for the six months ended June 30, 1998 was $11.8 million, or 7.33% compared to 9.73% for the same period in 1997. The six-month growth in both years was funded by increases in total deposits of $9.1 million and $11.6 million, respectively, and retained net profits. The increase in total assets for the six months ended June 30, 1998 consisted primarily of an increase of $7.5 million in securities, an increase of $7.2 million in net loans, an increase of $1.8 million in Federal funds sold, less a decrease of $4.5 million in cash and due from banks. The decrease in cash and due from banks represents the utilization of excess cash as a funding vehicle for loan and securities growth. The loan to deposit ratio at June 30, 1998 was 77% compared to 75% at June 30, 1997. The increase in the loan to deposit ratio is due to the continued loan demand in the Bank's market area.

Liquidity

     Liquidity management involves the matching of the cash flow requirements of customer withdrawals of funds and the funding of loan originations, and the ability of the Bank to meet those requirements. Management monitors and maintains appropriate levels of liquidity so that maturities of assets and deposit growth are such that adequate funds are provided to meet estimated customer withdrawals and loan requests.

     At June 30, 1998, the Bank's liquidity ratio was 26.30% compared to 27.80% for the same period in 1997. The liquidity ratio at June 30, 1998 exceeded the Bank's target ratio of

                                       60

 25%. The Bank is a member of the Federal
Home Loan Bank of Atlanta and is able to obtain advances if needed. At June 30, 1998, the Bank had, in addition to amounts already borrowed, a combined credit availability of approximately $17.6 million.

Regulatory Capital Requirements

     Banking regulations require the Bank to maintain minimum capital levels in relation to assets. At June 30, 1998, the Bank's capital ratios were considered adequate based on regulatory minimum capital requirements. The minimum capital requirements and the actual capital ratios for the Bank at June 30, 1998 are as follows:

                                                                                Regulatory
                                                              Actual            Requirement
                                                             -------            -----------
                  Leverage Capital Ratio                       8.27%            4.00%
                  Risk-Based Capital Ratios
                          Core Capital                        12.63%            4.00%
                          Total Capital                       13.74%            8.00%


     Management is not aware of any other current recommendations by the regulatory authorities, events or trends, which, if they were to be implemented, would have a material effect on the Bank's liquidity, capital resources, or operations.

Results of Operations

     Net Interest Income. Net interest income increased by $188,000 for the quarter ended June 30, 1998 compared to the same period in 1997, or by 12.5%. The increase in 1997 as compared to the quarter ended June 30, 1996 was $244,000. Net interest income increased for the six-month period ended June 30, 1998 by $440,000 as compared to the same period in 1997. The increase in 1997 compared to 1996 was $449,000. The increases in net interest income for the quarter and six months ended June 30, 1998 are attributable to an increase in earning assets of $29.4 million compared to June 30, 1997. During this same period, total interest-bearing deposits increased by $24.4 million. The most significant increase in earning assets was loans which increased during this period by $21.5 million. The net interest income is based on the spread between rates earned on interest earning assets and rates paid on interest bearing liabilities. The net interest margin decreased to 4.30% at June 30, 1998 as compared to 4.65% at June 30, 1997. Therefore, the increase in net interest income is due primarily to the increase in volume of earning assets.

     Provision for Loan Losses. The provision for loan losses is based on management's evaluation of the economic environment, the history of charged off loans and recoveries, size and composition of the loan portfolio, nonperforming and past due loans, and other aspects of the loan portfolio. Management reviews the allowance for loan loss on a monthly basis and makes provisions as necessary. A provision of $60,000 and $120,000 was made during the three- and six-month periods ended June 30, 1998, respectively. The provision for loan losses has increased by 100% compared to the same period in 1997 due to the increase in loan volume. The increase in the provision for loan losses is attributable to the increase in loan growth, a slight in-

                                       61

rease in net charge offs, and the increase in past due loans. In addition, increased provisions are based on indications of an overall weakening economy. The allowance for loan loss as a percentage of total loans was 1.05% at June 30, 1998 compared to 1.02% at December 31, 1997. Nonperforming loans as a percentage of total loans were .07% at June 30, 1998 compared to
 .16% at December 31, 1997. Management believes the allowance for loan losses at June 30, 1998 is adequate to meet any future losses in the loan portfolio.

     At June 30, 1998 and December 31, 1997, nonaccrual, past due, and restructured loans were as follows:


                                                                         June 30,       December 31,
                                                                            1998             1997
                                                                       --------------------------
                                                                            (Dollars in thousands)
                  Total nonaccruing loans                     $        80       $       181
                  Loans contractually past due ninety days
                    or more as to interest or principal
                    payments and still accruing                       431                23
                  Restructured loans                                    -                 -


     The past due loans over 90 days consists of real estate loans of $366,000, installment loans of $3,000, and commercial loans of $62,000.

     It is the policy of the Bank to discontinue the accrual of interest income when, in the opinion of management, collection of such interest becomes doubtful. This status is accorded such interest when (i) there is a significant deterioration in the financial condition of the borrower and full repayment of principal and interest is not expected and (ii) the principal or interest is more than ninety days past due, unless the loan is both well-secured and in the process of collection. Accrual of interest on such loans is resumed when, in management's judgment, the collection of interest and principal becomes probable.

     Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been included in the table above do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources. These classified loans do not represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                                       62


     Information regarding certain loans and allowance for loan loss data through June 30, 1998 and 1997 is as follows:


                                                                              Six Months Ended
                                                                                  June 30,
                                                                  -----------------------------------------
                                                                           1998                 1997
                                                                  --------------------  -------------------
                                                                           (Dollars in thousands)
Average amount of loans outstanding                               $           114,937    $          91,671

Balance of allowance for loan losses at beginning of period       $             1,129    $             997
Loans charged off
   Commercial                                                                     (6)                    -
   Real estate                                                                   (12)                 (58)
   Installment                                                                   (16)                 (17)
                                                                  --------------------  -------------------
                                                                                 (34)                 (75)
                                                                  --------------------  -------------------
Loans recovered
   Commercial                                                                       1                   44
   Real estate                                                                     19                   18
   Installment                                                                      9                   26
                                                                  --------------------  -------------------
                                                                                   29                   88
                                                                  --------------------  -------------------
Net (charge-offs) recoveries                                                      (5)                   13
                                                                  --------------------  -------------------
Additions to allowance charged to operating expense during period                 120                   60
                                                                  --------------------  -------------------
Balance of allowance for loan losses at end of period             $             1,244    $           1,070
                                                                  ====================  ===================
Ratio of net (charge-offs) recoveries during the
   period to average loans outstanding                                         (.01%)                 .01%
                                                                  ====================  ===================

     Other Income. Other income increased by $131,000 and $209,000 for the three and six months ended June 30, 1998, respectively, as compared to the same periods in 1997. For the three months and six months ended June 30, 1997, other income decreased slightly by $16,000 and $17,000, respectively, compared to 1996.

     Increases in service charges on deposit accounts of $45,000 and $81,000 for the three- and six-month periods ended June 30, 1998 accounted for over a third of the total increase in other income for both periods. These increases are directly related to the growth in deposit accounts. Included in the increase in service charges was an increase of approximately $82,000 in NSF charges for the six months ended June 30, 1998. Other significant increases in other income for the six months ended June 30, 1998 were increases in mortgage origination fees of $63,000 and brokerage fees of $49,000, as compared to the same period in 1997.

     Other Expenses. Other expenses increased by $137,000 and $201,000 for the three and six months ended June 30, 1998, respectively, as compared to 1997. The increases in 1997 as

                                       63

compared to 1996 were $95,000 and $245,000,
respectively. The single most significant increase for all periods is the increase in salaries and employee benefits which increased by $27,000 and $85,000 for the three and six months ended June 30, 1998. The comparable increases in 1997 were $27,000 and $65,000. The increase in salaries and employee benefits represents normal increases in salaries and costs incurred in adding additional banking staff. At June 30, 1998, the number of full time equivalent employees was 67 compared to 65 at June 30, 1997.

     Other operating expense increased for the three and six months ended
June 30, 1998 by $90,000 and $99,000, respectively, as compared to the same periods in 1997. Increases in advertising and data processing expenses of $47,000 and $24,000, respectively, account for 72% of the increase for the six month period. The remainder of the increase is considered normal increases in overhead expenses.

     Net Income. Net income increased by $102,000 and $260,000 for the three and six months ended June 30, 1998 as compared to 1997. The increase in net income is attributable to the increase in net interest income combined with the increases in other income. The effective tax rate for the six months ended June 30, 1998 and 1997 was 33% and 33%, respectively.

Capability of the Bank's Data Processing Software to Accommodate the Year 2000

     The Bank heavily relies upon computers for the daily conduct of their business and for data processing generally. There is a concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions.

     During 1997, the Bank developed a three-phase program for the Year 2000 ("Y2K") information systems compliance. Phase I is to identify those systems with which the Bank has exposure to Y2K issues. Phase II is the development and implementation of action plans to be Y2K compliant in all areas by late 1998. Phase III, to be completed by mid-1999, is the final testing of each major area of exposure to ensure compliance. The evaluation and review of the Y2K issue is a continuing process as testing will be performed throughout the remainder of 1998 and 1999.

     Based on the review of computer and other components, management does not believe the cost of remediation will be material to the Bank's financial statements, although there can be no assurances in this regard.

                                       64

                                     EXPERTS

Synovus

    The consolidated balance sheets of Synovus and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, all of which are incorporated by reference in this Proxy Statement/Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon is incorporated herein by reference. Such financial statements have been so incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP and upon their authority as experts in accounting and auditing.

Georgia Bank

    The balance sheets of Georgia Bank as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the years ended December 31, 1997, 1996 and 1995, included in this Proxy Statement/Prospectus have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, in reliance upon their report appearing elsewhere herein, and upon their authority as experts in accounting and auditing.

                                      OTHER MATTERS

    Georgia Bank's Board of Directors does not know of any matters to be presented at the special meeting other than those set forth above. If any other matters are properly brought before the special meeting or any adjournment thereof, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by the proxy as to any such matters.

                                  SHAREHOLDER PROPOSALS

    Synovus management expects to hold its next annual meeting of shareholders during April 1999. Under the rules of the Securities and Exchange Commission, proposals of shareholders intended to be presented at that meeting must have been received by Synovus at its principal executive offices on or before November 13, 1998 for consideration by Synovus for possible inclusion in such proxy materials.

    If the merger is not consummated, Georgia Bank will inform its shareholders of the date and time of the 1999 annual meeting of shareholders of Georgia Bank
 .

                           WHERE YOU CAN FIND MORE INFORMATION

    Synovus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information that Synovus files with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial

                                       65

document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NYSE.

    Synovus filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Synovus common stock to be issued to Georgia Bank shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Synovus. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in Synovus' Registration Statement or the exhibits to that Registration Statement.

    The Commission allows Synovus to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Synovus can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information contained directly in this Proxy Statement/Prospectus or in later filed documents incorporated by reference in this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Synovus has previously filed with the Commission. These documents contain important information about Synovus and its finances.

                  Synovus Commission Filings (File No. 1-10312)

    (i) Synovus' Annual Report on Form 10-K for the year ended December 31,
1997;

    (ii) Synovus' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

    (iii) Synovus' Current Reports on Form 8-K dated March 9, 1998, April 23, 1998, May 18, 1998, June 5, 1998, July 15, 1998 and September 1, 1998;

    (iv) the description of Synovus common stock contained in Synovus' Registration Statement on Form 8-A filed with the Commission on August 21, 1989; and

    (v) the description of the Common Stock Rights of Synovus contained in Synovus' Registration Statement on Form 8-A filed with the Commission on May 3, 1989.

    Synovus also incorporates by reference additional documents that may be filed with the Commission between the date of this Proxy Statement/Prospectus and the consummation of the merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Synovus has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Synovus and Georgia Bank has supplied all information contained in this Proxy Statement/Prospectus relating to Georgia Bank.

                                       66



    You can obtain any of the documents incorporated by reference from Synovus, the Commission or the Commission's Internet web site as described above. Documents incorporated by reference are available from Synovus without charge, excluding all exhibits, except that if Synovus has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from:

                             Synovus Financial Corp.
                                901 Front Avenue
                                    Suite 301
                             Columbus, Georgia 31901
                         Attn: G. Sanders Griffith, III
                        Senior Executive Vice President,
                           General Counsel & Secretary
                            Telephone: (706)649-2267

                         PRO FORMA FINANCIAL INFORMATION

    Pro forma financial information reflecting the acquisition of Georgia Bank by Synovus is not presented herein since the pro forma effect is not significant.

    On June 5, 1998, Synovus signed an Agreement and Plan of Merger providing for the acquisition of Community Bank Capital Corporation ("CBCC"). CBCC is located in Alpharetta, Georgia and has one subsidiary, the Bank of North Georgia. At June 30, 1998, CBCC had total assets of $345.9 million and shareholders' equity of $22.3 million, and for the six months ended June 30, 1998, reported net income of $1.6 million. On August 31, 1998, Synovus completed its acquisition of CBCC. On April 22, 1998, Synovus signed an Agreement and Plan of Merger providing for the acquisition of Bank of Georgia which is located in Watkinsville, Georgia. At June 30, 1998, Bank of Georgia had total assets of $54 million and shareholders' equity of $5.8 million, and for the six months ended June 30, 1998, reported net income of $480,351. Pro forma financial information reflecting these two acquisitions is not presented in this Proxy Statement/Prospectus because such acquisitions are not significant either individually or in the aggregate, or when combined with Georgia Bank.

                                       67




                              INDEX TO FINANCIAL STATEMENTS

Georgia Bank & Trust:

Independent Auditors' Report..............................................F-1

Balance Sheets - December 31, 1997 and 1996...............................F-2

Statements of Income for the Years
    ended December 31, 1997, 1996 and 1995................................F-3

Statements of Stockholders' Equity for the Years
    ended December 31, 1997, 1996 and 1995................................F-4

Statements of Cash Flows for the Years
    ended December 31, 1997, 1996 and 1995................................F-5

Notes to Financial Statements.............................................F-7

Unaudited Condensed
    Balance Sheet - June 30, 1998........................................F-24

Unaudited Condensed Statements of Income and Comprehensive Income
    for the Three and Six Months Ended
    June 30, 1998 and 1997...............................................F-25

Unaudited Condensed Statements of Cash Flows
    for the Six Months Ended
    June 30, 1998 and 1997...............................................F-26

Notes to Unaudited Condensed
    Financial Statements.................................................F-27

                       [Rest of page intentionally blank]


                                       68





                          INDEPENDENT AUDITOR'S REPORT

--------------------------------------------------------------------------------

To the Board of Directors
Georgia Bank & Trust
Calhoun, Georgia

     We have audited the accompanying balance sheets of Georgia Bank & Trust as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Georgia Bank & Trust as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                 /s/Mauldin & Jenkins, LLC
Atlanta, Georgia
February 13, 1998

                                      F-1

                              GEORGIA BANK & TRUST

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

---------------------------------------------------------------------------------------------------
                     Assets                                                    1997          1996
---------------------------------------------------------------------------------------------------
Cash and due from banks                                                   $10,382,261   $ 6,080,886
Federal funds sold                                                          3,430,000          --
Securities available-for-sale                                              22,375,499    21,616,396
Securities held-to-maturity, at cost (fair value of $8,087,329
    and $9,112,751)                                                         8,100,536     9,227,035

Loans                                                                     111,286,869    89,009,634
Less allowance for loan losses                                              1,129,639       996,627
----------------------------------------------------------------------------------------------------
          Loans, net                                                      110,157,230    88,013,007
----------------------------------------------------------------------------------------------------
Premises and equipment                                                      2,603,835     2,639,835
Other assets                                                                3,758,075     2,210,069
----------------------------------------------------------------------------------------------------
          Total assets                                                  $ 160,807,436  $129,787,228
====================================================================================================

    Liabilities and Stockholders' Equity

Deposits
    Noninterest-bearing demand                                            $17,695,038   $14,253,524
    Interest-bearing demand                                                38,901,513    29,452,304
    Savings                                                                 6,961,558     6,896,002
    Time, $100,000 and over                                                23,797,979    16,581,687
    Other time                                                             58,364,857    49,864,655
---------------------------------------------------------------------------------------------------
          Total deposits                                                  145,720,945   117,048,172
Other liabilities                                                           1,721,789       520,619
Federal funds purchased                                                          --       1,000,000
---------------------------------------------------------------------------------------------------
          Total liabilities                                               147,442,734   118,568,791
---------------------------------------------------------------------------------------------------
Commitments and contingent liabilities

Stockholders' equity
    Common stock, par value $5; 1,000,000 shares
        authorized 523,311 and 480,811 issued and
        outstanding, respectively                                           2,616,555     2,404,055
    Capital surplus                                                         4,657,140     4,425,797
    Retained earnings                                                       6,004,031     4,377,865
    Unrealized gains on securities available-for-sale,
        net of tax                                                             86,976        10,720
---------------------------------------------------------------------------------------------------
          Total stockholders' equity                                       13,364,702    11,218,437
---------------------------------------------------------------------------------------------------
          Total liabilities and stockholders                            $ 160,807,436  $129,787,228
===================================================================================================

See Notes to Financial Statements.

                                      F-2

                              GEORGIA BANK & TRUST

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

---------------------------------------------------------------------------------------------
                                                      1997           1996             1995
---------------------------------------------------------------------------------------------
Interest income
    Loans                                       $  9,768,451    $  7,984,780    $  6,724,923
    Taxable securities                             1,739,951       1,306,234       1,323,322
    Nontaxable securities                            213,473         218,565         202,856
    Federal funds sold                                81,415          99,737          74,195
    Other                                             27,405          22,725          17,034
--------------------------------------------------------------------------------------------
          Total interest income                   11,830,695       9,632,041       8,342,330
--------------------------------------------------------------------------------------------
Interest expense
    Deposits                                       5,729,131       4,458,115       3,705,711
    Federal funds purchased                           18,419           9,779           9,129
    Other borrowings                                   4,800          49,600          34,378
--------------------------------------------------------------------------------------------
          Total interest expense                   5,752,350       4,517,494       3,749,218
--------------------------------------------------------------------------------------------
          Net interest income                      6,078,345       5,114,547       4,593,112
Provision for loan losses                            120,000            --              --
---------------------------------------------------------------------------------------------
          Net interest income after provision
             for loan losses                       5,958,345       5,114,547       4,593,112
--------------------------------------------------------------------------------------------
Other income
    Service charges on deposit accounts              942,472         847,476         687,237
    Other service charges, commissiions and fees      44,078          30,105          40,315
    Gain on sale of other real estate                 11,658         146,105           9,500
    Net realized gains (losses) on sales of
        securities                                    (8,073)         (6,955)          6,638
    Other operating income                           197,909         172,459         153,480
--------------------------------------------------------------------------------------------
          Total other income                       1,188,044       1,189,190         897,170
--------------------------------------------------------------------------------------------
Other expenses
    Salaries and employee benefits                 2,297,522       2,106,326       1,839,097
    Equipment expenses                               256,165         223,621         242,143
    Occupancy expenses                               220,348         183,377         175,638
    Stationery and supplies                          192,237         162,747         138,213
    Data processing fees                             177,466          57,511          37,307
    Deposit insurance premiums                        14,511           2,000          96,022
    Other operating expenses                         905,646         899,220         661,890
--------------------------------------------------------------------------------------------
          Total other expenses                     4,063,895       3,634,802       3,190,310
--------------------------------------------------------------------------------------------
          Income before income taxes               3,082,494       2,668,935       2,299,972
Income tax expense                                   985,348         907,438         770,000
--------------------------------------------------------------------------------------------
          Net income                            $  2,097,146    $  1,761,497    $  1,529,972
============================================================================================
Basic earnings per common share                 $       4.03    $       3.67    $       3.19
============================================================================================
Diluted earnings per common share               $       4.03    $       3.51    $       3.07
============================================================================================

See Notes to Financial Statements.

                                      F-3




                              GEORGIA BANK & TRUST

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                Unrealized
                                                                                              Gains (Losses)
                                                                                              on Securities
                                                                                                 Available            Total
                                          Common Stock             Capital        Retained       for-Sale,        Stockholders'
                                      Shares     Par Value         Surplus        Earnings      Net of Tax           Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,
    1994                             479,511   $  2,397,555    $  2,395,550    $  3,822,558    $  (380,594)     $ 8,235,069
    Net income                          --             --             --          1,529,972            --         1,529,972
    Dividends declared,
        $.70 per share                  --             --             --           (335,658)           --          (335,658)
    Transfer to surplus                 --             --         1,016,895      (1,016,895)           --              --
    Net change in unrealized
        gain (losses) on
        securities available-
        for-sale, net of tax            --             --             --             --            349,948          349,948
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,                479,511      2,397,555       3,412,445       3,999,977        (30,646)       9,779,331
    1995
    Net income                          --             --             --          1,761,497            --         1,761,497
    Dividends declared,
        $.80 per share                  --             --             --           (383,609)           --          (383,609)
    Transfer to surplus                 --             --         1,000,000      (1,000,000)           --              --
    Stock options exercised            1,300          6,500          13,352          --                --            19,852
    Net change in unrealized
        gains (losses) on
        securities available-
        for-sale, net of tax            --             --             --             --             41,366           41,366
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,
    1996                             480,811      2,404,055       4,425,797       4,377,865         10,720       11,218,437
    Net income                          --             --             --          2,097,146            --         2,097,146
    Dividends declared,
        $.90 per share                  --             --             --           (470,980)           --          (470,908)
    Stock options exercised           42,500        212,500        231,343           --                --           443,843
    Net change in unrealized
        gains (losses) on
        securities available-
        for-sale, net of tax            --             --             --             --             76,256           76,256
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31,
    1997                             523,311     $2,616,555    $ 4,657,140      $6,004,031       $  86,976     $ 13,364,702
===============================================================================================================================

See Notes to Financial Statements.

                                      F-4

                              GEORGIA BANK & TRUST

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                                       1997           1996           1995
--------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
    Net income                                    $ 2,097,146    $ 1,761,497    $ 1,529,972
    Adjustments to reconcile net income to net
        cash provided by operating activities:
        Depreciation                                  236,791        207,512        178,699
        Provision for loan losses                     120,000           --             --
        Deferred income taxes                         (62,750)        38,854         24,764
        Net realized (gains) losses on sales of
            securities                                  8,073          6,955         (6,638)
        Increase in interest receivable              (166,254)      (214,897)      (119,844)
        Increase (decrease) in interest payable       101,027         (6,866)       196,940
        Gain on sale of other real estate             (11,658)      (146,105)        (9,500)
        Other operating activities                     92,324         30,835        219,794
--------------------------------------------------------------------------------------------
         Net cash provided by                       2,414,699      1,677,785      2,014,187
--------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Purchases of securities available-for-sale    (12,235,213)    (9,737,320)    (6,365,842)
    Proceeds from sales of securities
        available-for-sale                          5,764,148      4,813,397      2,488,593
    Proceeds from maturities of securities
        available-for-sale                          5,819,122      1,767,087      2,792,522
    Purchase of securities held-to-maturity          (497,031)    (2,966,423)            --
    Proceeds from maturities of securities
        held-to-maturity                            1,623,530         14,847      2,410,427
    Net (increase) decrease in Federal funds sold  (3,430,000)       160,000        300,000
    Net increase in loans                         (22,264,223)   (16,644,873)   (12,207,908)
    Proceeds from sale of other real estate              --          996,064         35,000
    Payment of life insurance premiums               (338,502)      (376,150)      (554,082)
    Purchase of premises and equipment               (200,791)      (283,102)      (656,223)
--------------------------------------------------------------------------------------------
         Net cash used in investing Activities    (25,758,960)   (22,256,473)   (11,757,513)
--------------------------------------------------------------------------------------------

                                      F-5

                              GEORGIA BANK & TRUST

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------

                                                                1997             1996           1995
--------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
    Net increase in deposits                                $ 28,672,773     $21,075,066    $10,666,334
    Net increase(decrease)in other borrowings                      --         (1,000,000)     1,000,000
    Net increase (decrease) in Federal funds
        purchased                                            (1,000,000)         500,000        500,000
    Dividends paid                                             (470,980)        (383,609)      (335,658)
    Proceeds from exercise of stock options                     443,843           19,852           --
--------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities          27,645,636       20,211,309     11,830,676
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and due from banks            4,301,375         (367,379)     2,087,350

Cash and due from banks at beginning of year                  6,080,886        6,448,265      4,360,915
--------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                      $10,382,261      $ 6,080,886    $ 6,448,265
========================================================================================================
SUPPLEMENTAL DISCLOSURES
  Cash paid for:
        Interest                                            $ 5,651,323      $ 4,524,360    $ 3,552,278

        Income taxes                                        $ 1,023,692      $   843,450    $   778,292

NONCASH TRANSACTIONS
    Unrealized gains on securities
        available-for-sale                                  $ (115,232)      $  (62,577)    $  (530,573)

    Principal balances on loans transferred to
        other real estate                                   $  100,980       $  849,959     $      -

    Financed sales of other real estate                     $ (112,638)      $      -       $      -

    Transfer of securities held-to-maturity to securities
        available-for-sale                                  $      -         $      -       $ 4,542,176


See Notes to Financial Statements.

                                      F-6

                              GEORGIA BANK & TRUST

                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Nature of Business

          Georgia Bank & Trust is a commercial bank with operations in Calhoun, Georgia. The Bank has two locations in Calhoun and a branch location in Fairmount. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Gordon County, Georgia and surrounding counties.

          Basis of Presentation

          The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

          Cash and Due from Banks

          Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

          The Bank maintains amounts due from banks which, at times, may exceed Federally insured limits. The Bank has not experienced any losses in such accounts.

          Securities

          Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax. Equity securities without a readily determinable fair value are carried at cost.

          Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

                                      F-7

NOTES TO FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loans

          Loans are carried at their principal amounts outstanding less unearned income and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

          Loan origination fees and certain direct costs of most loans are recognized at the time the loan is recorded. Loan origination fees and costs incurred for other loans are deferred and recognized as income over the life of the loan. Because net loan origination fees and costs which are recognized immediately are not material, the results of operations are not materially different than the results which would be obtained by accounting for all loan fees and costs in accordance with generally accepted accounting principles.

          The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

          The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest accrued but not collected in previous years is written off against the allowance for loan losses. Interest income is subsequently recognized only to the extent cash payments are received.

          A loan is impaired when it is probable the Bank will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

                                      F-8

NOTES TO FINANCIAL STATEMENTS

NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Premises and Equipment

          Premises   and   equipment  are  stated   at   cost  less  accumulated
          depreciation.    Depreciation   is   computed   principally   by   the
          straight-line method over the estimated useful lives of the assets.

          Other Real Estate Owned

          Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other income.

          Income Taxes

          Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

          Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

          Earnings Per Common Share

          Basic   earnings  per  common  share  are  computed  by  dividing  net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of stock options.

                                      F-9

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Recent Developments

          The Financial Accounting Standards Board (FASB) has issued, and the Bank has adopted, Statement of Financial Accounting Standards
          (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material effect on the Bank's financial statements.

          The FASB has issued, and the Bank has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. The adoption of this statement did not have a material effect on the Bank's financial statements.

          The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Bank consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for periods beginning after December 15, 1997.

                                      F-10

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                     Gross           Gross
                                   Amortized     Unrealized       Unrealized          Fair
                                        Cost         Gains          Losses           Value
                                 ------------------------------------------------------------
Securities Available-for-Sale
 December 31, 1997:
U. S. Government and
agency securities                $ 14,985,186   $     48,916    $    (36,492)   $ 14,997,610
State and municipal securities      5,217,843        160,593         (17,814)      5,360,622
Mortgage-backed securities          1,648,645          3,544         (27,022)      1,625,167
Equity securities                     392,100           --              --           392,100
---------------------------------------------------------------------------------------------
                                 $ 22,243,774   $    213,053    $    (81,328)   $ 22,375,499
==============================================================================================

 December 31, 1996:
U. S. Government and
agency securities                $ 13,132,201   $     45,194    $    (65,173)   $ 13,112,222
State and municipal securities      4,348,346         97,351          (8,372)      4,437,325
Mortgage-backed securities          3,795,956         14,985         (67,492)      3,743,449
Equity securities                     323,400           --              --           323,400
---------------------------------------------------------------------------------------------
                                 $ 21,599,903   $    157,530    $   (141,037)   $ 21,616,396
==============================================================================================


Securities Held-to-Maturity
December 31, 1997:
U. S. Government and
agency securities                $  3,483,267   $     17,160    $    (12,702)   $  3,487,725
Mortgage-backed securities          4,617,269         22,037         (39,702)      4,599,604
---------------------------------------------------------------------------------------------
                                 $  8,100,536   $     39,197    $    (52,404)   $  8,087,329
=============================================================================================

December 31, 1996:
U. S. Government and
agency securities                $  4,472,205   $     23,182    $    (34,361)   $  4,461,026
Mortgage-backed securities          4,754,830         19,090        (122,195)      4,651,725
---------------------------------------------------------------------------------------------
                                 $  9,227,035   $     42,272    $   (156,556)   $  9,112,751
=============================================================================================

                                      F-11




NOTES TO FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 2. SECURITIES (Continued)

               The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.


                                    Securities  Available-for-Sale    Securities Held-to-Maturity
-------------------------------------------------------------------------------------------------
                                       Amortized        Fair            Amortized         Fair
                                         Cost           Value             Cost            Value
-------------------------------------------------------------------------------------------------
          Due in one year or less      $ 3,407,594   $ 3,412,869       $1,496,797     $1,487,405
          Due from one to five years    11,853,910    11,728,643        1,486,470      1,498,915
          Due from five to ten years     4,841,525     5,112,610          500,000        501,405
          Due after ten years              100,000       104,110
          Mortgage-backed securities     1,648,645     1,625,167        4,617,269      4,599,604
          Equity securities                392,100       392,100
-------------------------------------------------------------------------------------------------
                                       $22,243,774   $22,375,499       $8,100,536     $8,087,329
=================================================================================================


          Securities with a carrying value of $9,242,401 and $4,758,498 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

          Gains and losses on sales of securities consist of the following:

                                          1997         1996        1995
          ----------------------------------------------------------------
          Gross gains                   $ 22,631    $ 17,185    $ 15,857
          Gross losses                   (30,704)    (24,140)     (9,219)
          ----------------------------------------------------------------
          Net realized gains (losses)   $ (8,073)   $ (6,955)   $  6,638
          ================================================================


          Under special provisions adopted by the Financial Accounting Standards Board in October 1995, the Bank transferred $4,542,176 from securities held-to-maturity to securities available-for-sale on December 31, 1995, resulting in a net unrealized gain of $100,935 which was included in stockholders' equity at $67,122 net of related taxes of $33,813.

                                      F-12

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 3. LOANS AND ALLOWANCE FOR LOAN LOSSES

        The composition of loans is summarized as follows:

                                                             December 31,
--------------------------------------------------------------------------------
                                                        1997            1996
--------------------------------------------------------------------------------
          Real estate - construction               $   5,180,000    $  4,883,000
          Real estate - mortgage                      66,898,000      55,021,000
          Commercial, financial and agricultural      23,802,000      15,732,000
          Consumer loans                              12,979,000      10,441,000
          Other                                        2,531,551       3,001,773
--------------------------------------------------------------------------------
                                                     111,390,551      89,078,773
          Unearned income                               (103,682)        (69,139)
          Allowance for loan losses                   (1,129,639)       (996,627)
--------------------------------------------------------------------------------
          Loans, net                               $ 110,157,230    $ 88,013,007
================================================================================


        Changes   in   the  allowance  for  loan  losses  for  the  years  ended
        December 31, 1997, 1996 and 1995 were as follows:


                                             1997          1996          1995
--------------------------------------------------------------------------------
          Balance, beginning of year   $   996,627    $ 1,057,104    $ 1,059,630
          Loans charged off                (95,059)      (103,903)       (30,580)
          Recoveries                       108,071         43,426         28,054
          Provision for loan losses        120,000           --             --
--------------------------------------------------------------------------------
          Balance, end of year         $ 1,129,639    $   996,627    $ 1,057,104
================================================================================

          The total recorded investment in impaired loans was $243,728 and $217,840 at December 31, 1997 and 1996, respectively. None of these loans had a specific allowance determined in accordance with generally accepted accounting principles. The average recorded investment in impaired loans for 1997 and 1996 was $107,000 and $520,250, respectively. Interest income on impaired loans of $268, $24,315, and $42,507 was recognized for cash payments received for the years ended 1997, 1996 and 1995, respectively.

                                      F-13

NOTES TO FINANCIAL STATEMENTS

NOTE 3.   LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

          The Bank has granted loans to certain related parties including directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:

          Balance, beginning of year                 $       260,748
          Advances                                           501,029
          Repayments                                        (195,657)
          -----------------------------------------------------------
          Balance, end of year                       $       566,120
          ===========================================================

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                              December 31,
         ------------------------------------------------------
                                         1997           1996
         ------------------------------------------------------
         Land                       $   325,530    $   325,530
         Buildings                    2,158,811      2,061,810
         Equipment                    1,723,694      1,680,662
         ------------------------------------------------------
                                      4,208,035      4,068,002
         Accumulated depreciation    (1,604,200)    (1,428,167)
         ------------------------------------------------------
                                    $ 2,603,835    $ 2,639,835
         ======================================================



NOTE 5. EMPLOYEE BENEFIT PLAN

          The  Bank  has  a  contributory  401(k)  profit-sharing  plan covering all employees, subject to certain minimum age and service requirements. The Bank contributed $46,491, $41,271 and $32,483 to the plan for the years ended December 31, 1997, 1996 and 1995, respectively.

                                      F-14


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 6. DEFERRED COMPENSATION PLAN

          The Bank has a deferred compensation plan providing for death and retirement benefits for certain officers and directors. The estimated amounts to be paid under the compensation plan are being funded through the purchase of life insurance policies on the officers and directors. In 1997, 1996 and 1995, the Bank expensed $38,139, $33,151 and $72,128, respectively, for deferred compensation related to this plan. Accrued deferred compensation of $76,171 and $45,376 is reflected in other liabilities as of December 31, 1997 and 1996, respectively. Cash surrender values of $1,284,440 and $945,938 on the insurance policies as of December 31, 1997 and 1996, respectively, are included in other assets.

NOTE 7. STOCK OPTION PLAN

          The Bank had a Key Employee Incentive Stock Option Plan with 50,000 shares of common stock reserved for options to key employees of the Bank. The option price was not less than the fair market value of the stock as of the date the options were granted. The options were exercisable in cumulative instalments over a 10 year period. The plan terminated during the year ended December 31, 1997. Other pertinent information related to the options is as follows:

                                                     1997                          1996                         1995
-------------------------------------------------------------------------------------------------------------------------------
                                                            Weighted-                    Weighted-                    Weighted-
                                                             Average                      Average                      Average
                                                             Exercise                    Exercise                      Exercise
                                            Number            Price         Number           Price      Number          Price
-------------------------------------------------------------------------------------------------------------------------------

          Under option, beginning of year    42,500     $     10.44         43,800      $    10.59      43,800        $  10.59
          Granted                                --                             --              --          --              --
          Exercised                         (42,500)          10.44         (1,300)          15.27          --              --
------------------------------------------------------                    --------------                ---------
          Under option, end of year              --                         42,500           10.44      43,800            10.59
======================================================                    ==============                =========

                                      F-15


                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 8.  INCOME TAXES

         Income tax expense consists of the following:

                                                  December 31,
--------------------------------------------------------------------------------
                                        1997           1996          1995
--------------------------------------------------------------------------------
          Current                  $ 1,048,098       $868,584     $745,236
          Deferred                     (62,750)        38,854       24,764
--------------------------------------------------------------------------------
          Income tax expense       $   985,348       $907,438     $770,000
================================================================================


          The Bank's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

                                                                              December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                       1997                       1996                           1995
------------------------------------------------------------------------------------------------------------------------------
                                               Amount       Percent         Amount       Percent         Amount        Percent
------------------------------------------------------------------------------------------------------------------------------
          Income taxes at statutory rate   $ 1,048,048          34%       $ 907,438          34%          $781,990        34%
          Tax-exempt interest                 (103,858)         (3)         (92,102)         (3)           (89,007)       (4)
          Disallowed interest                   15,624          --           13,109          --             12,224        --
          State income taxes                    51,347           2           51,629           2             39,836         2
          Officer life insurance, net           (5,572)         --             (753)         --             12,803         1
          Other items, net                     (20,241)         (1)          28,117           1             12,154        --
------------------------------------------------------------------------------------------------------------------------------
          Income tax expense               $   985,348          32%       $ 907,438          34%          $770,000        33%
==============================================================================================================================


                                      F-16




                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8. INCOME TAXES (Continued)

        The components of deferred income tax are as follows:

                                                    December 31,
--------------------------------------------------------------------------------
                                                 1997          1996
--------------------------------------------------------------------------------
               Deferred tax assets:
               Loan loss reserves              $198,844     $153,556
               Deferred compensation             28,747       17,125
--------------------------------------------------------------------------------
                                                227,591      170,681
--------------------------------------------------------------------------------
               Deferred tax liabilities:

               Depreciation                     106,876       82,442
               Securities available-for-sale     44,743       23,582
               Other                             29,800       60,074
--------------------------------------------------------------------------------
                                                181,419      166,098
--------------------------------------------------------------------------------
               Net deferred tax assets         $ 46,172     $  4,583
================================================================================


NOTE 9. EARNINGS PER COMMON SHARE

          The following is a reconciliation of net income (the numerator) and weighted-average shares outstanding (the denominator) used in determining basic and diluted earnings per common share (EPS):

                                                      Year Ended December 31, 1997
-----------------------------------------------------------------------------------------------
                                    Net               Weighted-Average
                                   Income                  Shares                  Per share
                                   (Numerator)         (Denominator)                Amount
-----------------------------------------------------------------------------------------------
Basic EPS                          $2,097,146            520,157                 $   4.03
                                                                                ===============
Effect of Dilutive Securities
Stock options                              --                --
----------------------------------------------------------------
Diluted EPS                        $2,097,146            520,157                 $   4.03
===============================================================================================

                                      F-17

                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9.         EARNINGS PER COMMON SHARE (Continued)

                                                       Year Ended December 31, 1996
                                                   Net           Weighted-Average
                                                  Income               Shares           Per share
                                              (Numerator)           (Denominator)        Amount
          ---------------------------------------------------------------------------------------
          Basic EPS                             $1,761,497            479,761           $   3.67
                                                                                        =========
          Effect of Dilutive Securities
          Stock options                                 --             22,196
          ----------------------------------------------------------------------
          Diluted EPS                           $1,761,497            501,957           $   3.51
          ========================================================================================

                                                          Year Ended December 31, 1995
                                                   Net           Weighted-Average
                                                  Income               Shares           Per share
                                              (Numerator)           (Denominator)        Amount
          ---------------------------------------------------------------------------------------
          Basic EPS                               $1,529,972          479,511           $ 3.19
                                                                                        =========
          Effect of Dilutive Securities
          Stock options                                  --            19,220
          ----------------------------------------------------------------------
          Diluted EPS                            $1,529,972           498,731           $ 3.07
                                                =================================================

                                      F-18

                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 10.  COMMITMENTS AND CONTINGENT LIABILITIES

          In the normal course of business, the Bank has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

          The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Bank's commitments is as follows:

                                                         December 31,
--------------------------------------------------------------------------------
                                                  1997                  1996
--------------------------------------------------------------------------------
          Commitments to extend credit         $16,743,631          $15,953,708
          Standby letters of credit              2,032,050            1,798,750
          Credit card commitments                1,192,987              914,796
--------------------------------------------------------------------------------
                                               $19,968,668          $18,667,254
================================================================================

          Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, inventory, equipment and personal property.

          Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

          Credit card commitments are unsecured.

          In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management of the Bank, any liability resulting from such proceedings would not have a material effect on the Bank's financial statements.

                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


NOTE 11.  CONCENTRATIONS OF CREDIT

          The Bank originates primarily commercial, residential, and consumer loans to customers in Gordon and surrounding counties. The ability of the majority of the Bank's customers to honor their contractual loan obligations is dependent on the economy in their primary market area.

          Sixty-seven percent of the Bank's loan portfolio is concentrated in loans secured by real estate. A substantial portion of these loans are secured by real estate in the Bank's primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Bank's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

          The Bank, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital, or approximately $1,818,000.

NOTE 12.  REGULATORY MATTERS

          The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $1,048,000 of retained earnings were available for dividend declaration without regulatory approval.

          The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

                         NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12.  REGULATORY MATTERS (Continued)

          As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

          The Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                         To Be Well
                                                                                     For Capital         Capitalized Under
                                                                                     Adequacy            Prompt Corrective
                                                       Actual                        Purposes            Action Provisions
-------------------------------------------------------------------------------------------------------------------------------
                                               Amount         Ratio           Amount        Ratio        Amount       Ratio
-------------------------------------------------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------------------
          As of December 31, 1997
           Total Capital
            (to Risk Weighted Assets)          $14,388      15.59%              $7,383      8.00%        $9,229      10.00%
           Tier I Capital
            (to Risk Weighted Assets)          $13,280      14.39%              $3,691      4.00%        $5,537       6.00%
           Tier I Capital
            (to Average Assets)                $13,280       8.63%              $6,155      4.00%        $7,694       5.00%

          As of December 31, 1996
           Total Capital
            (to Risk Weighted Assets)          $12,248      14.31%              $6,847      8.00%        $8,559      10.00%
          Tier I Capital
            (to Risk Weighted Assets)          $11,252      13.15%              $3,423      4.00%        $5,134       6.00%
          Tier I Capital
            (to Average Assets)                $11,252       8.72%              $5,161      4.00%        $6,452       5.00%


                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

          Cash, Due From Banks, and Federal Funds Sold:

          The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

          Securities:

          Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

          Loans:

          For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

          Deposits:

          The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

                         NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13.  FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

          Accrued Interest:

          The carrying amounts of accrued interest approximate their fair values.

          Off-Balance Sheet Instruments:

          Fair values of the Bank's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Bank until such commitments are funded. The Bank has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

          The  estimated  fair  values  of   the  Bank's  financial  instruments
          were as follows:


                                                 December 31, 1997           December 31, 1996
---------------------------------------------------------------------------------------------------
                                            Carrying         Fair          Carrying         Fair
                                              Amount         Value          Amount          Value
----------------------------------------------------------------------------------------------------
          Financial assets:
          Cash, due from banks
          and Federal funds sold          $ 13,812,261   $ 13,812,261   $  6,080,886   $  6,080,886
          Securities available-for-sale     22,375,499     22,375,499     21,616,396     21,616,396
          Securities held-to-maturity        8,100,536      8,087,329      9,227,035      9,112,751
          Loans                            110,157,230    110,268,353     88,013,007     88,321,112
          Accrued interest receivable        1,284,536      1,284,536      1,118,282      1,118,282

          Financial liabilities:
          Deposits                         145,720,945    146,318,109    117,048,172    117,411,830
          Federal funds purchased                                          1,000,000      1,000,000
          Accrued interest payable             541,449        541,449        440,422        440,422

                                      F-23

                              GEORGIA BANK & TRUST
                                  BALANCE SHEET
                                  JUNE 30, 1998
                                   (Unaudited)
                             (Dollars in Thousands)


                                    Assets
                                    -------
Cash and due from banks                                  $     5,806
Interest-bearing deposits in banks                                45
Securities available-for-sale, at fair value                  30,110
Securities held-to-maturity (fair value of $7,937)             7,901
Federal funds sold                                             5,200

Loans                                                        118,624
Less allowance for loan losses                                 1,244
--------------------------------------------------------------------
          Loans, net                                         117,380
--------------------------------------------------------------------
Premises and equipment                                         2,565
Other assets                                                   3,592
--------------------------------------------------------------------
                                                         $   172,599
====================================================================

          Liabilities and Stockholders' Equity
          ------------------------------------

Deposits
    Noninterest-bearing demand                           $    17,227
    Interest-bearing deposits                                137,576
--------------------------------------------------------------------
          Total deposits                                     154,803
Other borrowings                                               2,400
Other liabilities                                              1,308
--------------------------------------------------------------------
          Total liabilities                                  158,511
--------------------------------------------------------------------
Commitments and contingent liabilities

Stockholders' equity
    Common stock, par value $5.00; 1,000,000 shares
        authorized; 523,311 shares issued and outstanding      2,617
    Capital surplus                                            4,657
    Retained earnings                                          6,735
    Accumulated other comprehensive income                        79
--------------------------------------------------------------------
          Total common stockholders' equity                   14,088
--------------------------------------------------------------------
                                                         $   172,599
====================================================================

The accompanying notes are an integral part of these financial statements

                                      F-24


                              GEORGIA BANK & TRUST

                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                 THREE MONTHS ENDED JUNE 30, 1998 AND 1997 AND
                     SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (Unaudited)
                             (Dollars in Thousands)

                                            Three Months Ended        Six Months Ended
                                                 June 30,                  June 30,
                                            -------------------------------------------------
                                            1998         1997         1998         1997
                                            -------------------------------------------------
Interest income
    Loans                                   $    2,845   $    2,346   $    5,571   $    4,511
    Securities                                     538          541        1,013          987
    Federal funds sold                              77           11          159           34
    Deposits in banks                                1            1            1            1
---------------------------------------------------------------------------------------------
              Total interest income              3,461        2,899        6,744        5,533

Interest expense
    Deposits                                     1,765        1,391        3,442        2,671
---------------------------------------------------------------------------------------------
              Net interest income                1,696        1,508        3,302        2,862
Provision for loan losses                           60           30          120           60
---------------------------------------------------------------------------------------------
              Net interest income after
                provision for loan losses        1,636        1,478        3,182        2,802
---------------------------------------------------------------------------------------------
Other income
    Service charges on deposit accounts            264          219          501          420
    Other operating income                         159           73          273          146
    Gain on sale of securities                     -            -              1          -
---------------------------------------------------------------------------------------------
                                                   423          292          775          566
 --------------------------------------------------------------------------------------------
Other expenses
    Salaries and employee benefits                 542          515        1,099        1,014
    Equipment and occupancy expenses               140          120          267          250
    Other operating expenses                       389          299          721          622
---------------------------------------------------------------------------------------------
                                                 1,071          934        2,087        1,886
 --------------------------------------------------------------------------------------------
              Income before income taxes           988          836        1,870        1,482
Income tax expense                                 326          276          617          489
---------------------------------------------------------------------------------------------
              Net income                           662          560        1,253          993
---------------------------------------------------------------------------------------------
Other comprehensive income (loss):
 Unrealized gains (losses) on securities
   available-for-sale arising during period        (26)         146           (9)          67
   Less:  reclassification adjustment for
   gains included in net income, net of tax          -            -            1            -
---------------------------------------------------------------------------------------------
              Total comprehensive income (loss     (26)         146           (8)          67
---------------------------------------------------------------------------------------------
              Comprehensive income          $      636   $      706   $    1,245   $    1,060
=============================================================================================
 Basic earnings per common share            $     1.27   $     1.07   $     2.39   $     1.92
=============================================================================================
Diluted earnings per common share           $     1.27   $     1.07   $     2.39   $     1.92
=============================================================================================
Cash dividends per share of common stock    $      -     $      -     $     1.00   $     0.90
=============================================================================================


The accompanying notes are an integral part of these financial statements.

                                      F-25


                              GEORGIA BANK & TRUST
                            STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                   (Unaudited)
                             (Dollars in Thousands)

                                                         1998              1997
-------------------------------------------------------------------------------
OPERATING ACTIVITIES
    Net income                                         $    1,253   $      993
    Adjustments to reconcile net income to net
      cash provided by operating activities:
      Depreciation                                            131          117
      Provision for loan losses                               120           60
      Net realized gains on securities
      available-for-sale                                       (1)           -
      Increase in interest receivable                        (179)         (90)
      Decrease in interest payable                             52           97
      Other operating activities                             (136)          53
-------------------------------------------------------------------------------

           Net cash provided by operating activities        1,240        1,230
 ------------------------------------------------------------------------------
INVESTING ACTIVITIES
    Purchases of securities                               (15,084)      (6,470)
    Proceeds from sales of securities                       7,409        2,486
    Proceeds from maturities of securities                    237          225
    Purchase of Federal Home Loan Bank stock                  (87)         (69)
    Net increase in Federal funds sold                     (1,770)        (650)
    Net increase in loans                                  (7,343)      (8,098)
    Purchase of premises and equipment                        (92)         (73)
 ------------------------------------------------------------------------------
          Net cash used in investing activities           (16,730)     (12,649)
-------------------------------------------------------------------------------
FINANCING ACTIVITIES
    Net increase in deposits                                9,082       11,562
    Net increase (decrease) in other borrowings             2,400         (590)
    Exercise of stock options                                  -           444
    Dividends paid                                           (523)        (471)
-------------------------------------------------------------------------------
          Net cash provided by financing activities        10,959       10,945
-------------------------------------------------------------------------------
Net decrease in cash and due from banks                    (4,531)        (474)
-------------------------------------------------------------------------------
Cash and cash equivalents at beginning of period           10,382        6,081
-------------------------------------------------------------------------------
Cash and cash equivalents at end of period             $    5,851   $    5,607
===============================================================================

The accompanying notes are an integral part of these financial statements.

                                      F-26


                              GEORGIA BANK & TRUST
                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)

NOTE 1.  BASIS OF PRESENTATION

                  The financial information included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

                  The results of operations for the three and six month periods ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

NOTE 2.  EARNINGS PER COMMON SHARE

                           The following is a  reconciliation  of net income and
                  weighted-average shares outstanding used in determining basic and diluted earnings per common share (EPS):


                                                                              Three Months Ended June 30, 1998

                                                                  ---------------------------------------------------------
                                                                       Net            Weighted-Average        Per share
                                                                      Income               Shares              Amount

                                                                  ---------------    --------------------  ----------------

                        Basic EPS                                 $      662,000                 523,311   $          1.27
                                                                  ===============    ====================  ================

                        Diluted EPS                               $      662,000                 523,311   $          1.27
                                                                  ===============    ====================  ================


                                                                              Three Months Ended June 30, 1997
                                                                  ----------------------------------------------------------
                                                                        Net            Weighted-Average        Per share
                                                                      Income                Shares              Amount
                                                                  ----------------    --------------------  ----------------
                        Basic EPS                                 $       560,000                 523,311   $          1.07
                                                                  ================    ====================  ================

                        Diluted EPS                               $       560,000                 523,311   $          1.07
                                                                  ================    ====================  ================

                                      F-27

                              GEORGIA BANK & TRUST
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 2.  EARNINGS PER COMMON SHARE (Continued)

                                                                             Six Months Ended June 30, 1998

                                                                ----------------------------------------------------------
                                                                      Net            Weighted-Average        Per share
                                                                    Income                Shares              Amount
                                                                ----------------   ---------------------  ----------------
                      Basic EPS                                 $     1,253,000                 523,311   $          2.39
                                                                ================   =====================  ================

                      Diluted EPS                               $     1,253,000                 523,311   $          2.39
                                                                ================   =====================  ================


                                                                             Six Months Ended June 30, 1997
                                                                ---------------------------------------------------------
                                                                     Net            Weighted-Average        Per share
                                                                    Income               Shares              Amount
                                                                ---------------    --------------------  ----------------
                     Basic EPS                                  $      993,000                 516,949   $          1.92
                                                                ===============    ====================  ================

                      Diluted EPS                               $      993,000                 516,949   $          1.92
                                                                ===============    ====================  ================



NOTE 3.  CURRENT ACCOUNTING DEVELOPMENTS

                  The adoption of the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" that became effective on January 1, 1998 did not have a material effect on the Bank's financial statements.

                  The adoption of SFAS No. 130, "Reporting Comprehensive Income", that became effective on January 1, 1998 required the Bank to report comprehensive income in the Bank's Statements of Income and Comprehensive Income.

                                      F-28


                              GEORGIA BANK & TRUST
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 3.  CURRENT ACCOUNTING DEVELOPMENTS (Continued)

                  The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that all derivatives be recognized as either assets or liabilities at fair value. The accounting for changes in the fair value of derivative instruments (gains and losses) depends on the intended use of the derivative. Designated uses are fair value hedges, cash flow hedges, and foreign currency hedges. The effective date of this statement is for all fiscal quarters of fiscal years beginning after June 15, 1999. The Bank has not assessed the impact that this statement will have on the financial statements.

                  There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Bank's financial statements.

NOTE 4.  BUSINESS COMBINATION

                  On September 15, 1998, the Bank entered into an Agreement and Plan of Merger with Synovus Financial Corp. ("Synovus") of Columbus, Georgia. Under this agreement, the Bank will merge with and into a subsidiary of Synovus. Upon consummation of the merger, each share of Bank stock will be converted into and exchanged for the right to receive 3.4612 shares of Synovus common stock, subject to possible adjustment as defined in the agreement. Consummation is subject to certain conditions, including regulatory and stockholder approval.

                                      F-29



                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of the 15th day of September, 1998 (the "Plan" or the "Agreement"), by and among Synovus Financial Corp. ("Synovus"), Georgia Bank & Trust ("Georgia Bank") and Interim Synovus Corp. ("Interim").

                                    RECITALS:

         A. Synovus. Synovus has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of the date hereof, Synovus has 600,000,000 authorized shares of common stock, par value $1.00 per share ("Synovus Common Stock"), of which 263,436,131 shares are outstanding on August 31, 1998. All of the issued and outstanding shares of Synovus Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights. Synovus has 34 wholly-owned banking subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, a "Subsidiary") and other non-banking Subsidiaries as of the date hereof.

         B. Georgia Bank. Georgia Bank has been duly incorporated and is an existing banking corporation in good standing under the laws of Georgia, with its principal executive offices located in Calhoun, Georgia. As of the date hereof, Georgia Bank has 1,000,000 authorized shares of common stock, par value $5.00 per share ("Georgia Bank Common Stock"), of which 523,311 shares are outstanding on the date hereof. All of the issued and outstanding shares of Georgia Bank Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable and not subject to any preemptive rights.

         C. Interim. Interim has been duly incorporated and is an existing corporation in good standing under the laws of Georgia, with its principal executive offices located in Columbus, Georgia. As of the date hereof, Interim has 100 authorized shares of common stock, par value $1.00 per share ("Interim Common Stock"), of which 10 shares are outstanding on the date hereof. All of the Interim Common Stock is owned by Synovus. Interim was formed for the purpose of facilitating Synovus' acquisition of Georgia Bank.

         D. Board Approvals. The Boards of Directors of Synovus, Georgia Bank and Interim have duly approved the Plan and have duly authorized its execution.

         E. Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to Synovus shall be deemed to be with respect to Synovus and its Subsidiaries.

         In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, Synovus, Georgia Bank and Interim hereto adopt and make the Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:



                                  I. THE MERGER

         (A)  Structure  of the  Merger.  On the  Effective  Date (as defined in
Article VII), Interim will merge (the "Merger") with and into Georgia Bank, with Georgia Bank being the surviving bank (the "Surviving Bank") under the name Georgia Bank & Trust pursuant to the Financial Institutions Code of Georgia. On the Effective Date, the Articles of Incorporation and by-laws of Georgia Bank (as the Surviving Bank) shall be the Articles of Incorporation and by-laws of Georgia Bank in effect immediately prior to the Effective Date.

         (B) Effect on Outstanding Shares. By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Georgia Bank Common Stock issued and outstanding on the Effective Date (other than shares as to which dissenters' appraisal rights have been validly exercised and perfected and for which cash is payable pursuant to the Georgia Business Corporation Code ("Dissenters' Shares")) shall become and be converted into 3.4612 shares of Synovus Common Stock ("Per Share Exchange Ratio"). As of the Effective Date, each share of Georgia Bank Common Stock held as treasury stock of Georgia Bank shall be canceled, retired and cease to exist, and no payment shall be made in respect thereof.

         No fractional shares of Synovus Common Stock shall be issued in connection with the Merger, but rather cash shall be paid in lieu thereof (without interest), with the amount of cash to be paid in lieu of fractional shares to be determined based upon the closing price per share of Synovus Common Stock on the New York Stock Exchange ("NYSE") on the fifth business day immediately preceding the Effective Date of the Merger.

         Each shareholder of Georgia Bank Common Stock will be entitled to ten votes for each share of Synovus Common Stock to be received by him on the Effective Date pursuant to a set of resolutions adopted by the Board of Directors of Synovus on September 3, 1998 in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation, dated April 24, 1986. Synovus shall provide Georgia Bank with certified copies of such Resolutions.

         Upon and after the Effective Date, each issued and outstanding share of Synovus Common Stock shall remain unchanged and shall continue to evidence the same number of shares of Synovus Common Stock. Upon and after the Effective Date Synovus, as the sole shareholder of Interim Common Stock, shall be entitled to receive 523,311 shares of Georgia Bank Common Stock in exchange for the 10 shares of Interim Common Stock held by it. The 10 shares of Interim Common Stock outstanding on the Effective Date shall, automatically and without any action on the part of Synovus, be converted into 523,311 shares of Georgia Bank Common Stock. The certificate previously representing 10 shares of Interim Common Stock shall be canceled and retired.

         Dissenters' Shares shall be purchased and paid for in accordance with the applicable provisions of Section 14-2-1301, et seq. of the Georgia Business Corporation Code.

         In the event that, subsequent to the date of this Plan but prior to the Effective Date, the outstanding shares of Synovus Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Synovus' capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio.

         (C) Procedures. Certificates which represent shares of Georgia Bank Common Stock that are outstanding on the Effective Date (each, a "Certificate") and are converted into shares of Synovus Common Stock pursuant to the Plan shall, after the Effective Date, be deemed to represent shares of the Synovus Common Stock into which such shares have become converted and shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of Synovus Common Stock into which such shares have been converted.

         As promptly as practicable after the Effective Date, Synovus shall send to each holder of record of shares of Georgia Bank Common Stock outstanding on the Effective Date transmittal materials for use in exchanging the Certificates for such shares for certificates for shares of the Synovus Common Stock into which such shares of the Georgia Bank Common Stock have been converted pursuant to the Plan. Upon surrender of a Certificate, together with a duly executed stock power and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate for the number of shares of Synovus Common Stock to which such holder is entitled, and such Certificate shall forthwith be canceled. No dividend or other distribution payable after the Effective Date with respect to the Synovus Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously withheld from such holder pursuant hereto. After the Effective Date, there shall be no transfers on the stock transfer books of Georgia Bank of shares of Georgia Bank Common Stock which were issued and outstanding on the Effective Date and converted pursuant to the provisions of the Plan. If, after the Effective Date, Certificates are presented for transfer to Georgia Bank, they shall be canceled and exchanged for the shares of Synovus Common Stock deliverable in respect thereof as determined in accordance with the provisions of Paragraph (B) of
Article I and in accordance with the procedures set forth in this Paragraph C.

         After the Effective Date, holders of Georgia Bank Common Stock shall cease to be, and shall have no rights as, stockholders of Georgia Bank, other than to receive shares of Synovus Common Stock into which such shares have been converted or fractional share payments pursuant to the Plan.

         Notwithstanding the foregoing, neither Synovus nor Georgia Bank nor any other person shall be liable to any former holder of shares of Georgia Bank Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         (D) Directors. The Board of Directors of Georgia Bank immediately following the Effective Date shall consist of the persons named in Exhibit "A" to the Plan, each of whom shall serve until his respective successor is elected and qualified or until a new Board of Directors is elected as provided in the Articles of Incorporation or bylaws of Georgia Bank or as provided by law.

                           II. ACTIONS PENDING MERGER

         (A) Georgia Bank shall conduct its banking business only in the ordinary course and shall not, without the prior written consent of Synovus, which consent will not be unreasonably withheld: (1) issue any options to purchase capital stock or issue any shares of capital stock; (2) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Georgia Bank, (3) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Georgia Bank; (4) effect a split or reclassification of Georgia Bank's capital stock or a recapitalization of Georgia Bank; (5) amend the Articles of Incorporation or bylaws of Georgia Bank; (6) grant any increase in the compensation payable or to become payable by Georgia Bank to any employee other than normal, annual compensation increases that are desired to be made with regard to Georgia Bank's employees or are required by law; (7) make any change in any bonus, group insurance, pension, profit sharing, deferred compensation, or other benefit plan, payment or arrangement made to, for or with respect to any employees or directors of Georgia Bank, except to the extent such changes are required by applicable laws or regulations or result from a third party's exercise of its rights to terminate an insurance contract providing benefits under such benefit plan, payment or arrangement ; (8) enter into, terminate, modify or amend any contract, lease or other agreement with any officer or director of Georgia Bank or any "associate" of any such officer or director, as such term is defined in Regulation 14A under the Securities Exchange Act of 1934, as amended ("Exchange Act"), other than in the ordinary course of its banking business; (9) incur or assume any liabilities, other than in the ordinary course of its banking business; (10) dispose of any of its assets or properties, other than in the ordinary course of its banking business;
(11) solicit, encourage or authorize any individual, corporation or other entity, including its directors, officers and other employees, to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it with any corporation or other entity other than as provided by this Agreement, or subject to the fiduciary obligations of its Board of Directors, provide any individual, corporation or other entity with information or assistance or negotiate with any individual, corporation or other entity in furtherance of such inquiries or to obtain such a proposal (and Georgia Bank shall promptly notify Synovus of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);
(12) take any other action not in the ordinary course of its business; or (13) directly or indirectly agree to take any of the foregoing actions.

         (B) Without the prior written consent of Georgia Bank, which consent will not be unreasonably withheld, Synovus will not declare, set aside or pay any cash dividend on its Common Stock other than normal and customary quarterly cash dividends in accordance with Synovus' current dividend policy or take any action that would: (1) delay or adversely affect the ability of Synovus to obtain any necessary approvals of regulatory authorities required for the transactions contemplated hereby; or (2) adversely affect its ability to perform its covenants and agreements on a timely basis under this Plan.

                       III. REPRESENTATIONS AND WARRANTIES

         Synovus hereby represents and warrants to Georgia Bank, and Georgia Bank represents and warrants to Synovus, that, except as previously disclosed in a letter of Synovus or Georgia Bank, respectively, of even date herewith delivered to the other party (all references to Synovus below shall be deemed to include its Subsidiaries):

         (A) the representations set forth in Recitals A through D of the Plan with respect to it are true and correct;

         (B) its outstanding shares of capital stock are duly authorized, validly issued and outstanding, fully paid and (subject to 12 U.S.C. ss.55 in the case of a national bank subsidiary) non-assessable, and subject to no preemptive rights;

         (C) it has the power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which will not as a whole have a Material Adverse Effect, as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect;

         (D) in the case of Synovus, the shares of capital stock of each of its Subsidiaries are owned by it (except for director's qualifying shares) free and clear of all liens, claims, encumbrances and restrictions on transfer;

         (E) subject, in the case of Georgia Bank, to the receipt of any required shareholder approval of this Plan, the Plan has been authorized by all necessary corporate action of it and, subject to receipt of such approvals of shareholders and required regulatory approvals, is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles;

         (F) the execution, delivery and performance of the Plan by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute: (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or to which it (or any of its respective properties) is subject which breach, violation or default would have a material adverse effect on the financial condition, results of operations or business of it, and in the case of Synovus, its subsidiaries, taken as a whole (a "Material Adverse Effect"), or enable any person to enjoin any of the transactions contemplated hereby; or (2) a breach or violation of, or a default under, its articles of incorporation or by-laws; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities and the approval of the shareholders of Georgia Bank, both of which are referred to in Paragraph (A) of
Article V and any consents and approvals the absence of which will not have a Material Adverse Effect;

         (G) in the case of Synovus, its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form filed with the Securities and Exchange Commission ("SEC") (collectively, its "Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into Synovus' Reports (including the related notes and schedules) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flows and changes in financial position or equivalent statements in or incorporated by reference into Synovus' Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. Synovus has no material obligations or liabilities (contingent or otherwise) except as disclosed in the Reports. For purposes of this Paragraph, material shall have the meaning as defined under the Securities Act of 1933, as amended ("Securities Act"), the Exchange Act and the rules promulgated thereunder;

         (H) in the case of Georgia Bank, it has no material liabilities and obligations secured or unsecured, whether accrued, absolute, contingent or otherwise, known or unknown, due or to become due, including, but not limited to tax liabilities, that should have been but are not reflected in or reserved against in its audited financial statements as of December 31, 1997 or in its unaudited financial statements as of March 31, 1998 or disclosed in the notes thereto;

         (I) there has not been the occurrence of one or more events, conditions, actions or states of facts which have caused a Material Adverse Effect with respect to it since December 31, 1997;

         (J) all material federal, state, local, and foreign tax returns required to be filed by or on behalf of it have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired; and to the best of its knowledge, all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). As of the date of the Plan, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect;

         (K)(1) no litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it, which in the reasonable judgment of its Chief Executive Officer is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated; and (2) it is not subject to any agreement, memorandum of understanding, commitment letter, board resolution or similar arrangement with, or transmitted to, any regulatory authority materially restricting its operations as conducted on the date hereof or requiring that certain actions be taken which could reasonably be expected to have a Material Adverse Effect;

         (L) it is not in default in any material respect under any material contract (as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K) and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default;

         (M) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof; it has not contributed to a "multi-employer plan", as defined in Section 3(37) of ERISA; and it does not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement, except as required by Section 4980B of the Code and
Part 6 of Subtitle B of Title I of ERISA;

         (N) it has good and marketable title to its properties and assets, tangible or intangible (other than property as to which it is lessee) that are material to its business except for such defects in title which would not, in the aggregate, have a Material Adverse Effect;

         (O) it knows of no reason why the regulatory approvals referred to in Paragraphs (A)(2) and (A)(3) of Article V should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraphs (A)(2) and (A)(3) or why the accountants' letter referred to in Paragraph (A)(9) of Article V cannot be obtained;

         (P) it has all material permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened;

         (Q) in the case of Synovus, the shares of capital stock to be issued pursuant to the Plan, when issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights;

         (R) it is not a party to, and is not bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending or threatened;

         (S) other than services provided by Stevens & Company, which has been retained by Georgia Bank and the arrangements with which, including fees, have been disclosed to Synovus prior to the date hereof, neither it nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it, in connection with the Plan or the transactions contemplated hereby;

         (T) the information to be supplied by it for inclusion in: (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act with the SEC by Synovus for the purpose of, among other things, registering the issuance of the Synovus Common Stock to be issued to the shareholders of Georgia Bank in the Merger (the "Registration Statement"); or (2) the proxy statement to be distributed in connection with Georgia Bank's meeting of its shareholders to vote upon this Plan (as amended or supplemented from time to time, the "Proxy Statement", and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Plan, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

         (U) for purposes of this section, the following terms shall have the indicated meaning:

         "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss. 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss. 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss. 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss. 300f, et seq; all accompanying federal regulations and all comparable state and local laws; and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

         "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by Synovus or any of its Subsidiaries or Georgia Bank as applicable.

         (1) there are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to its actual knowledge, threatened against it relating to the Loan Portfolio Properties and Other Properties Owned by it under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, nor, to its actual knowledge, are there any circumstances which could lead to such actions, suits, demands, notices, claims, investigations or proceedings, except such which will not have, or result in, a Material Adverse Effect; and

         (2) Georgia Bank will, within 30 days after the date hereof, engage a firm satisfactory to Synovus to conduct: (a) a phase one environmental assessment of the banking facilities currently owned by Georgia Bank upon which Georgia Bank is conducting a banking business, which assessment shall meet the standards of ASTM E1527-97 and shall include at a minimum a site history, on-site inspection, asbestos report, evaluation of surrounding properties and soil tests in the event any underground storage tanks are discovered; and (b) a transaction screen that meets the standards of ASTM E1528 for the property that Georgia Bank leases, which is known as the "Fairmount Office," and in addition, Georgia Bank agrees to conduct a phase I assessment of the leased property if, in Synovus' reasonable judgment, the transaction screen indicates potential environmental liabilities associated with the leased properties. Synovus has requested such inspection and testing in an effort to reasonably determine whether potential liabilities exist relating to Environmental Laws . Delivery of the phase I assessments and transaction screens satisfactory to Synovus is an express condition precedent to the consummation of the Merger. Within 15 days after receipt of such reports, Synovus shall notify Georgia Bank in writing whether or not, in the reasonable judgment of Synovus, the results of such reports will have a Material Adverse Effect on Georgia Bank. In the event that Synovus determines, in its reasonable judgment, that the results of such reports will have a Material Adverse Effect on Georgia Bank, such written notification shall include a statement by Synovus regarding whether or not it intends to terminate this Agreement based upon the results of such reports. The Parties agree that Synovus has given Georgia Bank good and valuable consideration for its agreement to obtain and pay the cost of such inspection and testing, and Synovus shall be entitled to rely on same;

         (V) in the case of Synovus, its reserve for possible loan losses as shown in its audited financial statements as of December 31, 1997 was, and its reserve for possible loan losses as shown in its Quarterly Reports on Form 10-Q filed prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks and bank holding companies and, in the case of Georgia Bank, its reserve for possible loan losses as shown in its audited financial statements as of December 31, 1997 was, and its reserve for possible loan losses as shown in its unaudited quarterly financial statements prepared for all quarters ending prior to the Effective Date will be, adequate in all material respects under generally accepted accounting principles applicable to banks;

         (W) in the case of Georgia Bank, there are no outstanding options, agreements, contracts, calls or commitments which would require the issuance by Georgia Bank of any shares of Georgia Bank Common Stock or securities convertible into such Common Stock; and

         (X) it has adopted and is in the process of implementing policies and procedures to ensure that it will be in compliance with the Federal Financial Institution Examination Counsel's May 5, 1997 Interagency Statement on Year 2000 Project Management Awareness and subsequent regulatory directives with respect to Year 2000 issues.

                                  IV. COVENANTS

         Synovus hereby covenants to Georgia Bank, and Georgia Bank hereby covenants to Synovus, that:

         (A) it shall take or cause to be taken all action necessary or desirable under the Plan on its part as promptly as practicable, including the filing of all necessary applications and the Registration Statement, so as to permit the consummation of the transactions contemplated by the Plan at the earliest possible date and cooperate fully with the other party hereto to that end;

         (B) in the case of Georgia Bank, it shall: (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving, upon the recommendation of its Board of Directors, the Plan as soon as is reasonably practicable; (2) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and by-laws; (3) recommend to its shareholders that they approve the Plan (unless such recommendation would constitute a breach of its board of directors' fiduciary duties as determined in good faith after consultation with counsel); and (4) cooperate and consult with Synovus with respect to each of the foregoing matters;

         (C) it will  cooperate  in the  preparation  and  filing  of the  Proxy
Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by the Plan as soon as is reasonably practicable;

         (D) Synovus will advise Georgia Bank, promptly after Synovus receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of Synovus Common Stock issuable pursuant to the Plan for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) in the case of Synovus, it shall take all actions to obtain, prior to the effective date of the Registration Statement, all applicable state securities law or "Blue Sky" permits, approvals, qualifications or exemptions for the Synovus shares to be issued pursuant to this Plan;

         (F) subject to its disclosure obligations imposed by law, unless reviewed and agreed to by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby; provided, however, that nothing in this Paragraph (F) shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by law;

         (G) from and subsequent to the date hereof, it will: (1) give to the other party hereto and its respective counsel and accountants full access to its premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct its respective counsel and accountants to cooperate with the other party hereto and with its respective counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements and regulatory filings with respect to the transactions encompassed by the Plan. Any nonpublic information regarding either party shall be held strictly confidential and used solely for the purposes of the transactions contemplated herein. In the event of termination, each party shall return all nonpublic information regarding the other party to such other party;

         (H) it shall notify the other party hereto as promptly as practicable of: (1) any breach of any of its representations, warranties or agreements contained herein; (2) any occurrence or impending occurrence, of any event or circumstance which would cause or constitute a material breach of any of the representations, warranties or agreements of it contained herein; (3) any material adverse change in its financial condition, results of operations or business; and (4) it shall use its best efforts to prevent or remedy the same;

         (I) it shall cooperate and use its best efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies, including, in the case of Synovus, submission of applications for approval of the Plan and the transactions contemplated hereby to the Board of Governors of the Federal Reserve System (the "Board of Governors") in accordance with the provisions of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the Georgia Department of Banking and Finance ("Georgia Department"), the Federal Deposit Insurance Corporation ("FDIC") and to such other regulatory agencies as required by law;

         (J) it will use its best efforts to cause the Merger to qualify for pooling-of-interests accounting treatment;

         (K) in the case of Synovus, it shall cause the shares of Synovus Common Stock to be issued pursuant to the terms of this Plan to be approved for listing on the NYSE, and each such share shall be entitled to ten votes per share in accordance with and subject to those certain Articles of Amendment to Synovus' Articles of Incorporation dated April 24, 1986;

         (L) in the case of Synovus, following the Effective Date, it shall provide generally to officers and employees of Georgia Bank employee benefits, including without limitation pension benefits, health and welfare benefits, life insurance and vacation and severance arrangements ("Employee Benefits") on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Georgia Bank. As soon as administratively and financially practicable following the Effective Date, Synovus shall provide generally to officers and employees of Georgia Bank Employee Benefits which, when taken as a whole, are substantially similar to those provided from time to time by Synovus and its Subsidiaries to their similarly situated officers and employees. With respect to Employee Benefits maintained by Synovus in which Georgia Bank participates after the

Effective Date, Synovus agrees: (1) to treat service by Georgia Bank employees prior to the Effective Date as service with Synovus for eligibility, vesting, and with the exception of the Synovus Financial Corp./Total System Services, Inc. Money Purchase Pension Plan, Profit Sharing Plan and 401(K) Savings Plan, benefit accrual purposes ; and (2) to waive pre-existing condition limitations, if any, as would otherwise be applied to participating employees of Georgia Bank upon the implementation of such Employee Benefits constituting "group health plans" within the meaning of Section 5000(b)(i) of the Code;

         (M) in the case of Georgia Bank, it will use its best efforts to deliver to Synovus on or prior to the date of this Agreement audited consolidated financial statements of Georgia Bank as of, and for the year ended, December 31, 1997;

         (N) in the case of Georgia Bank, it shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying for "pooling-of interests" treatment as described below) to deliver to Synovus as soon as practicable after the date hereof, but in no event after the date of the Georgia Bank shareholders meeting called to approve the Merger, a written agreement providing that such person will not sell, or in any other way reduce his risk relative to any shares of Georgia Bank Common Stock held by such "affiliate" and the shares of Synovus Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Synovus Common Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the periods during which any such sale, pledge, transfer or other disposition would, under generally accepted accounting principles or the rules, regulations or interpretations of the SEC, disqualify the Merger for "pooling-of-interests" accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. The certificates of Synovus Common Stock issued to affiliates of Georgia Bank will bear an appropriate legend reflecting the foregoing. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Synovus and Georgia Bank within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies;

         (O) it will not directly or indirectly take any action or omit to take any action to cause any of its representations and warranties made in this Plan to become untrue;

         (P) in the case of Synovus, it shall take no action which would cause the shareholders of Georgia Bank to recognize gain or loss as a result of the Merger to the extent such shareholders would not otherwise recognize gain or loss as described in Paragraph (A)(7) of Article V;

         (Q) it shall take no action which would prevent the issuance of the accountants' letter referred to in Paragraph (A)(9) of Article V; and

         (R)(1) in the case of Synovus, subject to the conditions set forth in Paragraph (2) below, for a period of six years after the Effective Date, Synovus shall indemnify, defend and hold harmless each person entitled to indemnification from Georgia Bank (each, an

"Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the fullest extent permitted under Georgia law and by Georgia Bank's Articles of Incorporation and bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation. Without limiting the foregoing, in any case in which approval by Synovus is required to effectuate any indemnification, Synovus shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Synovus and the Indemnified Party.

              (2) Any Indemnified Party wishing to claim indemnification under Paragraph (1) upon learning of any such liability or litigation, shall promptly notify Synovus thereof. In the event of any such litigation (whether arising before or after the Effective Date ), (a) Synovus shall have the right to assume the defense thereof, and Synovus shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Synovus elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Synovus and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Synovus shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Synovus shall be obligated pursuant to this Paragraph (2) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (b) the Indemnified Parties will cooperate in the defense of any such litigation, and (c) Synovus shall not be liable for any settlement effected without its prior written consent; and provided further, that Synovus shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                          V. CONDITIONS TO CONSUMMATION

         (A) The respective obligations of Synovus and of Georgia Bank to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following conditions:

         (1) the Plan and the transactions contemplated hereby shall have been approved by the affirmative vote of the shareholders of Georgia Bank owning at least two-thirds of Georgia Bank Common Stock;

         (2) the procurement by Synovus of approval of the Plan and the transactions contemplated hereby by the Board of Governors, the Georgia Department and the FDIC;

         (3) procurement of all other regulatory consents and approvals which are necessary to the consummation of the transactions contemplated by the Plan; provided, however, that no approval or consent in Paragraphs (A)(2) and (A)(3) of this Article V shall be deemed to have been received if it shall include any conditions or requirements (other than conditions or requirements which are customarily included in such an approval or consent)
which would have a Material Adverse Effect on the economic or business benefits of the transactions contemplated hereby as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of Synovus or Georgia Bank;

         (4) the satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Plan;

         (5) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, unreasonably restricts or makes illegal consummation of the Merger;

         (6) the Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and Synovus shall have received all state securities law and "Blue Sky" permits, approvals, qualifications or exemptions necessary to consummate the transactions contemplated hereby;

         (7) each party shall have received an opinion from KPMG Peat Marwick, Certified Public Accountants ("KPMG"), updated as of the Effective Date, to the effect that, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and that, accordingly: (i) no gain or loss will be recognized by Synovus or Georgia Bank as a result of the Merger; and (ii) no gain or loss will be recognized by the shareholders of Georgia Bank who exchange their shares of Georgia Bank Common Stock solely for shares of Synovus Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Synovus Common Stock or cash received as a result of the exercise of statutory dissenters' rights against the Merger);

         (8) each party shall have delivered to the other party a certificate, dated as of the Effective Date, signed by its Chairman of the Board, and its Chief Financial Officer or Controller to the effect that, to the best knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such party, presented to KPMG in delivering the Tax Opinion, were at the date of such presentation true, correct and complete. Each party shall have received a copy of the Tax Opinion referred to in Paragraph
(A)(7) of this Article V; and

         (9) Synovus shall have received a letter dated as of the Effective Date from KPMG, its independent certified public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         (B) The obligation of Synovus to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

                  (1)(a) For purposes of this Article V(B)(1), the accuracy of the representations and warranties of Georgia Bank set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date (provided, that representations and warranties that are confined to a specific date shall speak only as of that date).

                      (b) The representations and warranties set forth in Recital B regarding the number of shares of Georgia Bank Common Stock outstanding shall be true and correct (except for inaccuracies that are de minimus in amount). There shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of Georgia Bank set forth in this Agreement such that the aggregate effect of such inaccuracies or such instances of non-compliance has, or is reasonably likely in the opinion of Synovus to have, a material adverse effect on Georgia Bank, and Synovus shall have received a certificate, signed by the Chief Executive Officer of Georgia Bank, dated the Effective Date, to such effect. For purposes of this subsection
(b) only, those representations and warranties that are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications;

         (2) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves Georgia Bank: (a) which, in the reasonable judgment of Synovus, would have a Material Adverse Effect upon either Georgia Bank or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith;

         (3) Synovus shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Georgia Bank which, in the reasonable judgment of Synovus, is materially and adversely at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Synovus, has or will have a Material Adverse Effect on Georgia Bank, including, without limitation, the loan portfolio of Georgia Bank and the adequacy of the loan loss reserves for such loan portfolio;

         (4) T. Larry Roye shall have executed an employment agreement with Synovus as proposed by Synovus and approved by Mr. Roye;

         (5) on the Effective Date, Georgia Bank will have a CAMEL rating of at least 2 and a Compliance Rating and Community Reinvestment Act Rating of at least Satisfactory;

         (6) on the Effective Date, Georgia Bank will have a loan loss reserve of at least 1.0% of loans and which will be adequate in all material respects under generally accepted accounting principles applicable to banks;

         (7) Georgia Bank shall have delivered to Synovus the environmental reports referenced in Paragraph (U) of Article III;

         (8) the results of any regulatory exam of Georgia Bank occurring between the date hereof and the Effective Date shall be reasonably satisfactory to Synovus; and

         (9) each of the officers and directors of Georgia Bank shall have delivered a letter to Synovus to the effect that such person is not aware of any claims he might have against Georgia Bank other than routine compensation, benefits and the like as an employee, or ordinary rights as a customer.

         (C) The obligation of Georgia Bank to effect the Merger shall be subject to the satisfaction prior to the Effective Date of the following additional conditions:

         (1)(a) For purposes of this Article V(C)(1), the accuracy of the representations and warranties of Synovus set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Date with the same effect as though all such representations and warranties had been made on and as of the Effective Date (provided, that representations and warranties that are confined to a specific date shall speak only as of that date).

            (b) The representations and warranties set forth in Recital A regarding the number of shares of Synovus Common Stock outstanding shall be true and correct (except for inaccuracies that are de minimus in amount). There shall not exist inaccuracies in the representations and warranties or instances of non-compliance with the covenants of Synovus set forth in this Agreement such that the aggregate effect of such inaccuracies or such instances of non-compliance has, or is reasonably likely in the opinion of Georgia Bank to have, a material adverse effect on Synovus, and Georgia Bank shall have received a certificate, signed by the Chief Executive Officer of Synovus, dated the Effective Date, to such effect. For purposes of this subsection (b) only, those representations and warranties that are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

         (2) the listing for trading of the shares of Synovus Common Stock which shall be issued pursuant to the terms of this Plan on the NYSE shall have been approved by the NYSE subject to official notice of issuance;

         (3) there shall be no discovery of facts, or actual or threatened causes of action, investigations or proceedings by or before any court or other governmental body that relates to or involves either Synovus or its
Subsidiaries: (a) which, in the reasonable judgment of Georgia Bank, would have a Material Adverse Effect upon either Synovus or the consummation of the transactions contemplated by this Agreement; (b) that challenges the validity or legality of this Agreement or the consummation of the transactions contemplated by the Agreement; or (c) that seeks to restrain or invalidate the consummation of the transactions contemplated by this Agreement or seeks damages in connection therewith; and

         (4) Georgia Bank shall not have learned of any fact or condition with respect to the business, properties, assets, liabilities, deposit relationships or earnings of Synovus which, in the reasonable judgment of Georgia Bank, is materially and adversely at variance with one or more of the warranties or representations set forth in this Agreement or which, in the reasonable judgment of Georgia Bank, has or will have a Material Adverse Effect on Synovus.

                                 VI. TERMINATION

         A. The Plan may be terminated prior to the Effective Date, either before or after its approval by the stockholders of Georgia Bank:

                  (1) by the mutual consent of Synovus and Georgia Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

                  (2) by Synovus or Georgia Bank if consummation of the Merger does not occur by reason of the failure of any of the conditions precedent set forth in Article V hereof unless the failure to meet such condition precedent is due to a breach of the Plan by the party seeking to terminate;

                  (3) by Synovus or Georgia Bank if its Board of Directors so determines by vote of a majority of the members of its entire Board in the event that the Merger is not consummated by March 31, 1999 unless the failure to so consummate by such time is due to the breach of the Plan by the party seeking to terminate;

                  (4) by Georgia Bank, if the average closing price of Synovus Common Stock on the NYSE during the 20 trading days ending on the fifth business day preceding the date of the Georgia Bank shareholders' meeting called to consider the Merger (the "Measurement Period") is less than $21.00 per share. Georgia Bank shall have three business days subsequent to the Measurement Period in which to make a determination to terminate this Agreement; or

                  (5) by Synovus, if the average closing price of Synovus Common Stock on the NYSE during the Measurement Period is more than $25.67 per share. Synovus shall have three business days subsequent to the Measurement Period in which to make a determination to terminate this Agreement.

         B. In the event of the termination of this Plan by Synovus or Georgia Bank for the reasons and as provided in 1, 2, 3, 4 or 5 above, this Plan shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors.

                               VII. EFFECTIVE DATE

         The "Effective Date" shall be the date on which the Merger becomes effective as specified in the Certificate of Merger to be filed with the Secretary of State of Georgia approving the Merger.

                               VIII. OTHER MATTERS

         (A) The agreements and covenants of the parties which by their terms apply in whole or in part after the Effective Date shall survive the Effective Date. Except for Paragraph (Q) of Article III, and Paragraphs (N) and (R) of
Article IV which shall survive the Effective Date, no other representations, warranties, agreements and covenants shall survive the Effective Date. If the Plan shall be terminated, the agreements of the parties in Paragraph (G) of
Article IV and Paragraphs (E) and (F) of this Article shall survive such termination.

         (B) Prior to the Effective Date, any provision of the Plan may be: (1) waived by the party benefitted by the provision or by both parties; or (2) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective Boards of Directors (to the extent allowed by law) or by their respective Boards of Directors.

         (C) This Plan may be executed in multiple and/or facsimile originals, and each copy of the Plan bearing the manually executed, facsimile transmitted or photocopied signature of each of the parties hereto shall be deemed to be an original.

         (D) The Plan shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

         (E) Each party hereto will bear all expenses incurred by it in connection with the Plan and the transactions contemplated hereby, including, but not limited to, the fees and expenses of its respective counsel and accountants.

         (F) Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

         (G) All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing), by overnight courier or sent by registered or certified mail, postage paid, to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Synovus, to Mr. Thomas J. Prescott, Executive Vice President and Chief Financial Officer of Synovus, Suite 201, 901 Front Avenue, Columbus, Georgia 31901 (fax (706)649-2342), with a copy to Ms. Kathleen Moates at the same address.

         If to Georgia Bank, to Mr. T. Larry Roye, President of Georgia Bank, P.O. Box 250, Calhoun, Georgia 30703 (fax (706)625-3106), with a copy to Mr. Walter G. Moeling, IV, Powell, Goldstein, Frazer & Murphy LLP, 16th Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303 (fax (404) 572-6999).

         (H) All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

         (I) The Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

         (J) This Plan may not be assigned by any party hereto without the written consent of the other parties.

         In Witness Whereof, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                  SYNOVUS FINANCIAL CORP.

                  By: /s/D. Lamar Weaver

                           Title: Senior Vice President

                  Attest: /s/Kathy Moates

                           Title: Assistant Secretary


                  GEORGIA BANK & TRUST

                  BY: /s/T. Larry Roye

                           Title: President

                  Attest: /s/Lamar Harrison

                           Title: Executive Vice President


                  INTERIM SYNOVUS CORP.

                  BY: /s/D. Lamar Weaver

                           Title: Senior Vice President

                  Attest: /s/Kathy Moates

                           Title: Secretary

                                   Exhibit "A"
                   Board of Directors of Georgia Bank & Trust

James A. Franklin
W. Rodney Harbin
S. Lamar Harrison
John A. King, Jr.
Arthur C. Owens, Jr.
T. Larry Roye
Stanley M. Taylor
William R. Davis


                                   APPENDIX B

                        GEORGIA Business Corporation Code
                         Article 13. Dissenters' Rights

             Part 1. Right to Dissent and Obtain Payment for Shares

14-2-1301                  DEFINITIONS. - As used in this article, the term:
         (1) "Beneficial Shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
         (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.
         (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
         (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.
         (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.
         (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.
         (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
         (8) "Shareholder" means the record shareholder or the beneficial shareholder.

         14-2-1302         RIGHT TO  DISSENT. - (a)  A record shareholder of the
corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
         (1) Consummation of a plan of merger to which the corporation is a party:
         (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
         (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;
         (2) Consummation of plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
         (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
         (A) Alters  or  abolishes  a  preferential  right of the  shares;
         (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
         (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
         (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;
         (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2- 604; or
         (F) Cancels, redeems, or repurchases all or part of the shares of the class;
         (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
         (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.
         (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:
         (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or
         (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

         14-2-1303  DISSENT  BY  NOMINEES  AND  BENEFICIAL  OWNERS.  - A  record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this

Code section are determined as if the shares as to which he dissents and his other shares were registerd in the names of different shareholders.

              Part 2. Procedure for Exercise of Dissenters' Rights

         14-2-1320 NOTICE OF DISSENTERS' RIGHTS. - (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.
         (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

         14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT. - (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:
         (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
         (2) Must not vote his  shares in favor of the  proposed  action.
         (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

         14-2-1322 DISSENTERS' NOTICE. - (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.
         (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:
         (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
         (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
         (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and
         (4) Be accompanied by a copy of this article.

         14-2-1323 DUTY TO DEMAND PAYMENT. - (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

         (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
         (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         14-2-1324 SHARE RESTRICTIONS. - (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.
         (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

         14-2-1325 OFFER OF PAYMENT. - (a) Except as provided in Code Section 14- 2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
         (b) The offer of payment must be accompanied by:
         (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
         (2) A statement of the corporation's estimate of the fair value of the shares;
         (3) An explanation of how the interest was  calculated;
         (4) A statement of the dissenter's right to demand payment under Code
Section 14-2-1327; and
         (5) A copy of this article.
         (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

         14-2-1326 FAILURE TO TAKE ACTION. - (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
         (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

         14-2-1327 PROCEDURE IF SHAREHOLDER  DISSATISFIED WITH PAYMENT OR OFFER.
- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:
         (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or
         (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
         (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection
(a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.
         (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:
         (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and
         (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

                      Part 3. Judicial Appraisal of Shares

         14-2-1330  COURT  ACTION.  - (a) If a demand  for  payment  under  Code
Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
         (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
         (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.
         (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.
         (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

         14-2-1331 COURT COSTS AND COUNSEL FEES. - (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.
         (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:
         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2- 1320 through 14-2-1327; or
         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.
         (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         14-2-1332 LIMITATION OF ACTIONS. - No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                  APPENDIX C

                                STEVENS & COMPANY
                              1027 Peninsula Drive
                             LaGrange, Georgia 30240

September 24, 1998

Board of Directors
Georgia Bank and Trust
P.O. Box 12050
Calhoun, Georgia 30703

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness to the shareholders of Georgia Bank & Trust (the "Company"), from a financial point of view, of the exchange ratio (the "Exchange Ratio") provided for in the Agreement and Plan of Merger dated as of September 15, 1998, (the "Merger Agreement") between the Company and Synovus Financial Corporation ("Synovus"). The Merger Agreement provides for a merger (the "Merger") of the Company and Synovus pursuant to which the common shareholders of the Company will receive 3.4612 common shares of Synovus for every common share of the Company. Termination rights to the Merger are available as fully described in the Merger Agreement, to the Company, if the average closing price of Synovus common stock for the 20 trading days ending on the fifth business day preceding the date of the Company shareholders' meeting called to consider the Merger (the "Measurement Period") has declined below $21.00 per share or to Synovus, if the average closing price of Synovus common stock during the measurement period increases to greater than $25.67.

   In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Synovus and the Company. We have also reviewed certain other information, including financial forecasts and budgets and have discussed with the Company's management the business and prospects of the Company.

   We have also considered certain financial and stock market data of Synovus and we have compared that data with similar data for other publicly held bank holding companies and we have considered the financial terms of certain other comparable transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments the Company's management as to the future financial performance of the Company. We have not made an independent evaluation or appraisal of the assets of Synovus or the Company and we have assumed that the aggregate allowances for loan losses for Synovus and the

Board of Directors
Georgia Bank and Trust
September 24, 1998

Company are adequate to cover such losses. We have not solicited third party indications of interest in acquiring the Company.

   It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Synovus common stock necessarily will be when the Synovus common stock is issued to the stockholders of the Company upon consummation of the Merger.

   Stevens & Company is a financial consulting and investment banking firm that specializes in community bank transactions. We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

   Based on the above, it is our opinion that the Exchange Ratio to be received of the Merger is fair, as of the date hereof, from a financial point of view, to the common shareholders of the Company.

   This opinion is being delivered to the Board of Directors of the Company, and is not to be reproduced or, delivered to any third party without the expressed written consent of Stevens & Company, except as required by law. However, it is understood that this opinion may be included in its entirety in any communication by the Company or its Board of Directors to the Company's shareholders.

                                            STEVENS & COMPANY



                                   APPENDIX D


October 12, 1998

PRIVATE & CONFIDENTIAL

Board of Directors                                   Board of Directors
Synovus Financial Corp.                              Georgia Bank and Trust
P.O. Box 120                                         P.O. Box 250
Columbus, GA  31902                                  Calhoun, GA  30703

Board Members:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") regarding certain Federal income tax consequences relating to the merger of Interim Synovus Corporation ("Interim"), a wholly owned subsidiary of Synovus Financial Corp. ("Synovus"), with and into Georgia Bank and Trust ("Georgia Bank"). Specifically, you have requested us to opine that the form and substance of the merger of Georgia Bank with and into Georgia Bank constitutes a tax-free reorganization under Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code") (hereinafter all section references are to the Code unless otherwise indicated) and that under the Code no gain or loss will be recognized by the shareholders of Georgia Bank upon receipt of the Synovus common stock in exchange for their Georgia Bank common stock upon consummation of the merger.

Our opinion as to the tax-free reorganization treatment of the merger of Interim with and into Georgia Bank does not include: (1) cash payments that are to be made to Georgia Bank common shareholders in lieu of their receipt of fractional shares of Synovus common stock and (2) cash payments that are made to Georgia Bank shareholders who exercise their statutory dissenters' rights against the merger and receive cash. All affected Georgia Bank common shareholders should consult their own tax advisers on these matters.

                                      Facts

Synovus is a bank holding company organized and existing under the laws of Georgia and having its principal office in Muscogee County, Georgia. It has authorized 600,000,000 shares of $1.00 par value common stock of which 263,436,131 were outstanding at August 31, 1998. Synovus common stock is widely held, is publicly traded and is listed on the New York Stock Exchange.

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 2


Interim, a wholly owned subsidiary of Synovus, is organized and existing under the laws of Georgia and having its principal office in Columbus, Georgia. Interim has authorized 100 shares of $1.00 par value common stock. As of August 31, 1998, 10 shares of Interim common stock were issued and outstanding.

Synovus common stock carries ten votes per share unless the shares do not meet certain ownership tests, in which case each share is entitled to only one vote. In accordance with the amendment to Synovus' Articles of Incorporation which was adopted by the shareholders of Synovus and became effective on April 24, 1986, a holder of Synovus common stock will be entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock beneficially owned on the record date for any meeting of shareholders which: (1) has had the same beneficial owner since April 24, 1986; (2) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same beneficial owner for whom it was acquired under such plan;
(3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving such issuance specifically reference and grant such rights; (4) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under any such plan; (5) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; (6) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has been held by the same beneficial owner for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; (7) has been beneficially owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (8) is owned by a holder who, in addition to shares that are beneficially owned under the provisions of (1)-(7) above, is the beneficial owner of less than 1,139,063 shares of Synovus common stock (which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986, and with such amount to be appropriately adjusted to properly reflect any other change in Synovus common stock by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986). There are no other classes of stock authorized. Ten-vote shares will be issued to the Georgia Bank shareholders in the proposed transaction.

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 3


Effective April 20, 1989, the Board of Directors of Synovus adopted a plan that provides the common shareholders of Synovus with Common Stock Purchase Rights ("poison pill rights"), i.e. rights to acquire the stock of Synovus or its successor.

Under the terms of the plan, holders of Synovus common stock received a poison pill right for each share of Synovus common stock held by them. A shareholder's ability to exercise his rights is contingent upon the occurrence of either a tender offer for 15% or more, or the actual acquisition of 10% or more, of Synovus common stock by a corporation or individual (the "acquiring person") without the approval of the Synovus' Board of Directors.

In general, the rights become exercisable on the earlier of (1) ten days following a public announcement that, without prior approval of Synovus, a person or group of affiliated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding common stock of Synovus, or (2) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer, without the prior written consent of Synovus, for 15% or more of the outstanding shares of Synovus common stock. Until the rights become exercisable, they cannot be transferred separately from the underlying common stock on which they were distributed, nor are the rights represented by any certificate other than the underlying stock certificate itself. Additional, Synovus may redeem the poison pill rights for 1 cent per right until the date that specified events occur. The poison pill rights expire on May 4, 1999.

Once they become exercisable, the poison pill rights entitle the holder to purchase from Synovus one share of common stock. No fractional shares of common stock will be issued upon exercise of the poison pill right. In lieu thereof, a payment in cash will be made to the holder of such poison pill right equal to the same fraction of the current market value of a share of common stock.

If, after the rights become exercisable, a "flip-in" or "flip-over" event occurs, all holders of such rights, except the acquiring person, are entitled to purchase, at a 50 percent discount, the stock of either Synovus or the acquiring corporation (whichever is applicable). A "flip-in" event is either (1) the acquisition by the acquiring person of 15% or more of the outstanding stock of Synovus, or (2) the conduct of certain self-dealing transactions between an acquiring person or any of its affiliates or associates and Synovus. A "flip-over" event is either (1) a merger or other business combination in which Synovus is not the surviving corporation, or (2) a sale or transfer of more than 30% of the assets or earning power of Synovus and its subsidiaries (taken as a whole) in one or a series of transactions.


Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 4


Georgia Bank is a commercial bank organized and existing under the laws of Georgia and having its principal office in Calhoun, Georgia. Georgia Bank has authorized 1,000,000,000 shares of $5.00 par value common stock. As of August 31, 1998, 523,311 shares of Georgia Bank common stock were issued and outstanding. Georgia Bank shares are not listed on an exchange and are not publicly traded. There are no outstanding warrants, options, rights, calls, or other commitments of any nature that would require the issuance by Georgia Bank of any additional shares of Georgia Bank stock. There are no outstanding securities or debt obligations of Georgia Bank convertible into shares of Georgia Bank common stock.

                              PROPOSED TRANSACTION

For what has been represented to be valid business purposes, Interim and Georgia Bank want to combine their businesses. In order to reach that result, the following transaction is proposed:

1. Pursuant to the Agreement and Plan of Merger dated September 15, 1998 (collectively referred to as the "Merger Agreement"), by and among Synovus, Interim, and Georgia Bank, Interim will merge with and into Georgia Bank in accordance with Georgia state law. Georgia Bank will survive the merger and the separate corporate existence of Interim will cease.

2. As a result of the Merger and on its effective date, Georgia Bank shareholders will be entitled to receive from Synovus 3.4612 shares of Synovus common stock for each of their shares of Georgia Bank common stock with the exact ratio (the "Per Share Exchange Ratio"). The maximum number of shares of Synovus common stock to be issued in the merger is 1,811,284 shares.

3. No fractional shares of Synovus common stock will be issued in the Merger. Instead, Georgia Bank shareholders who would otherwise be entitled to a fractional share of Synovus common stock will be paid in cash for the fractional shares to be determined based upon the closing price per share of Synovus common stock on the NYSE on the fifth business day immediately preceding the effective date of the Merger.

4. Each Georgia Bank shareholder has the right, pursuant to the state laws of Georgia, to dissent from the Merger. Each dissenting shareholder will be entitled to receive from Synovus (as the successor to Georgia Bank), the fair value of his or her shares in cash as established by Georgia law.

5. Following the effective date of the Merger, Synovus will enter into an Employment Agreement with Mr. T. Larry Roye, President of Georgia Bank, for three years and

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 5


    Mr. Lamar Harrison, Executive Vice President and Chief
    Financial Officer of Georgia Bank, for three years. The contracts will provide for Mr. Roye and Mr. Harrison to continue to receive substantially the same base salary and benefits which they presently receive, and certain severance benefits and participation in various Synovus incentive, welfare and benefit plans.

The following assumptions of fact have been made in regard to the proposed merger (and they form an integral part of the opinions contained herein) each of which you have examined and agree with:

     a) The fair market value of the Synovus voting common stock and cash to be received by each of the Georgia Bank shareholders as a result of the merger will be approximately equal, in each instance, to the fair market value of the Georgia Bank common stock exchanged therefor.

     b) The Georgia Bank shareholders, as a group, will receive an amount of Synovus voting common stock in the Merger having, in the aggregate, a fair market value as of the date of the transaction of not less than 50 percent of the fair market value of the formerly outstanding stock of Georgia Bank as of the date of the transaction. For purposes of this representation, shares of Georgia Bank common stock exchanged for cash as a result of dissenters' rights or in lieu of fractional shares will be treated as outstanding stock of Georgia Bank on the date of the transaction which was disposed of for cash. None of (i) Synovus,
          (ii) any member of Synovus' affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Synovus, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or
          (iii) of this paragraph, has not any Georgia Bank common stock prior to the Merger, nor has the intent to, at the time of the merger, or shall, in a transaction that may be considered in connection with the merger, acquire or redeem (directly or indirectly) any shares of Synovus common stock issued in connection with the merger except for repurchases by Synovus of a small percentage of its stock in the open market as part of any ongoing stock repurchase program not created or modified in any way in connection with the merger. For purposes hereof, any entity described in (ii), (iii), or (iv) shall be referred to as a Synovus Related Party. An entity will be treated as a Synovus Related Party

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 6



          if the requisite  relationship exists immediately before
          or immediately after the acquisition or redemption. In addition, an entity (other than Georgia Bank or any Georgia Bank Related Party) will be treated as a Synovus Related Party if the requisite relationship is created in connection with the merger. A Georgia Bank Related Party means any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock outstanding is owned directly or indirectly by Georgia Bank.

     c) Georgia Bank will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by Georgia Bank to shareholders who receive cash or other property, Georgia Bank assets used to pay its reorganization expenses, and all redemptions and distributions (except for "regular, normal" dividends) made by Georgia Bank immediately preceding the transfer, will be included as assets of Georgia Bank held immediately prior to the transaction.

     d) Prior to the Merger, Synovus will be in control of Interim within the meaning of Section 368(c) of the Code.

     e) Following the Merger, Georgia Bank will not issue additional shares of its stock that would result in Synovus losing control of Georgia Bank within the meaning of Section 368(c).

     f) Synovus has no plan or intention to liquidate Georgia Bank, to merge Georgia Bank with and into another corporation, to sell or otherwise dispose of the stock of Georgia Bank, or to cause to sell or otherwise dispose of any assets of Georgia Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).

     g) The liabilities of Interim assumed by Georgia Bank and the liabilities to which the transferred assets of Interim are subject were incurred by Interim in the ordinary course of its business.

     h) Following the transaction, Georgia Bank will continue its historic business or use a significant portion of its historic assets in a business.

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 7



     i)   Synovus,  Interim,  Georgia Bank, and the shareholders of Georgia Bank
          will  each  pay  their  own  fees,  expenses,   and  disbursements  in
          connection with the merger.

     j) There is no intercorporate debt existing between Synovus and Georgia Bank or between Interim and Georgia Bank that was issued, acquired, settled or will be settled at a discount.

     k) No two parties to the merger (i.e. Synovus, Interim and Georgia Bank) are investment companies within the meaning of such term as used in
          Section 368 (a)(2)(F)(iii) and (iv).

     l) Georgia Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of 368(a)(3)(A).

     m) On the effective date of the Merger, the fair market value of the assets of Georgia Bank will exceed the sum of its liabilities plus the amount of liabilities to which the assets are subject.

     n) None of the Synovus common stock being issued to the Georgia Bank shareholders will represent compensation for past or future services. The compensation to be paid to Georgia Bank directors, officers, and employees who are stockholders of Georgia Bank and who will be employed following the Merger will not be part of the consideration paid for their Georgia Bank common stock but will be commensurate, in each instance, with past or future services.

     o) All distributions made by Georgia Bank prior to the merger will be "regular, normal" distributions.

     p) The maximum amount of cash to be paid in lieu of fractional shares of Synovus voting common stock will, in the aggregate, be less than one percent of the total consideration paid to the Georgia Bank shareholders in the transaction. The payment of cash in lieu of fractional shares of Synovus common stock is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.

     q) No event has occurred which would make the poison pill rights exercisable.

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 8


     r) Synovus does not own, nor has it owned during the past five years, any shares of the stock of Georgia Bank.

     s) At the time of the Merger, Georgia Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Georgia Bank that, if exercised or converted, would affect Synovus' acquisition or retention of control of Georgia Bank, as defined in Section 368(c).

     t) In the Merger, shares of Georgia Bank stock representing control of Georgia Bank, as defined in Section 368(c), will be exchanged solely for voting stock of Synovus. For purposes of this representation, shares of Georgia Bank stock exchanged for cash or other property originating with Synovus will be treated as outstanding Georgia Bank stock on the date of the Merger.

The opinions expressed in this letter are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, or state income tax aspect of this transaction.

Therefore, no inference should be drawn on any matter not expressly opined on.

The opinions contained herein are based on the facts, circumstances, and assumptions stated above. If any of the above-stated facts, circumstances or assumptions are not entirely complete or accurate, it is imperative that we be informed immediately, as the incompleteness or inaccuracy could have a material effect on our conclusions and we have not independently verified each of the above facts or assumptions.

In rendering our opinion, we are relying upon the relevant provisions of the Internal Revenue Code of 1986, as amended; the regulations thereunder; and judicial and administrative interpretations thereof, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions. Such change could be retroactive in effect and therefore could have an effect on our conclusions. We undertake no responsibility to update our opinions in the event of any such change.

                                   DISCUSSION

Merger

Classification as a reorganization

Section 368(a)(1)(A) provides that the term "reorganization" includes a statutory merger. The term statutory merger refers to a merger effected pursuant to the corporate laws of

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 9


the United States, a state or territory, or the District of Columbia, Treasury Regulation Section 1.368-2(b).

Section 368(a)(2)(E) provides that a transaction otherwise qualifying as a statutory merger under Section 368(a)(1)(A) will not be disqualified if the stock of a corporation (the "controlling corporation"), which before the merger was in control of the acquiring corporation, is used to acquire substantially all of the properties of another corporation if no stock of the acquiring corporation is used in the transaction. Control for this purpose is defined in
Section 368(c) as the direct ownership of stock possessing at least 80 percent of the total combined voting power and at least 80 percent of the total number of shares of all other classes of stock.

The term "substantially all" as used in Section 368(a)(2)(E) has the same meaning as does the phrase when used in Section 368(a)(1)(C), and in Regulation
Section 1.368-2(b)(2). Section 368(a)(1)(C) and the regulations promulgated thereunder do not define what constitutes substantially all the properties of a corporation. The Internal Revenue Service (the "Service") has established a quantitative test as to the amount of assets of a corporation that will satisfy the "substantially all" properties requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the "substantially all" requirement is satisfied if the acquiring corporation acquired properties of the transferor corporation representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the transferor corporation immediately prior to the reorganization.

The "ninety/seventy" guidelines are arbitrary percentages selected by the Service that do not necessarily represent judicial interpretations of the meaning of the phrase "substantially all of the properties" under the various subdivisions of Section 368. See Louis F. Viereck v. United States, 83-2 U.S.T.C. para 9664 (Cl. Cts.), Ralph C. Wilson, Sr. 46 T.C. 334 (1966),
John G. Moffar 42 T.C. 558, 363 F2d 860 (9th Cir. 1966)(Aff'g T.C.) 66-2
U.S.T.C. para 9498, James Armour, Inc., 43 T.C. 295 (1964), Smothers v. United States, 642 f. 2d 894 (5th Cir. 1981) (affg DC), 79-1 U.S.T.C. para 9216 and American Manufacturing Company, Inc. 55 T.C. 204 (1970).

What constitutes "substantially all of the properties" in a situation other than a request for a ruling from the Service depends upon the facts and circumstances in each case rather than upon any particular percentage, Revenue Ruling 57-518, 1957-2 C.B. 253. The Service is of the view that the "substantially all" properties requirement applies separately to each trade or business of the transferor corporation. In this transaction, however, it has been assumed as a fact that the ninety/seventy test will be met, thus, the substantially all requirement should clearly be met.

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 10


Requisite to all reorganizations under Section 368(a)(1) are (1) valid business purpose; (2) a continuity of the business enterprise under the modified corporate form; and (3) a continuity of interest in the corporation surviving the merger on the part of those persons who directly or indirectly were the owners of the merged corporation prior to the reorganization, Regulation Section 1.368-1(b). The term "reorganization" does not embrace the mere purchase by one corporation of the properties of another, Regulation Section 1.368-2(a). These regulations reflect well-developed judicial interpretation of the statutory definition of a reorganization, the purpose of which is to exclude from the scope of the reorganization provisions those transactions that are in fact sales.

Continuity of business enterprise requires that the transferee corporation either continue the transferor corporation's historic business or use a significant portion of the transferor corporation's historic business assets, Regulation Section 1.368-1(d)(2). This will be satisfied in this transaction as per representation "h" above.

The regulations under Section 368(a) do not establish the amount of qualifying consideration necessary to satisfy the continuity of shareholder interest requirement. However, the Service has promulgated a definite test as to the requirement for purposes of obtaining a private letter ruling. Under Revenue Procedure 77-37, 1977-2 C.B. 568, the continuity of interest requirement of Regulation section 1.368-1(b) is satisfied if:

[T]here is continuing interest through stock ownership in the acquiring or transferee corporation.... on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange, stock of the acquiring of transferor corporation... which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation... which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation.

The 50 percent definitive test of this revenue procedure does not as a matter of law establish the amount of qualifying consideration necessary to meet the continuity of interest requirement of Regulation Section 1.368-1(b). In other words, the continuation of a capital stock ownership in the acquiring corporation equal to less that 50 percent of the value of the stock of the acquired corporation does not itself mark a discontinuity of interest. The Supreme Court in John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935),

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 11


36-1 U.S.T.C. para 9019, held that there was a reorganization even though the shareholders of the acquired corporation received less than half of their total consideration in the form of stock of the acquiring corporation and received nonvoting preferred stock. It is only necessary that the shareholders continue to have a definite and substantial equity interest in the assets of the acquiring corporation, Revenue Ruling 61-156, 1961-2 C.B. 62. This requirement should be met in this transaction as per representation "b" above.

In addition to the foregoing, it has been represented as a fact that this transaction is being undertaken for a bona fide corporate business reason, thus satisfying the first requirement stated above.

The merger of Interim with and into Georgia Bank will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368
(a)(2)(E) provided that (1) the merger of Interim with and into Georgia Bank qualified as a statutory merger under the applicable federal and state laws and is undertaken for a valid business purpose as stated in the above facts; (2) after the transaction Georgia Bank continues its historic business; and (3) Georgia Bank shareholders exchange for Synovus voting common stock an amount of the Georgia Bank stock meeting the continuity of shareholder interest test. Synovus, Interim and Georgia Bank will each be "a party to a reorganization" within the meaning of Section 368(b). As discussed above, each of the foregoing will be complied with in this transaction.

Federal income tax consequences to exchanging shareholders

Section 354(a)(1) provides that no gain or loss will be recognized if stock of a corporation which is a party to a reorganization is, pursuant to the plan or reorganization, exchanged solely for stock of such corporation or of another corporation which is a party to the reorganization. Section 356(a)(1) in relevant part provides that if money or other property is received in an exchange to which section 354 would otherwise apply, then gain, if any, to the recipient will be recognized to the extent of the sum of the money and fair market value of the property received. If the exchange has the effect of the distribution of a dividend, then the amount of gain recognized that is not in excess of each distributee shareholder's ratable share of the undistributed earnings and profits of the acquired corporation will be treated as a dividend,
Section 356(a)(2). No loss will be recognized on the exchange, Section 356(c).
Section 358 provides that, generally, shareholders are entitled to a carryover basis for stock received in a reorganization transaction qualifying under
Section 354 or 356.

The Georgia Bank common shareholders who receive solely Synovus common stock in exchange for their Georgia Bank common stock will not recognize any gain or loss

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 12


pursuant to Section 354(a)(1). The tax basis which these Georgia Bank common shareholders will have in their newly received Synovus common stock will be the same as their tax basis in the Georgia Bank common stock immediately prior to the merger under Section 358(a).

If the property received in an exchange (i.e., Synovus common stock) has the same (i.e., carryover) basis as the property given up, then Section 1223(1) applies to determine the holding period for the property received. Section 1223(1) provides that the period during which the taxpayer held the property surrendered in the exchange is added to the period he or she holds the property received in the exchange in order to determine the holding period of the property received.

This tacking of the previous holding period applies only if the property exchanged (i.e., Georgia Bank common stock) was a capital asset in the taxpayer's hands at the time of the exchange, Section 1223(1). The status of the property as a capital asset is determined under Section 1221, which defines "capital asset" as any property of a taxpayer other than property within specified classifications. As a general rule, stock of a corporation would be treated as a capital asset under this section. Provided that his or her Georgia Bank common stock is a capital asset, then each Georgia Bank shareholder will be able to include his or her respective ownership period of the Georgia Bank common stock in determining the holding period of the Synovus common stock received in the proposed transaction.

Poison Pill Rights

The shares of Synovus common stock to be issued to the Georgia Bank shareholders entitle such shareholders to receive the poison pill rights which will become excercisable upon the happening of future events as described above. An issue with respect to the poison pill rights is whether the rights should be considered separable from the Synovus common stock and therefore "other property" within the meaning of Section 356(a) or rather as an attribute of the Synovus common stock, that is, a right to a future dividend inseparable from the other rights inherent in the stock and not personal to the shareholders.

Presently, the Service has not published any direct authoritative position regarding the treatment of poison pill rights in the context of a corporate reorganization that can be cited as precedent. Nor are there any judicial opinions specifically addressing poison pill rights in the context of a corporate reorganization.

The only available guidance consists of Private Letter Rulings ("PLRs") that address the shareholder tax consequences upon the receipt of capital stock incorporating a poison pill

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 13


rights plan in the context of a corporate reorganization. Under Section 6110(j)(3), PLRs may not be used or cited as precedent. If the Service issues further authority, such authority could be prospective only in accordance with the provisions of Section 7805.

In PLR 8808081, the Service ruled that poison pill rights incorporated in the terms of capital stock issued in a corporate reorganization constituted "other property" within the meaning of Section 356(a). Accordingly, the filing held that the acquired corporation's shareholders recognized gain, to the extent of the fair market value of the poison pill rights, in the exchange for capital stock of the acquiring corporation.

Subsequently, however, the Service reversed its position and ruled in PLR 8925087, PLR 8925088, PLR 9040069, and PLR 9040042 (among others) that poison pill rights did not constitute other property within the meaning of Section 356(a).

Indirect support for the proposition that poison pill rights do not constitute "other property" can also be found in Revenue Ruling 90-11, 1990-1 C.B. 10. Although not in the context of a corporate reorganization, the Service concluded that the initial issuance of poison pill rights is not a distribution of property which would give rise to current tax to the shareholders. The terms of the poison pill plan described in the ruling are comparable to the terms of the Synovus plan. This ruling is a published ruling, and therefore may be cited as precedent. This published ruling indicates that the more recent private letter rulings cited immediately above reflect the current thinking of the Service, i.e., that poison pill rights do not constitute other property when associated with stock received in a corporate reorganization. Should the Service successfully maintain that the poison pill rights are other property, then gain, if any, realized by a Georgia Bank common shareholder receiving such rights would be recognized to the extent of the fair market value of such rights.

                                   CONCLUSION

Based on the foregoing, it is the opinion of KPMG that:

1. The merger of Interim with and into Georgia Bank, provided it is in accordance with Georgia state law, will be treated as a reorganization under
    Section 368(a)(1)(A) and Section 368(a)(2)(E), and that Synovus, Interim and Georgia Bank will each be a party to the reorganization as defined in
    Section 368(b).

2. No gain or loss will be recognized by the shareholders of Georgia Bank who receive solely shares of Synovus voting common stock for their Georgia Bank common stock upon consummation of the Merger. The basis of the Synovus shares received by such Georgia Bank shareholders (including any fractional share to which they may be


Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 14


    entitled) will be the same as the basis of the Georgia Bank common stock surrendered in the exchange. Provided that the Georgia Bank common stock was a capital asset in the shareholder's hands, the holding period of the Synovus common stock (including any fractional share to which they may be entitled) will include the holding period of the Georgia Bank stock.

3. The payment by Synovus of cash in lieu of fractional share interests in its common stock will, for federal income tax purposes, be treated as if Synovus actually issued the fractional share interests to the Georgia Bank common shareholders and then Synovus redeemed such fractional shares for cash. See Revenue Ruling 66-365, 1966-2 C.B. 116. Each affected Georgia Bank common shareholder should consult their own tax advisor for the tax effect to them of such redemption (i.e. exchange treatment or dividend).

4. Under Sections 357(a) and 361, no gain or loss will be recognized by Georgia Bank in exchange for solely shares of Synovus common stock. Under Section 361(c), Georgia Bank will not recognize any gain or loss upon the distribution of the Synovus common stock to its shareholders in pursuance of the plan of reorganization.

5. Based on the discussion above under Poison Pill Rights, it appears reasonable to conclude that the Synovus poison pill rights plan adopted on April 20, 1989, should be treated as an attribute of the Synovus common stock, a right that is inseparable from other rights inherent in the stock and does not constitute other property received by the Georgia Bank common shareholders in exchange for their Georgia Bank common stock. However, in view of the lack of precedent, there can be no assurance that the Service will agree with this conclusion. In the event the Service ultimately establishes that such poison pill rights constitute other property, then the Georgia Bank shareholders, who realize gain on the exchange of their shares for Synovus common stock, will recognize such gain to the extent of the value of the poison pill rights received.

6. No gain or loss will be recognized by Georgia Bank upon the transfer of its assets, subject to its liabilities (Section 357(a) and 361(a)).

7. The basis of the assets of Georgia Bank post transaction will be the same as the basis of such assets in the hands of Georgia Bank immediately prior to the Merger (Section 362(b)).

8. The tax attributes enumerated in Section 381(c), including any earnings and profits or a deficit of earnings and profits, will be taken into account by Synovus following the Merger.

Board of Directors
Synovus Financial Corp.
Georgia Bank and Trust
October 12, 1998
Page 15


9. Where a Georgia Bank shareholder elects to receive cash by exercising statutory dissenter's rights, such cash will be treated as having been received by the shareholder as a distribution in redemption of his or her Georgia Bank stock subject to the provisions and limitations of Section 302 of the Code.

We are furnishing this opinion to you solely in connection with Article V paragraph (A)(7) of the Merger Agreement. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

We consent to the use of our opinion included herein as Appendix D and to the reference to our firm under the heading of "Tax Opinion" in the prospectus of Synovus Financial Corp. and the proxy statement of Georgia Bank.



                                     PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

         Item 20.          Indemnification of Directors and Officers

         Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the Georgia Business Corporation Code for which he was adjudged liable on the basis that personal benefit was improperly received by him. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the Georgia Business Corporation Code a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the Georgia Business Corporation Code or that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of
Section 14-2-851 of the Georgia Business Corporation Code, failed to comply with
Section 14-2-853 of the Georgia Business Corporation Code or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that to the extent that a director has been successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection therewith.

         Section 14-2-857 of the Georgia Business Corporation Code provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, action of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the Georgia Business Corporation Code. Section 14-2-857 of the Georgia Business Corporation Code also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

         In accordance with Article VIII of the Company's Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of the Company shall be indemnified and held harmless by the Company from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefits plan), and reasonable expenses (including attorneys' fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of the Company; (b) because he or she or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii), with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

         Pursuant to Article VIII of the Bylaws of the Company, reasonable expenses incurred in any proceeding shall be paid by the Company in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

         The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and the Company has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

         The Company carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of the Company for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Item 21.          Exhibits and Financial Statement Schedules

         The following Exhibits are filed as part of this Registration
Statement:

Exhibit No.                Description

         2 Agreement and Plan of Merger is attached as Appendix "A" to the Proxy Statement/Prospectus included in this Registration Statement.

         4.1 Articles of Incorporation of Synovus Financial Corp., as amended, incorporated by reference to Exhibit 4(a) of Synovus Financial Corp.'s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 23, 1990 (File No. 33-35926).

         4.2 Bylaws, as amended, of Synovus Financial Corp., incorporated by reference to Exhibit 3.2 of Synovus Financial Corp.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 filed with the Securities and Exchange Commission on March 6, 1997.

         4.3 Form of Rights Agreement incorporated by reference to Exhibit 1 of Synovus Financial Corp.'s Registration Statement on Form 8-A dated May 3, 1989 filed with the Securities and Exchange Commission on May 3, 1989 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         5 Legal opinion of the Deputy General Counsel of Synovus regarding the legality of the Synovus Common Stock being issued in the Merger.

         8 Tax opinion of KPMG Peat Marwick LLP regarding the tax consequences of the Merger to shareholders of Georgia Bank & Trust Common Stock is attached as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

         23.1 The consent of KPMG Peat Marwick LLP re: Consolidated Financial Statements of Synovus Financial Corp. and Subsidiaries.

         23.2 The consent of Mauldin & Jenkins re: Financial Statements of Georgia Bank & Trust.

         23.3 The consent of KPMG Peat Marwick LLP regarding its tax opinion filed as Appendix "D" to the Proxy Statement/Prospectus included in this Registration Statement.

         23.4 The consent of the Deputy General Counsel of Synovus is contained in her opinion filed as Exhibit 5 to the Registration Statement.

         23.5 The consent of Stevens & Company regarding its opinion as to the fairness of the consideration to be received by Georgia Bank & Trust shareholders.

         24 Powers of Attorney contained on the signature pages of the Registration Statement.

         99.1     Form of Proxy

         99.2 Opinion of Stevens & Company as to the fairness of the consideration to be received by Georgia Bank & Trust's shareholders is attached as Exhibit "C" to the Proxy/Statement prospectus included in the Registration Statement.

         The Registrant agrees to provide to the Commission, upon request, copies of instruments defining the rights of holders of long-term debt of the Registrant.

         Item 22.  Undertakings.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on the 13th day of October, 1998.

                                   SYNOVUS FINANCIAL CORP.
                                   (Registrant)

                                   By:/s/James H. Blanchard
                                   James H. Blanchard,
                                   Chairman of the Board and
                                   Principal Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James H. Blanchard, James D. Yancey and Stephen L. Burts, Jr., and each of them, his or her true and lawful attorney(s)-in-fact and agent(s), with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney(s)-in-fact and agent(s) full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney(s)-in-fact and agent(s), or their substitute(s), may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/William B. Turner                                   Date: October 13, 1998
------------------------------------------
William B. Turner,
Director and Chairman of
the Executive Committee


/s/James H. Blanchard                                  Date: October 13, 1998
------------------------------------------
James H. Blanchard,
Chairman of the Board and
Principal Executive Officer


/s/John T. Oliver                                      Date: October 13, 1998
-------------------------------------------
John T. Oliver, Jr.,
Director and Vice Chairman
of the Executive Committee


/s/James D. Yancey                                     Date: October 13, 1998
------------------------------------------
James D. Yancey,
President and Director


/s/Richard E. Anthony                                  Date: October 13, 1998
-------------------------------------------
Richard E. Anthony,
Vice Chairman of the Board


/s/Walter M. Deriso, Jr.                               Date: October 13, 1998
---------------------------------------------
Walter M. Deriso, Jr.,
Vice Chairman of the Board


/s/Stephen L. Burts, Jr.                               Date: October 13, 1998
--------------------------------------------
Stephen L. Burts, Jr.,
Vice Chairman of the Board


/s/Thomas J. Prescott                                  Date: October 13, 1998
--------------------------------------------
Thomas J. Prescott,
Executive Vice President, Treasurer,
Principal Accounting and Financial Officer


/s/Joe E. Beverly                                      Date: October 13, 1998
--------------------------------------------
Joe E. Beverly,
Director


/s/Richard Y. Bradley                                  Date: October 13, 1998
--------------------------------------------
Richard Y. Bradley,
Director


/s/C. Edward Floyd                                     Date: October 13, 1998
--------------------------------------------
C. Edward Floyd,
Director


/s/Gardiner W. Garrard                                 Date: October 13, 1998
--------------------------------------------
Gardiner W. Garrard, Jr.,
Director


/s/Nathaniel Hansford                                  Date: October 13, 1998
--------------------------------------------
V. Nathaniel Hansford,
Director


/s/John P. Illges, III                                 Date: October 13, 1998
-----------------------------------------------
John P. Illges, III,
Director


/s/Mason H, Lampton                                    Date: October 13, 1998
---------------------------------------------
Mason H. Lampton,
Director


----------------------------------------------         Date:
Elizabeth C. Ogie,
Director


/s/H. Lynn Page                                        Date: October 13, 1998
----------------------------------------------
H. Lynn Page,
Director


/s/Robert V. Royall, Jr.                               Date: October 13, 1998
--------------------------------------------
Robert V. Royall, Jr.,
Director


/s/Melvin T. Stith
----------------------------------------------         Date: October 13, 1998
Melvin T. Stith,
Director